As filed with the Securities and Exchange Commission on October 25, 2013

No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PROSPECT GLOBAL RESOURCES INC.

(Exact name of registrant as specified in its charter)

Nevada	1520	26-3024783
(State or other jurisdiction of incorporation	(Primary Standard Industrial	(I.R.S. Employer Identification Number)
or organization)	Classification Code Number)

1401 17th Street, Suite 1550

Denver, Colorado 80202

(303) 990-8444

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Damon G. Barber

President and Chief Executive Officer

Prospect Global Resources Inc.

1401 17th Street, Suite 1550

Denver, Colorado 80202

(303) 990-8444

DBarber@ProspectGRI.com

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Jeffrey M. Knetsch
Brownstein Hyatt Farber Schreck, LLP
410 Seventeenth Street, Suite 2200
Denver, Colorado 80202
(303) 223-1100
Fax: (303) 223-1111

Email: jknetsch@bhfs.com

Approximate date of commencement of proposed sale to the public:  From time to time after the effectiveness of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share or warrant (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee
Common Stock	916,668	$3.05	$2,795,837	$360.10
Series A Warrants	1,354,027	$4.05	$5,483,810	706.32
Series B Warrants	916,668	$4.05	$3,712,506	478.17
Total	3,187,363		$11,992,153	$1,544.59

(1)        Estimated solely for the purpose of determining the registration fee pursuant to Rule 457 promulgated under the Securities Act of 1933, as amended.

Pursuant to Rule 429 under the Securities Act of 1933 the prospectus contained in this Registration Statement also relates to shares registered in the Registrant’s registration statement on Form S-1 (File No. 333-180492).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

PROSPECTUS

Subject to completion, dated October 25, 2013.

PROSPECT GLOBAL RESOURCES INC.

8,285,480 Shares of Common Stock

Series A Warrants to Purchase 4,853,346 Shares of Common Stock

Series B Warrants to Purchase 916,668 Shares of Common Stock and

916,668 Series A Warrants

We are offering (a) 3,936,678 shares of our common stock to the holders of our outstanding Series A Warrants, (b) 916,668 shares of our common stock together with Series A Warrants to purchase 916,668 additional shares of our common stock to the holders of our outstanding Series B Warrants, and (c) 916,688 shares of common issuable upon exercise of the Series A Warrants issued upon exercise of the Series B Warrants (the shares of common stock described in clauses (a) through (c) are referred to herein as the Warrant Shares).  The exercise price of each Series A Warrant and Series B Warrant is $4.05.

In addition, this prospectus relates to the resale of 916,668 shares of common stock, 1,897,817 Series A Warrants and 916,668 Series B Warrants that may be offered by the holders thereof who are set forth under “Plan of Distribution.”

An investment in our securities involves serious risks, including the risk that we are unable to raise sufficient capital to continue funding our operations, service our debt and complete the development of our Holbrook potash project and continue our listing on The Nasdaq Capital Market. You should read carefully the ‘‘Risk Factors’’ beginning on page 4 of this prospectus. For a description of the Series A Warrants and Series B Warrants see ‘‘Description of Securities—Description of Series A and Series B Warrants” beginning on page 47 of this prospectus.

Our common stock is traded on The Nasdaq Capital Market under the symbol ‘‘PGRX.’’ On October 24, 2013, the last reported sale price of our common stock was $2.96 per share. We do not intend to list the Series A Warrants or the Series B Warrants on any national securities exchange.

Our principal offices are located at 1401 17th Street, Suite 1550, Denver CO 80202 and our telephone number is 303-990-8444.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                          , 2013

ABOUT THIS PROSPECTUS

We are responsible for the information contained in this prospectus. Neither we, nor any underwriter, have authorized anyone to provide information different from that contained in this prospectus.

The information contained in this prospectus is accurate only as of its date, regardless of the time of delivery of this prospectus or any sale of securities.

This prospectus is not an offer to sell or solicitation of an offer to buy securities in any circumstances under which or jurisdiction in which the offer or solicitation is unlawful.

All common stock share amounts in this prospectus have been adjusted for the 50:1 reverse stock split that occurred on September 4, 2013 unless otherwise noted.

In this Prospectus, unless the context otherwise requires:

(a)                                 all references to “Prospect” or “Prospect Global” refer to Prospect Global Resources Inc. f/k/a Triangle Castings, Inc., a Nevada corporation  incorporated on July 22, 2008.

(b)                                 all references to “old Prospect Global” refer to our wholly owned subsidiary Prospect Global Resources Inc., a Delaware corporation.

(c)                                  all references to “we,” “us,” “our” and “the Company” refer collectively to Prospect and its subsidiaries old Prospect Global, American West Potash LLC or “AWP” and Apache County Land and Ranch, LLC or “Apache”.

(d)                                 all references to “Triangle” refer to Prospect Global prior to the merger, at which time its name was Triangle Castings, Inc.

(e)                                  all references to “Karlsson” or “The Karlsson Group” refer to the independent third party that owned the 50% of AWP that we did not own prior to our acquisition of The Karlsson Group’s interest on August 1, 2012 and all references to “The Karlsson Group Acquisition” refer to the August 1, 2012 acquisition.

(f)                                   all references to “2013” mean the fiscal year ended March 31, 2013, “2012” to the fiscal year ended March 31, 2012 and “2011” to the fiscal year ended March 31, 2011.

FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning our plans, estimates, goals, strategies, intent, assumptions, beliefs or current expectations and can be identified by the use of terms and phrases such as “seek,” “is expected,” “budget,” “believe,” “plan,” “intend,” “anticipate,” “target,” “estimate,” “expect,” and the like, and/or future tense or conditional construction (“will,” “may,” “could,” “should,” etc.) and the negative forms of any of these words and other similar expressions.

The forward-looking statements are based on estimates and assumptions that we have made in light of our experience and perception of historical trends. In making the forward-looking statements in this prospectus, we have made many assumptions including, but not limited to, assumptions relating to: future demand for and supply of potash; our plan to capitalize on potash demand; our plan to convert our mineral resources into mineral reserves; the environmental and permitting process, preliminary mine design and anticipated completion of a definitive feasibility study; our plan of exploration; the economic and legal viability of a potash mine in the Holbrook Basin; future sales of state leases and permits; our ability to raise capital; funding the approximately $149.4 million we owe to The Karlsson Group as of September 30, 2013, which amount will increase as interest is accrued and potential tax gross-up payments are incurred; funding the approximately $7.2 million we owe to affiliates of Apollo Global Management, LLC; our ability to further implement our business plan and generate revenue; our ability to satisfy the requirements and successfully execute on the commercial arrangement set forth in the potash supply agreement we have entered into with Sichuan Chemical Industry Holding (Group) Co., Ltd.; our anticipation of investing considerable amounts of capital to establish production from our mining project in the Holbrook Basin in Arizona; our anticipation of our ability to identify mineral reserves that are capable of providing an acceptable return for investors that is commensurate with the inherent risks of a mining project; anticipated capital and operating costs; impact of the adoption of new accounting standards and our financial and accounting systems and analysis programs; compliance with and impact of laws and regulations; impact of litigation and other legal proceedings; and effectiveness of our internal control over financial reporting.

Forward-looking statements are inherently subject to known and unknown business, economic and other risks and uncertainties that may cause actual results to be materially different from those expressed or implied by our forward-looking statements, including without limitation risks related to:

•                  our history of operating losses and expectation of future losses;

•                  our ability to develop a mine that is able to commercially produce potash;

•                  our ability to obtain sufficient additional capital to satisfy our significant funding requirements;

•                  our ability to pay the amounts due on our indebtedness to The Karlsson Group, Inc. and affiliates of Apollo Global Management, LLC;

•                  our ability to obtain all necessary permits and other approvals;

•                  our ability to complete a definitive feasibility study and achieve our estimated timetables for production at the Holbrook Basin;

•                  the accuracy of our mineral resource estimates;

•                  our ability to attract and retain key personnel;

•                  competition in the mining industry;

•                  acquiring additional properties, such as difficulties in integrating acquired properties into our business;

•                  our potash supply agreement with Sichuan Chemical;

•                  the exploration, development and operation of a mine or mine property;

•                  title defects on our mineral properties and our ability to obtain additional property rights;

•                  our technical report, preliminary economic assessment and interim engineering study being prepared in accordance with foreign standards that differ from the standards generally permitted in reports filed with the SEC;

•                  governmental policies and regulation affecting the agricultural industry;

•                  increased costs and restrictions on operations due to compliance with environmental legislation and other governmental regulations;

•                  the global supply of, and demand for, potash and potash products;

•                  the cyclicality of the crop nutrient markets; and

•                  global economic conditions.

This list is not exhaustive of the factors that may affect any of our forward-looking statements. Investors are urged to carefully review and consider the various risks and uncertainties and other factors referred to under the heading “Risk Factors” beginning on page 4 of this prospectus. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected. In addition, although we have attempted to identify important risk factors that could cause actual achievements, events or conditions to differ materially from those identified in the forward looking statements, there may be other factors we have not considered, or that we currently deem to be immaterial, that cause achievements, events or conditions not to be as anticipated, estimated or intended.

These forward-looking statements are based on the beliefs, expectation and opinions of management on the date the statements are made. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date made, other than as may be required by applicable law or regulation. For the reasons set out above, investors should not place undue reliance on forward-looking statements.

CAUTIONARY NOTE TO INVESTORS REGARDING MINERAL DISCLOSURES

We commissioned a technical report in accordance with the Canadian Securities Administrator’s National Instrument 43-101 “Standards of Disclosure for Mineral Projects,” commonly known as NI 43-101, as well as a preliminary economic assessment, or PEA, an interim engineering study and a pre-feasibility study. The Canadian standards are different from the standards generally permitted in reports filed with the SEC. In accordance with NI 43-101, we historically have reported measured, indicated and inferred resources, measurements which are recognized terms under NI 43-101 but are not recognized by the SEC and are generally not permitted in filings made with the SEC. The term “resource” does not equate to the term “reserve.” Under U.S. standards, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted. Investors are cautioned not to assume that any part of our resources will ever be converted into economically mineable reserves. In addition, the estimation of inferred resources involves far greater uncertainty as to their existence and economic viability than the estimation of other categories of resources. The SEC’s disclosure standards normally do not permit the inclusion of information concerning “inferred resources” or other descriptions of the amount of mineralization in mineral deposits that do not constitute “reserves” by U.S. standards in documents filed with the SEC subject to certain exceptions. The PEA, interim engineering study and pre-feasibility study contain estimates based on our measured, indicated and inferred resources. However, in accordance with both U.S. standards and NI 43-101, estimates of inferred mineral resources cannot form the basis of a feasibility study. We provided the disclosure of resources to provide a means of comparing our projects to those of other companies in the mining industry, many of which are Canadian and report pursuant to NI 43-101. Accordingly, our previously disclosed descriptions of our mineral deposits may not be comparable to similar information made public by other U.S. domestic companies subject to reporting and disclosure requirements under the U.S. federal securities laws and the rules and regulations thereunder. Further, investors should be aware that the issuer has no “reserves” as defined by SEC Industry Guide 7 and are cautioned not to assume that any part or all of the estimated mineral resources will ever be confirmed or converted into SEC Industry Guide 7 compliant “reserves.”

Our Current Report on Form 8-K filed on October 18, 2012 refers to our interim engineering study as a “cost feasibility study.” It is important to note that the interim engineering study is not a preliminary feasibility study or a final definitive or “bankable” feasibility study within the meaning of SEC Industry Guide 7 or NI 43-101. Among other things, the interim engineering study is a preliminary interim study that contains estimates based on inferred resources. As noted above, in accordance with both U.S. standards and NI 43-101, estimates of inferred resources cannot form the basis of a feasibility study. Investors are cautioned not to assume the interim engineering report constitutes a bankable feasibility study. As is common for natural resources development projects, through our ongoing engineering work and analysis, we are continually evaluating multiple methods to increase stockholder value while decreasing development and operating risks through alternative development scenarios. These ongoing efforts could lead to (i) changes in capital expenditures required to build the mine, (ii) projected production levels, (iii) operating costs and (iv) mine life. We will announce any significant changes to our business plan resulting from our ongoing optimization analyses and will continue to make such evaluations.

RISK FACTORS

Investing in our securities involves significant risks, including the potential loss of all or part of your investment. These risks could materially affect our business, financial condition and results of operations and cause a decline in the market price of our shares. You should carefully consider all of the risks described in this prospectus, in addition to the other information contained in this prospectus, before you make an investment in our shares. Unless otherwise indicated, references to us, Prospect or Prospect Global include our operating subsidiaries old Prospect Global, AWP and Apache.

Risks Related to Our Financial Condition and Business

We have significant short-term and immediate capital needs as well as significant capital needs over the next few years. Our substantial indebtedness could adversely affect our financial condition and ability to raise additional capital.  Failure to secure this capital when needed or on terms that are acceptable to us has raised substantial doubt about the Company’s ability to continue as a going concern.  We have a $1.2 million payment on our senior indebtedness due on November 15, 2013 that we are currently unable to pay.

As of the date of this prospectus, we have approximately $1.0 million available for general corporate purposes.  We have a $1.2 million payment due to The Karlsson Group on November 15, 2013.  We are trying to raise additional money to make this payment and avoid defaulting on our debt with The Karlsson Group.  In addition to the November payment, we have a $1.2 million payment due to The Karlsson Group on February 10, 2014.

Our debt to The Karlsson Group, including principal, accrued interest and compensation for tax matters, totaled approximately $145.4 million at September 30, 2013 and is secured by substantially all our assets.  A default on The Karlsson Group debt would make the entire amount immediately due and payable and also cause a cross-default on our $7.2 million of debt with Apollo. If we are unable to raise sufficient funds or receive a waiver for such payment from The Karlsson Group before November 15, 2013, we anticipate that we would voluntarily file for bankruptcy protection rather than permit The Karlsson Group to initiate foreclosure proceedings.

If we are able to avoid defaulting on our debt, we will continue our capital raising and debt restructuring efforts. Future work on our project will require significant capital and will require the issuance of additional debt and/or equity securities.  These requirements and the potential lack of available funding raise substantial doubt as to the Company’s ability to continue as a going concern.  The consolidated financial statements reflect the Company as a going concern.

Our current cash situation has slowed the development of our Holbrook Project. We need significant amounts of cash to further develop the Holbrook Project. There can be no assurance that we will be able to obtain these funds on terms acceptable to us, or at all. In addition, there can be no assurance that our cash needs will not increase significantly in connection with the additional engineering studies required to complete a definitive feasibility study. Failure to raise the capital required for further development of the Holbrook Project will result in the delay or indefinite postponement of further development work and the potential loss of our interests in the Holbrook Project.

As of September 30, 2013, we had total indebtedness of $152.6 million, including the $17.6 million of tax compensation due under the Karlsson Note. $151.4 million of this indebtedness is due on the earlier of July 1, 2015 or 12 months from the completion of a definitive feasibility study.  This amount will continue to increase between now and maturity with the accumulation of additional interest expense. This substantial indebtedness will make raising new capital more difficult for us. If we are unable to raise sufficient funds or receive a waiver for such payment from The Karlsson Group before this indebtedness is due, we anticipate that we would voluntarily file for bankruptcy protection rather than permit The Karlsson Group to initiate foreclosure proceedings.

Our senior debt with The Karlsson Group contains significant covenants and development milestones that could cause us to default on the debt or make raising additional capital difficult.

Under the terms of our debt with The Karlsson Group, we are required to achieve the following development milestones: (i) complete total depth on at least eight wells on or before November 1, 2013 (this first milestone has already been met), (ii) deliver a completed and updated final NI 43-101 resource report on or before February 1, 2014, (iii) deliver completed metallurgical and rock mechanic test work results that will be used to complete the mine and processing plant designs for the definitive feasibility study on or before June 1, 2014 and (iv) deliver a completed and published definitive feasibility study on or before December 31, 2014.

We do not have sufficient capital to meet all of the development milestones. The Karlsson Note also contains many other covenants that we must adhere to. A failure to meet any of the development milestones or a breach of any of these covenants constitutes a default and The Karlsson Group would be entitled to foreclose on all of our assets. If we are unable to raise sufficient funds or receive a waiver for any breach from The Karlsson Group before any potential default, we anticipate that we would voluntarily file for bankruptcy protection rather than permit The Karlsson Group to initiate foreclosure proceedings. These debt restrictions make raising capital to fund our operations more difficult.

Although we have negotiated waivers and extensions under our debt agreements allowing us to avoid defaults, we may not be able to secure future waivers or extensions.

We have successfully negotiated  multiple extensions, amendments and waiver with The Karlsson Group and Apollo since March 2013 in order to avoid a default and bankruptcy. We can provide no assurance that we will be able to negotiate extensions, amendments or waivers in the future that will allow us to avoid defaults.

The substantial majority of our outstanding warrants contain full ratchet anti-dilution protection and have an exercise price higher than the trading price of our common stock as of the date of this prospectus, which makes it highly likely that issuances of our securities, at least in the short term, will trigger these highly dilutive provisions.

We have issued warrants to purchase an aggregate of approximately 6.2 million shares of our common stock, approximately 5.2 million of which have full-ratchet anti-dilution protection. Under the warrants with full ratchet anti-dilution protection, any issuances of common stock (or securities exercisable or convertible into common stock) at a price below the exercise price of the warrants results in a reduction in the exercise price of the warrants to the new issuance price and a corresponding increase in the number of warrants issued.  For example, if an investor held 300 warrants with an exercise price of $4.00 and we issued new shares of common stock at $3.00 per share, the strike price on the warrants would be reduced to $3.00 and the investor would receive an additional 100 warrants with a $3.00 exercise price.  The current exercise price of the warrants containing full ratchet anti-dilution protection is $4.05, which is above the recent trading price of our common stock as of the date of this prospectus.  We require significant additional capital to continue development of the Holbrook facility which, based on the trading price of our common stock as of the date of this prospectus, will most likely trigger these anti-dilution provisions if the trading price of our common stock remains below $4.05.

A claim for rescission of a $10.0 million investment in our November, 2012 public offering could require that we raise additional capital.

We have received correspondence from a stockholder who purchased $10.0 million of shares in our November 2012 public offering asserting a right to rescind the purchase based on violation of securities laws in connection with that offering. While we believe the claim is without merit and no litigation has been commenced, the costs of defending the claim and paying any judgment resulting from the litigation could require that we raise additional capital. There can be no assurance that other investors will not bring claims against us based on federal or state securities laws alleging that our prior offerings or our filings under the Exchange Act contain defective disclosure or that our insurance carrier will provide coverage for any claims if alleged. Further, even if coverage is available, we would be liable for our retention under our policy and it is possible that any liability we ultimately incur could exceed our coverage limits. Even if we are successful in defending any such claims, securities litigation is distracting to our management, may cause harm to our reputation and could adversely affect our stock price and our ability to raise capital in the future.

We have no current revenue source and a history of operating losses, and we expect to generate operating losses for the foreseeable future. We may not achieve profitability for some time, if at all.

We have incurred losses each year since our inception. We expect to continue incurring operating losses until several months after production occurs, if ever. As of June 30, 2013, our accumulated losses were $130.0 million, which included derivative losses of $53.8 million that relate to the change in the fair value of the compound embedded derivatives of our convertible notes and warrants (see “Management’s Discussion and Analysis” included elsewhere in this prospectus). The process of exploring, developing and bringing into production a producing mine is time-consuming and requires significant up-front and ongoing capital. We have not defined or delineated any proven or probable reserves at any of our properties. The development of the Holbrook Project into a producing mine will require further studies that demonstrate the economic viability of the project, necessary permits obtained, production decisions to be made and the arrangement of financing for construction and development. Our engineering work to date has been based on estimates of mineral resources, which are not mineral reserves and do not have demonstrated economic viability. There can be no assurance that a DFS will be completed on schedule or at all or that the economic feasibility of the Holbrook Project will be confirmed by a DFS.  Few properties that are explored are ultimately developed into producing mines. We expect that we will continue to incur operating losses for the foreseeable future.

We have no history of commercially producing potash and there can be no assurance that we will ever make it to the production stage or profitably produce potash.

We have no history of commercially producing potash and no ongoing mining operations or revenue from mining operations. Many early stage mining companies never make it to the production stage. As a result, we are subject to all of the risks associated with establishing new mining operations and business enterprises, including:

•                  the timing and cost, which can be considerable, of the construction of mining and processing facilities and related infrastructure;

•                  the availability and cost of skilled labor and mining equipment;

•                  the need to obtain necessary environmental and other governmental approvals and permits, and the timing of those approvals and permits;

•                  the availability of funds to finance construction and development activities;

•                  potential opposition from non-governmental organizations, environmental groups or local groups which may delay or prevent development activities; and

•                  potential increases in construction and operating costs due to changes in the cost of fuel, power, labor, materials and supplies and foreign exchange rates.

We currently are working toward the completion of a DFS; however, there is no guarantee that such a study will be completed on schedule, or at all, or that a completed study will confirm the economic feasibility of the Holbrook Project.  Cost estimates may increase significantly as more detailed engineering work and studies are completed on a project. It is common in new mining operations to experience unexpected costs, problems and delays during development, construction and mine start-up. Accordingly, there are no assurances that our activities will result in profitable mining operations or that we will successfully establish mining operations or enter into commercial production. Our failure to enter successfully into commercial production would materially and adversely affect our business, prospects, financial condition and results of operations. In addition, there can be no assurance that our activities will produce natural resources in commercially viable quantities. There can be no assurance that sales of our natural resources production will ever generate sufficient revenues or that we will be able to sustain profitability in any future period.

Our potash supply agreement with Sichuan Chemical is subject to risks that may prevent us from realizing the benefit of the agreement or that may have a material adverse effect on our business, results of operations and financial condition.

Our agreement with Sichuan Chemical for its purchase of potash over a 10-year period may be terminated if the Holbrook Project has not achieved production by December 31, 2015. We will not achieve production by that date, and there can be no assurance that Sichuan Chemical will extend the December 31, 2015 deadline or that we will be able to commence production at all. In the event that Sichuan Chemical terminates its agreement with us, there is no guarantee that we will be able to enter into a similar agreement with another entity to purchase our potash and such an event could have a material adverse effect on our results of operations and financial condition.

In addition, the selling price of our potash to Sichuan Chemical is subject to factors beyond our control including the market price for potash in the People’s Republic of China. There can be no assurance that this selling price will be profitable to us and could have a material adverse effect on our results of operations and financial condition.

Furthermore, our agreement with Sichuan Chemical limits our ability to sell potash in the People’s Republic of China. This may make it more difficult for us to enter into supply agreements with other parties in the future, which could have a material adverse effect on our business, financial condition and results of operations.

Our ability to attract and retain qualified contractors and staff is critical to our success. The departure of key personnel or loss of key contractors could adversely affect our business and financial condition.

We are dependent on the services of key executives including Damon Barber, our president and chief executive officer, and several key contractors. The construction and operation of a mine and mill of the size we have planned for the Holbrook Project is expected to require hundreds of workers during the construction phase and once the mine is in production. We will require many of the same skill sets sought by other natural resource companies and we will be competing with these other natural resource companies in finding qualified contractors, consultants and staffing. Since many of these skills sets are highly specialized, the market for and availability of individuals possessing these skills will be impacted by the overall health of the natural resource sector. Due to our relatively small size, the loss of these persons or the inability to attract and retain additional highly skilled employees required for the development of our activities may have a material adverse effect on our business or future operations.

Title and other rights to our mineral properties cannot be guaranteed, and we may be at risk of loss of ownership of one or more of our properties.

We cannot guarantee that legal title to our properties or mineral interests will not be challenged and, if challenged, that we would be the prevailing party with respect to such challenge. Certain of the private leases and permits we have obtained are subject to uncertain title, or title which may, in the past, have not been assigned properly. We may not have, or may not be able to obtain, all necessary property rights to develop a property. Certain of our mineral properties are, or may be, subject to prior agreements, transfers or claims, and title may be affected by, among other things, undetected defects. We have not conducted surveys of all of the claims in which we hold a direct or indirect interest. Title insurance is generally not available for mineral properties and our ability to ensure that we have obtained secure claims to individual leases or permits may be constrained. A successful challenge to the precise area and location of these claims could result in us being unable to explore on our properties as permitted or being unable to enforce our rights with respect to our properties. This may result in us not being compensated for our prior expenditure relating to the property or may impact our ability to develop the Holbrook Project.

We do not currently have the right to mine our properties. We are pursuing permits for the right to mine our properties but we may ultimately be unable to secure these rights. Failure to secure these rights would have a material adverse effect on our business, financial condition or results of operation.

We commissioned a technical report and an updated report in accordance with NI 43-101, which differs from the standards generally permitted in reports filed with the SEC.

We have prepared a technical report and an updated report in accordance with NI 43-101, which differs from the standards generally permitted in reports filed with the SEC. Under the first resource estimate completed in 2011, we reported indicated and inferred resources and under the updated resource estimate completed in 2012, we reported measured, indicated and inferred resources, measurements which are generally not permitted in filings made with the SEC. The estimation of measured or indicated resources involves greater uncertainty as to their existence and economic feasibility than the estimation of proven and probable reserves. Investors should be aware that we have no “reserves” as defined by SEC Industry Guide 7 and much or all of the potential target mineral resources may never be confirmed or converted into SEC Industry Guide 7 compliant “reserves.” The PEA, Interim Report and PFS contain estimates based on our inferred resources. However, in accordance with both Canadian statutes and NI 43-101, estimates of inferred mineral resources cannot form the basis of a feasibility study. See “Cautionary Note to Investors Regarding Mineral Disclosures” elsewhere in this prospectus.

Risk Related to this Offering

We are currently exploring and will continue to explore additional equity financing alternatives which could result in significant future dilution.

We need to raise additional capital to satisfy the development milestones in our senior secured debt and to fund our operations, and we are currently exploring alternatives that could involve issuing additional equity on terms substantially less favorable to us than the terms of previous offerings. To such extent, you will experience significant dilution.

Risks Related to the Mining Industry

Potash is a commodity whose selling price is highly dependent on and fluctuates with the business and economic conditions and governmental policies affecting the agricultural industry. These factors are outside of our control and may significantly affect our profitability.

Our future revenues, operating results, profitability and rate of growth will depend primarily upon business and economic conditions and governmental policies affecting the agricultural industry, which we cannot control. The agricultural products business can be affected by a number of factors. The most important of these factors, for U.S. markets, are:

•                  weather patterns and field conditions (particularly during periods of traditionally high crop nutrients consumption);

•                  quantities of crop nutrients imported to and exported from North America;

•                  current and projected grain inventories and prices, both of which are heavily influenced by U.S. exports and world-wide grain markets; and

•                  U.S. governmental policies, including farm and bio-fuel policies and subsidies, which may directly or indirectly influence the number of acres planted, the level of grain inventories, the mix of crops planted or crop prices.

International market conditions, which are also outside of our control, may also significantly influence our future operating results. The international market for crop nutrients is influenced by such factors as the relative value of the U.S. dollar and its impact upon the cost of importing crop nutrients, foreign agricultural policies, the existence of, or changes in, import barriers, or foreign currency fluctuations in certain foreign markets, changes in the hard currency demands of certain countries and other regulatory policies of foreign governments, as well as the laws and policies of the United States affecting foreign trade and investment.

In addition, as noted above, our agreement with Sichuan Chemical for the sale of potash is valued based on factors beyond our control including the then market price for potash in the People’s Republic of China. If that market price would be materially lower than current prices, it could have a material adverse effect on our results and operations and financial condition.

Government regulation may adversely affect our business and results of operations.

Our operations and exploration and development activities are subject to extensive federal, state and local government laws and regulations, which may be changed from time to time. These laws and regulations primarily govern matters relating to:

•                  protection of human health and the environment;

•                  handling, storage, transportation and disposal of natural resources, including potash, or its by-products and other substances and materials produced or used in connection with mining operations;

•                  handling, processing, storage, transportation and disposal of hazardous materials;

•                  management of tailings and other waste generated by our operations;

•                  price controls;

•                  taxation and mining royalties;

•                  labor standards and occupational health and safety, including mine safety; and

•                  historic and cultural preservation.

We may incur substantial additional costs to comply with environmental, health and safety law requirements related to these activities. Failure to comply with applicable laws and regulations may result in civil or criminal fines or penalties or enforcement actions, including orders issued by regulatory or judicial authorities enjoining, curtailing or closing operations or requiring corrective measures, the installation of additional equipment or remedial actions, any of which could result in us incurring significant expenditures. We may also be required to compensate private parties suffering loss or damage by reason of a breach of such laws or regulations. It is also possible that future laws and regulations, or a more stringent enforcement of current laws and regulations by governmental authorities, could cause additional expense, capital expenditures, restrictions on or suspensions of our operations and delays in the exploration or development of our properties.

Our activities are subject to environmental laws and regulations that may increase our costs of doing business and restrict our operations.

All of the Company’s exploration and development and potential production activities are subject to regulation by governmental agencies under various environmental laws. Under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, or CERCLA, we could be held jointly and severally responsible for the removal or remediation of any hazardous substance contamination at future facilities, at neighboring properties to which such contamination may have migrated and at third-party waste disposal sites to which we have sent waste. We could also be held liable for natural resource damages. Liabilities under these and other environmental health and safety laws involve inherent uncertainties. Violations of environmental, health and safety laws are subject to civil, and, in some cases, criminal sanctions. As a result of liabilities under and violations of environmental, health and safety laws and related uncertainties, we may incur unexpected interruptions to operations, fines, penalties or other reductions in income, third-party claims for property damage or personal injury or remedial or other costs that may negatively impact our financial condition and operating results. Finally, we may discover currently unknown environmental problems or conditions that have been caused by previous owners or operators or that may have occurred naturally. The discovery of currently unknown environmental problems may subject us to material capital expenditures or liabilities in the future.

Environmental legislation in the United States is evolving and the trend has been toward stricter standards of enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and increasing responsibly for companies and their officers, directors and employees. There can be no assurance that future changes in environmental laws and regulations will not adversely affect our business.

In addition, portions of the area for the Holbrook Project border, or are within, the expanded boundaries of the Petrified Forest National Park. The National Park Service recently acquired certain surface rights in this expansion area that are included in the Holbrook Project. We hold the mineral rights for some of this land and we will need to work closely with both the State of Arizona and park officials regarding those portions of the Project. This coordination could potentially delay the issuance of necessary permits, or lead to the imposition of restrictions to some of our operations that could adversely affect the viability of portions of the Holbrook Project. It could also lead to the denials of, approvals and permits necessary to develop portions of the Holbrook Project. Furthermore the expansion of the Petrified Forest National Park could limit our ability to acquire additional mineral rights, and additional acquisitions of lands or interests in land by the National Park Service could lead to further overlap with our current holdings.

Continued government and public emphasis on environmental issues can be expected to result in increased future investments in environmental controls at ongoing operations, which may lead to increased expenses. Permit renewals and compliance with present and future environmental laws and regulations applicable to our operations may require substantial capital expenditures and may have a material adverse effect on our business, financial condition and operating results.

Our current and anticipated future operations are dependent on receiving the required permits and approvals from governmental authorities. Denial or delay by a government agency in issuing any of our permits and approvals, imposition of restrictive conditions on us with respect to these permits and approvals or a failure to comply with the terms of any such permits that we have obtained may have a material effect on our business and operations.

We must obtain numerous environmental, mining and other permits and approvals from various United States federal, state and local government authorities authorizing our future operations, including further exploration and development activities and commencement of production on our properties. There can be no assurance that all permits that we require for the construction of mining facilities and to conduct mining operations will be obtainable on reasonable terms, or at all. A decision by a government agency to delay or deny a permit or approval, or a failure to comply with the terms of any such permits or approval that we have obtained, may delay the completion of a DFS on the Holbrook Project or may interfere with our planned development of this property and have a material adverse effect on our business, financial condition or results of operations.

Our properties may not yield resources in commercially viable quantities or revenues that are sufficient to cover our cost of operations.

Resource figures presented in our filings with the SEC, press releases and other public statements that may be made from time to time are based upon estimates made by independent technical experts. These estimates are imprecise and depend upon geologic interpretation and statistical inferences drawn from drilling and sampling analysis, which may prove to be unreliable. Even the use of geological data and other technologies and the study of producing mines in the same area will not enable us to know conclusively prior to mining whether resources will be present or, if present, whether in the quantities and grades expected. There can be no assurance that our estimates will be accurate or that any of our properties will yield resources in sufficient grades or quantities to recover our mining and development costs.

Because we have not commenced commercial production at any of our properties, resource estimates for our properties may require adjustments or downward revisions based upon further exploration or development work or actual production experience. There can be no assurance that recovery of minerals in small scale tests will be duplicated in large scale tests under on-site conditions or in production scale.

The resource estimates contained in our public filings have been determined and valued based on assumed future prices, cut-off grades, recovery rates, extraction rates and operating costs that may prove to be inaccurate. Extended declines in market prices for potash may render portions of our mineralization and resource estimates uneconomic and result in reduced reported mineralization or adversely affect the commercial viability of one or more of our properties. Any material reductions in estimates of mineralization, or of our ability to extract this mineralization, could have a material adverse effect on our results of operations or financial condition.

We are subject to the risks of doing business internationally as we attempt to enter into contracts with international companies.

Our business operations are primarily conducted in the United States. However, we plan to do business with companies outside of the United States. The laws, regulations and policies in these countries may be different from those typically found in the United States. For example, our current potash supply agreement with Sichuan Chemical is governed by the laws of Hong Kong. Our international business relationships are subject to the financial and operating risks of conducting business internationally, including, but not limited to: unexpected changes in or impositions of legislative or regulatory requirements; potential hostilities and changes in diplomatic and trade relationships; local economic and political conditions; and political instability. The risks inherent in doing business internationally may have a material adverse effect on our business, operating results, and financial condition.

We face competition from larger companies having access to substantially more resources than we possess.

Our competitors include other mining companies and fertilizer producers in the United States and globally, including state-owned and government-subsidized entities. Many of these competitors are large, well-established companies having substantially larger operating staffs and greater capital resources than we do. We may not be able to conduct our operations successfully, evaluate and select suitable properties and consummate transactions in this highly competitive environment. Specifically, these larger competitors may be able to pay more for exploratory prospects and productive mineral properties and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit. We may also encounter increasing competition from other mining companies in our efforts to hire the experienced mining professionals necessary to conduct our operations and advance our properties. In addition, such companies may be able to expend greater resources on the existing and changing technologies that we believe are and will be increasingly important to attaining success in the industry. Our inability to compete with other companies for these resources would have a material adverse effect on our results of operations, financial condition and cash flows.

Our business is inherently dangerous and involves many operating risks that are beyond our control, which may have a material adverse effect on our business.

Our operations are subject to hazards and risks associated with the exploration, development and mining of natural resources and related fertilizer materials and products, such as:

•                  fires;

•                  flooding;

•                  power outages;

•                  explosions;

•                  inclement weather and natural disasters;

•                  mechanical failures;

•                  rock failures and mine roof collapses;

•                  unscheduled downtime;

•                  industrial accidents;

•                  environmental hazards such as chemical spills, discharges or release of toxic or hazardous substances, storage tank leaks; and

•                  availability of needed equipment at acceptable prices.

Any of these risks can cause substantial losses resulting from:

•                  injury or loss of life;

•                  damage to and destruction of property, natural resources and equipment;

•                  pollution and other environmental damage;

•                  regulatory investigations and penalties;

•                  revocation or denial of our permits;

•                  suspension of our operations; and

•                  repair and remediation costs.

We do not currently maintain insurance against all of the risks described above. In the future we may not be able to obtain insurance at premium levels that justify its purchase, if at all. Insurance against certain environmental risks, including potential liability for pollution or other hazards as a result of the disposal of waste products occurring from production, is not generally available to us or other companies within the mining industry. We may also experience losses in amounts in excess of the insurance coverage carried. We may suffer a material adverse impact on our business if we incur losses in excess of our insurance coverage carried or losses related to any significant events that are not covered by our insurance policies.

The mining industry is capital intensive and the ability of a mining company to raise the necessary capital can be impacted by factors beyond its control.

The upfront cost incurred for the acquisition, exploration and development of a mining project can be substantial, and the ability of a mining company to raise that capital can be influenced by a number of factors beyond the company’s control including but not limited to general economic conditions, political turmoil, market demand, commodity prices and expectations for commodity prices, debt and equity market conditions and government policies and regulations.

Once in production, mining companies require annual maintenance capital in order to sustain their operations. This sustaining capital can also be substantial and may have to be secured from external sources to the extent cash flows from operations are insufficient.

Future cash flow from operations is subject to a number of variables, including:

•                  the quality of the resource base and the grade of those resources;

•                  the quantity of materials mined:

•                  the cost to mine the materials; and

•                  the prices at which the mined materials can be sold.

Any one of these variables can materially affect a mining company’s ability to fund its sustaining capital needs.

If our future revenues are adversely affected as a result of lower potash prices, including those related to sales pursuant to our agreement with Sichuan Chemical, operating difficulties, declines in reserves or for any other reason, we may have limited ability to obtain the capital necessary to undertake or complete future mining projects. We may, from time to time, seek additional financing, either in the form of bank borrowings, sales of debt or equity securities or other forms of financing or consider selling non-core assets to raise operating capital. However, we may not be able to obtain additional financing or make sales of non-core assets upon terms acceptable to us.

New sources of supply can create structural market imbalances, which could negatively affect our operating results and financial performance.

Potash supply and demand has been volatile. If production increases to the point where the market is over supplied, the price at which we are able to sell and the volumes we are able to sell could be impacted, which may materially and adversely affect our projected business, operating results and financial condition.

Variations in crop nutrient application rates may exacerbate the nature of the prices and demand for our products.

Farmers are able to maximize their economic return by applying optimum amounts of crop nutrients. Farmers’ decisions about the application rate for each crop nutrient, or to forego application of a crop nutrient, particularly phosphate and potash, vary from year to year depending on a number of factors, including among others, crop prices, crop nutrient and other crop input costs or the level of the crop nutrient remaining in the soil following the previous harvest. Farmers are more likely to increase application rates when crop prices are relatively high, crop nutrient and other crop input costs are relatively low and the level of the crop nutrient remaining in the soil is relatively low. Conversely, farmers are likely to reduce or forego application when farm economics are weak or declining or the level of the crop nutrients remaining in the soil is relatively high. This variability in application rates can materially aggravate the cyclicality of prices for our future products and our sales volumes.

Global economic conditions can adversely affect our business.

Global economic conditions can adversely affect our business. Many industries, including the mining industry, are impacted by these market conditions. Global, national and regional economic events could produce major changes in demand patterns that could have a material adverse effect on our sales, margins and profitability.

Risks Relating to our Common Stock

We have been notified by Nasdaq that we have failed to satisfy a continuing listing rule and are subject to delisting from The Nasdaq & Stock Exchange following an appeal hearing.

On April 25, 2013, we received written notification from The Nasdaq Stock Market that we are no longer in compliance with Nasdaq Listing Rule 5550(b)(2) because the market value of our listed securities has fallen below the $35 million minimum requirement for continued listing on the Nasdaq Capital Market for a period of at least 30 consecutive business days. Under Nasdaq Listing Rule 5810(c)(3)(C), we had 180 calendar days to regain compliance. Compliance can be achieved by meeting the $35 million minimum requirement for market value of listed securities for a minimum of 10 consecutive business days during the 180-day compliance period.   On October 23, 2013 we received written notification from The Nasdaq Stock Market that we have not regained compliance during that period and that our common stock would be delisted at the open of business on November 1, 2013.  The Nasdaq rules permit us to appeal the delisting determination to a Nasdaq Hearing Panel, and we have requested an appeal hearing from Nasdaq.  There is no assurance that our appeal will be successful. Delisting of our common stock from The Nasdaq Capital Market could substantially reduce the liquidity of your investment in our common stock.

The market price and trading volume of our common stock has been volatile, and you may lose all or part of your investment.

Our common stock began trading on The Nasdaq Capital Market under the symbol “PGRX” on July 2, 2012.  On September 4, 2013 we effected a 50 for one reverse stock split. The high and low sale prices of our common stock on The Nasdaq Capital Market since trading commenced, adjusted for the stock split, has been $512.50 and $2.15, respectively.

The price of our common stock has fluctuated and may fluctuate in the future in response to many factors, including:

•                  the perceived prospects for natural resources in general;

•                  differences between our actual financial and operating results and those expected by investors;

•                  changes in the share price of public companies with which we compete;

•                  news about our industry and our competitors;

•                  changes in general economic or market conditions including broad market fluctuations;

•                  the public’s reaction to press releases and other public announcements and filings with the SEC;

•                  arrival or departure of key personnel;

•                  acquisitions, strategic alliances or joint ventures involving us or our competitors;

•                  adverse regulatory actions; and

•                  other events or factors, many of which are beyond our control.

Our shares may trade at prices significantly below current levels, in which case holders of the shares may experience difficulty in reselling, or an inability to sell, the shares. In addition, when the market price of a company’s common equity drops significantly, stockholders often institute securities class action lawsuits against the company. A lawsuit against us could cause us to incur substantial costs and could divert the time and attention of our management and other resources away from the day-to-day operations of our business.

Our articles of incorporation permit us to issue debt securities with voting rights which would dilute the voting power of the holders of our common stock.

Our articles of incorporation permit us to issue debt securities with voting rights as permitted by Nevada corporate law. We do not have any debt securities with voting rights outstanding as of the date of this prospectus. Holders of voting debt securities may have different interests than stockholders and may vote in accordance with those interests. Issuances of debt securities with voting rights could also have an anti-takeover effect, in that it could make a change in control or takeover of us more difficult. For example, we could grant voting rights to debt holders so as to dilute the voting rights of persons seeking to obtain control of us. Similarly, voting rights could be granted to debt holders allied with our management and could have the effect of making it more difficult to remove our current management by diluting the voting rights of persons seeking to cause such removal.

Future sales or issuances of shares of common stock or the exercise of our outstanding warrants may decrease the value of our existing common stock, dilute existing shareholders and depress the market price of our common stock. The substantial majority of our outstanding warrants contain full ratchet anti-dilution protection which can be highly dilutive to stockholders. We may also issue additional shares of our common stock or securities convertible into our common stock in the future.

We have issued warrants to purchase an aggregate of approximately 6.2 million shares of our common stock, approximately 5.2 million of which have full-ratchet anti-dilution protection. See “Risk Factors—Risks Related to our Financial Condition and Business—The substantial majority of our outstanding warrants contain full ratchet anti-dilution protection and have an exercise price higher than the trading price of our common stock as of the date of this prospectus, which makes it highly likely that issuances of our securities, at least in the short term, will trigger these highly dilutive provisions.”

We may also sell additional common stock in subsequent offerings and may issue additional warrants and shares of our common stock in the future, which may lower the market price of our common stock. We could also issue preferred stock in the future, which could be convertible into shares of our common stock and/or have voting rights equivalent to those of a common stock holder.  Some of our advisors are compensated based on periodic issuances of shares of common stock or warrants to purchase common stock. We cannot predict the size of future sales and issuances of common stock or securities convertible into common stock or the effect, if any, that future sales and issuances of common stock or securities convertible into common stock will have on the market price of our shares of common stock. Sales or issuances of a substantial number of common stock or securities convertible into common stock, or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock. With any additional sale or issuance of common stock or securities convertible into our common stock, investors will suffer dilution of their voting power and we may experience dilution in our earnings per share.

We incur increased costs as a result of being an operating public company, specifically as a result of Section 404 of the Sarbanes-Oxley Act of 2002.

As a public company, we incur increased legal, accounting and financial compliance costs that we would not incur as a private company. For example, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act, and are subject to the rules and regulations of The Nasdaq Stock Market. Such requirements increase our costs, make some activities more difficult, time-consuming and costly and may also place undue strain on our personnel, systems and resources.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. We must perform system and process evaluation and testing of our internal control over financial reporting to allow management to report on the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. Our compliance with Section 404 of the Sarbanes-Oxley Act will require that we incur substantial accounting expense and expend significant management efforts. If we are not able to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner, the market price of our common stock could decline and we could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources. Any failure to develop or maintain effective controls, or any difficulties encountered in their implementation or improvement, could harm our operating results or cause us to fail to meet our reporting obligations. Any failure to implement and maintain effective internal controls also could adversely affect the results of periodic management evaluations and annual auditor attestation reports regarding the effectiveness of our internal control over financial reporting that we are required to include in our periodic reports filed with the SEC under Section 404 of the Sarbanes-Oxley Act. Ineffective disclosure controls and procedures or internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the trading price of our common stock.

Our common stock could be considered a “penny stock” making it difficult to sell.

The SEC has adopted regulations which generally define a “penny stock” to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. Our common stock currently trades and since its initial listing on The Nasdaq Capital Market has traded below $5.00 per share. The SEC’s penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and the salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules generally require that before a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s agreement to the transaction. These rules may restrict the ability of brokers-dealers to sell our common stock and may affect the ability of investors to sell their shares, until our common stock no longer is considered a penny stock.

Securities analysts may not provide coverage of our shares or may issue negative reports, which may adversely affect the trading price and trading volume of the shares.

Our common stock is covered by a limited number of securities analysts and we cannot assure you those securities analysts will cover our company going forward. If securities analysts do not cover our company, this lack of coverage may adversely affect the trading price of the shares. The trading market for the shares of our common stock will rely in part on the research and reports that securities analysts publish about us and our business. If one or more of the analysts who cover our company downgrades our common stock or cease coverage, the trading price and volume of the shares of our common stock may decline. Further, because of our small market capitalization, it may be difficult for us to attract additional securities analysts to cover our company, which could significantly and adversely affect the trading price and volume of our stock.

We do not intend to pay any cash dividends in the foreseeable future.

We have never declared or paid dividends on our common stock nor do we anticipate paying any cash dividends on our common stock within the foreseeable future. Our board of directors has the ability and may so choose to declare cash dividends on our common stock, at their discretion, in the future. In their determination to declare dividends, the board will consider, among other factors, the company’s financial position, results of operations, cash requirements, and any applicable outstanding covenants. Holders of our common stock will be entitled to receive dividends when and, if declared by our board, out of funds legally available for their payment, subject to the rights of holders of any preferred stock that we may issue.

MARKET PRICE FOR OUR COMMON STOCK AND DIVIDEND POLICY

Market Information

Our common stock trades on the Nasdaq under the symbol “PGRX.” Prior to July 2, 2012, our common stock traded on the OTC Bulletin Board trading system, also under the symbol “PGRX”.  On October 18, 2013 the last reported sale price of our common stock was $3.06 per share.

The following table sets forth the high and low bid prices for our common stock for the respective periods, as reported on the Nasdaq OMX and OTC Bulletin Board trading systems.

Fiscal Year	Quarter	High	Low
2012	First Quarter	$200.00	$142.50
	Second Quarter	$387.50	$187.50
	Third Quarter	$425.00	$200.00
	Fourth Quarter	$500.00	$102.50
2013	First Quarter	$512.50	$117.50
	Second Quarter	$158.50	$88.50
	Third Quarter	$203.00	$70.00
	Fourth Quarter	$91.00	$11.00
2014	First Quarter	$22.50	$3.40
	Second Quarter	$5.65	$2.15

As of October 16, 2013, there were approximately 50 holders of record of our common stock based upon information provided by our transfer agent.

Dividend Policy

We have never paid any cash dividends on our common stock and do not anticipate paying any dividends in the foreseeable future. Our current business plan is to retain any future earnings to finance the development of our Holbrook project. Our senior debt with The Karlsson Group prohibits the payment of dividends so long as any of that debt is outstanding.  Any future determination to pay cash dividends will be at the discretion of our board of directors, and will be dependent upon our financial condition, results of operations, capital requirements and other factors as our board considers relevant.

USE OF PROCEEDS

If all of the outstanding Class B Warrants are exercised we will receive gross proceeds of approximately $6.2 million, and if all of the outstanding Class A Warrants plus those issuable under the outstanding Class B Warrants are exercised we will receive additional net proceeds of approximately $14.2 million, in each case after deduction of underwriting commissions.  We intend to use any net proceeds from the exercise of the warrants to continue to fund the development of the Holbrook Project, make mandatory repayments of outstanding indebtedness and for general corporate purposes.

We will not receive any proceeds from the resale of shares of common stock and Series A Warrants offered hereby.

Under the terms of our senior debt owed to Karlsson we are required to deposit 50% of the net proceeds of the next $18.8 million of capital we raise (for a total of $9.4 million) into escrow to be used only for approved Holbrook project expenses. We are also required to pay 10% of all capital raised going forward to each of The Karlsson Group and Apollo as payments on their respective promissory notes.

As of October 18, 2013, we had approximately $1.0 million of cash. In addition to our normal operating cash needs, we have payments of $1.2 million on November 15, 2013 and $1.2 million on February 10, 2014 due to The Karlsson Group.

CAPITAL STRUCTURE

As of October 18, 2013, our capital structure consisted of the following:

•                         4,210,022 shares of outstanding common stock;

•                         $15 million of liquidation value redeemable preferred stock.  The preferred stock is non-convertible and non-voting and carries an 8% annual cumulative dividend.

•                         3,936,677 Series A Warrants having an exercise price of $4.05 per share and expiration dates in 2018.  All Series A Warrants contain full ratchet anti-dilution protection provisions.

•                         2,254,863 other warrants comprised of the following:

Outstanding Warrants	Exercise Price ($)	Expiration	Notes

800	3.06 – 4.04	2018
1,787,171	4.05	2018	Contains full ratchet anti-dilution protection to $3.50 per share
307,424	6.00 – 17.00	2017, 2018
159,468	62.50 – 251.00	2018
2,254,863

•                         916,668 Series B Warrants. Each Series B Warrant has an exercise price of $6.00 per share and is exercisable for one share of our common stock and one Series A Warrant. The Series B Warrants expire in January 2014.  Each Series A Warrant issued in the exercise of a Series B Warrant will have a five year term, an initial exercise price of $6.00 and full ratchet anti-dilution protection.

•                         164,100 stock options with exercise prices ranging from $130.00 to $212.50 and expiration dates between 2021 and 2023.

•                         Total indebtedness as of September 30, 2013 of $152.6 million, of which $1.2 million is due on November 15, 2013 and $151.4 million is due on the earlier of July 1, 2015 or 12-months following the completion of our definitive feasibility study.  In addition, we will owe another $1.2 million on February 10, 2014 that is not reflected in the $152.6 million of total indebtedness as of September 30, 2013.   The notes underlying this indebtedness bear interest at 8% and 11% per year.

DILUTION

Persons who exercise Class B Warrants in this offering will experience an immediate increase in the net tangible book value per share of our common stock. Our net tangible book value as of June 30, 2013 was approximately ($97.1) million, or ($42.16) per share of our common stock based upon 2,302,388 shares of our common stock outstanding as of June 30, 2013.

Net tangible book value per share is equal to our total net tangible book value, which is our total tangible assets less our total liabilities, divided by the number of shares of our outstanding common stock. Dilution per share equals the difference between the amount per share paid by purchasers of shares of our common stock in this offering (on an as-converted basis) and the net tangible book value per share of our common stock immediately after completion of this offering.

At the offering price of $6.00 per unit and after deducting estimated offering expenses payable by us, and the application of the estimated net proceeds from this offering, our pro forma net tangible book value as of June 30, 2013would have been approximately ($86.9) million, or ($17.41) per share based upon a pro forma 4,992,520 shares of our common stock outstanding. This represents an immediate increase in pro forma net tangible book value to existing stockholders of $24.75 per share and an immediate decrease in net tangible book value to purchasers in this offering of $23.41 per share.

The following table pro formas the per share dilution assuming the issuance of:

•                  856,798 shares from the exercise of the Series B Warrants issued as part of the June 26th offering;

•                  916,667 shares in the units issued to the Very Hungry parties:

•                  916,667 shares from the exercise of the Series B Warrants issued to the Very Hungry parties.

Offering price		$6.00
Net tangible book value per share as of June 30, 2013	$(42.16)
Change per share attributable to this offering	24.75
Pro forma net tangible book value per share after this offering		$(17.41)
Dilution in net tangible book value per share to purchasers		$23.41

The calculations above exclude the conversion of any Series A Warrants and do not take into effect further dilution to new investors that could occur upon the exercise of our outstanding stock options or other securities convertible into common stock having a per share exercise price greater than the offering price.

SELECTED FINANCIAL DATA

The following table includes our selected consolidated historical financial data. You should read carefully the consolidated financial statements, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in our interim report on Form 10-Q for the three months ended June 30, 2013 and annual report on Form 10-K for the year ended March 31, 2013 included elsewhere in this prospectus. The selected consolidated financial data in this table is not intended to replace the consolidated financial statements included in our interim report on Form 10-Q for the three months ended June 30, 2013 and annual report on Form 10-K for the year ended March 31, 2013.

	Three Months Ended June 30, 2013	Year Ended March 31, 2013	Cumulative from August 5, 2010 (Inception) through June 30, 2013
	(In thousands)	(In thousands)	(In thousands)
Operating data
Net loss from operations	$(6,112)	$(42,737)	$(72,813)
Other income (expenses) (1)	7,646	(9,141)	(60,320)
Net gain (loss)	1,534	(51,866)	(130,043)
Basic and diluted per share loss	$1.02	$(44.90)	$(165.87)
Weighted average number of shares	1,505	1,155	784

	June 30, 2013	March 31, 2013
	(In thousands)	(In thousands)
Balance sheet data
Cash and cash equivalents	$1,372	$1,024
Restricted cash	2,432	—
Mineral properties	41,922	39,994
Other assets	10,033	10,044

Total assets	$55,759	$51,062
Current liabilities	27,218	146,925
Noncurrent liabilities	117,870	—
Shareholders’ deficit	(89,329)	(95,863)
Total liabilities and shareholders’ equity	$55,759	$51,062

(1)         Other income (expenses) includes the following significant non-cash items:

a.              For the three months ended June 30, 2013: derivative gains of $2,900, a gain on debt extinguishment of $13,114 and interest expense of $8,366;

b.              For the year ended March 31, 2013:  derivative losses of $1,900 and interest expense of $7,241;

c.               For the cumulative period through June 30, 2013: derivative losses of $53,766, a gain on debt extinguishment of $11,114 and interest expense of $17,666.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Except for the historical information, the following discussion contains forward-looking statements that are subject to risks and uncertainties. We caution you not to put undue reliance on any forward-looking statements, which speak only as of August 14, 2013. Our actual results or actions may differ materially from these forward-looking statements for many reasons, including the risks described in “Risk Factors” and elsewhere in this prospectus. See “Cautionary Statement Regarding Forward-Looking Statements” above. The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the audited and unaudited consolidated financial statements and related notes thereto, which have been prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”), included in this prospectus and with the understanding that our actual future results may be materially different from what we currently expect.

Overview

We are engaged in the exploration and development of a potash deposit located in the Holbrook Basin of eastern Arizona, which we refer to as the Holbrook Project. We hold our interest and control the Holbrook Project through our wholly owned subsidiary, AWP. Through AWP, we hold potash exploration permits on 38 Arizona state sections, own the mineral rights on eight private sections and hold leases for the mineral rights on 101 private sections which, in total, cover approximately 90,000 acres.

History

Between January and November 2011, we invested $11.0 million dollars in AWP while The Karlsson Group contributed to AWP its ownership of mineral rights on eight private sections and potash exploration permits on 42 Arizona state sections, comprising a total of approximately 31,000 gross acres in the Holbrook Basin, each for a 50% ownership interest in AWP.

In July 2011, AWP entered into a Potash Sharing Agreement covering 101 private mineral estate sections and related mineral leases on approximately 63,000 acres adjacent to or in close proximity to AWP’s existing mineral rights in the Holbrook Basin.

On May 30, 2012, we entered into an agreement with The Karlsson Group to acquire the 50% of AWP that we did not already own for an aggregate purchase price of $150.0 million before consideration of the warrants and other potential contingent payments.

On August 1, 2012, we closed The Karlsson Group Acquisition, at which time we became the sole owner of AWP.

Strategy

Our strategy is to increase stockholder value through our focus on the exploration, development and production of potash from our Holbrook Project. Since 2011, we have conducted drilling, geological work and various other technical and preliminary economic assessments to advance and expand our mineralized material base in the Holbrook Project. We completed a pre-feasibility study, or PFS, for the Holbrook Project in July 2013 and are now working on completing a definitive feasibility study, or DFS.

Major Influences on Results of Operations and Factors Affecting Comparability

We are a development stage company and generate no revenues. Therefore, our operating and project development expenses are funded entirely by cash raised through our financing activities. Due to the sporadic nature of financing transactions, our spending and results can vary significantly between periods.

We capitalize the portion of our cash expenditures each period that are directly related to the development of our Holbrook Project and a portion of our non-cash stock option expenses.  We expense our cash and non-cash expenditures that are related to our general corporate activities such as financing and fund raising, accounting and public company requirements, and corporate legal.

Our historical financing activities have included the issuances of significant amount of warrants and options. In accordance with GAAP, we estimate the value of these derivatives and recognize the associated non-cash expenses and gains.  Non-cash warrant and stock option expenses comprise a significant amount of our general and administrative expenses.

Operating Results for the Three Months Ended June 30, 2013 compared to Three Months Ended June 30, 2012.

Revenue

For the three months ended June 30, 2013 and 2012, the Company had no revenue.

Exploration Expense

Exploration expense for the three months ended June 30, 2013 and 2012 was nil for each period, respectively. For the three months ended June 30, 2013 and 2012, $1.9 and $5.6 million, respectively, were capitalized as development costs in mineral properties that would have been considered exploration expense had we not been able to capitalize these costs.

General and Administrative Expense (“G&A”)

General and administrative expenditures, prior to capitalization considerations, for the three months ended June 30, 2013 and 2012 were comprised of the following:

	Three Months Ended	Three Months Ended
	June 30, 2013 (in millions)	June 30, 2012 (in millions)
	(unaudited)	(unaudited)
Salaries and benefits	$0.8	1.3
Equity compensation	1.3	0.4
Management fees, consulting fees and board compensation	0.1	0.2
Legal, accounting and insurance	0.9	2.5
Warrant expense	3.3	—
Office, travel and other	0.4	0.1
Total G&A before capitalization	$6.8	4.5

Amounts capitalized as development costs to mineral properties	(0.7)	(1.2)
G&A per Statement of Operations	$6.1	3.3

The decrease in our salaries and benefits expense for the three months ended June 30, 2013 compared to the three months ended June 30, 2012 was primarily due to a reduction in incentive compensation accruals for 2013 versus 2012.

Equity compensation is the stock option value derived from the Black-Scholes option pricing model and is based on the estimated fair value of the awards on their grant date.  Equity compensation is recognized ratably over the vesting period, in most cases one year.  Our equity compensation increased during the three months ended June 30, 2013 mainly due to the additional expense associated with last July’s employee stock option grants and modifications to previously issued grants to former employees expensed during the current quarter.  No current employees received any additional stock option grants during the quarter ended June 30, 2013.

Legal, accounting and insurance expenditures for the current quarter were lower than the comparable period as we incurred fewer legal costs.  Last year’s quarter included legal fees for our Nasdaq listing and initial public offering and work on the Karlsson Group acquisition.

The increase in our warrant expense during the current quarter stemmed from the change in how we account for our warrants.  Prior to issuing the warrants in connection with our June 26, 2013 public offering, which contained full ratchet anti-dilution protection provisions, we accounted for our warrants under the equity method of accounting with the associated charges being accounted for through equity.  With the change to the liability method of accounting, these same charges must now be accounted for as expenses.  During the quarter ended June 30, 2013, we issue 917,398 new warrants, the majority of which have an exercise price of $6.00 and a 5-year term. During the comparable 2012 period, we issued 112,117 new warrants, having an original exercise price of $212.50 and a 7-year term.

Included within G&A expenses above are rental expenses of $60,000 and $24,000 for the three months ended June 30, 2013 and 2012, respectively.  The increase in rent expense in the June 2013 quarter as compared to the June 2012 quarter was due to the Company’s leasing of new office space beginning in October 2012 and the addition of leased office space in Los Angeles beginning in June 2012.

Derivative Gains/Losses

During the quarter ended June 30, 2013, we realized a $2.9 million derivative gain related to the embedded conversion options included in the Very Hungry Notes.  These conversion options were tied to our previously announced investor rights offering on May 22, 2013 and when this investor rights offering was subsequently terminated on June 17, 2013 we recognized a gain equal to the fair value of these conversion options. No derivative gains or losses were incurred for the three months ended June 30, 2012.

Gain on Debt Restructurings

During the June 2013 quarter, we recognized a gain of $13.1 million associated with the two restructurings of the Karlsson Note, completed on April 15, 2013 and June 26, 2013, respectively. In accordance with applicable guidance, the Company accounted for these restructurings as a debt extinguishment in that the restructured debt met the requirements for having a substantially different debt instrument following the completion of the restructurings.  The components of this gain consisted of the following:

Gain on extinguishment (in millions)
(unaudited)
Additional Consideration 1% gross revenue interest	$9.2
Additional Consideration tax gross-ups	11.4
Additional consideration - warrants	0.4
Fees paid to the Karlsson Group	0.4
Reduction in the fair value of the amended Karlsson Note*	(34.5)
Net gain on debt extinguishment	$(13.1)

* See explanation of change in fair value under the Karlsson Note heading above.

Interest Expense

Net interest expense for the three months ended June 30, 2013 totaled $8.4 million, all of which related to interest on the Karlsson Note, the Apollo Notes and the Very Hungry Notes. Net interest expense for the three months ended June 30, 2012 was nil.

Operating Results for the Years Ended March 31, 2013 and 2012

Revenue

For the years ended March 31, 2013 and 2012 and from August 5, 2010 (Inception) to March 31, 2013, we had no revenues.

Exploration Expense

Years Ended March 31, 2013 and 2012

Our exploration expenses for the years ended March 31, 2013 and 2012 totaled nil and $5.0 million, respectively.  The 2012 expense included $0.5 million, $4.3 million and $0.2 million for seismic, drilling and permitting/environmental activities, respectively.  For 2013, $18.8 million was capitalized as development costs in mineral properties that would have been recorded as exploration expense had we not been able to capitalize those costs. The increase in costs between years was primarily due to differences in our operational focus during the respective periods.  During 2012, we drilled a total of 12 holes and incurred costs associated with the completion of the Resource Report and PEA while our 2013 activities encompassed the drilling of 14 holes and work associated with our permitting, environmental and feasibility study activities.  The activities in both years related exclusively to the Holbrook Project.

Capitalized development costs are expenses incurred during the year that if not capitalized in mineral properties would have been expensed had we not been able to capitalize these costs.  The Company made a determination following the completion of the Resource Report and PEA in late 2011 that it had met the requirements to transition from an exploration stage to a development stage company and accordingly began capitalizing all development related costs related to the Holbrook Project as of January 1, 2012.  Prior to this date and while we were in the exploration stage, all costs related to the Holbrook Project were expensed as incurred.

Cumulative Period

Our exploration expense for the Cumulative Period totaled $5.6 million and included $1.0 million, $4.4 million and $0.2 million for seismic, drilling and permitting/environmental activities, respectively, all of which related to the Holbrook Project.  For the Cumulative Period, $19.6 million was capitalized as development costs in mineral properties that would have been considered exploration expense had we not been able to capitalize these costs.

General and Administrative Expense (“G&A”)

Our general and administrative expenditures, prior to capitalization considerations, for the years ended March 31, 2013 and 2012 consisted of the following:

	Year Ended	Year Ended
	March 31, 2013	March 31, 2012
	(in millions)	(in millions)
Salaries and benefits	$5.3	$1.3
Equity compensation	10.9	9.7
Management fees, consulting fees and board compensation	6.8	0.4
Legal, accounting and insurance	6.5	4.2
Karlsson Note Tax Gross Up	6.2	—
Apollo termination fee	9.7	—
Office, travel and other	3.7	1.6
Total G&A before capitalization	$49.1	$17.2

Amounts capitalized as development costs to mineral properties	$(6.4)	$(0.3)

G&A per Statement of Operations	$42.7	$16.9

Our 2013 expenses for salaries and benefits, stock compensation, management fees and board compensation increased over the comparable 2012 period mainly due to: (i) an increase of approximately $5.8 million in management fees, (ii) an increase of approximately $1.2 million in stock compensation owing to the timing of awards and their respective service periods and (iii) an increase of approximately $4.0 million in employee salaries/bonuses.  Of the $5.8 million increase in management fees, approximately $5.2 million related to a one-time termination fee we paid Buffalo Management as described more fully in Note 12—Related Party Transactions of the accompanying consolidated financial statements.  The remaining changes are largely attributable to the increase in our business activity between 2013 and 2012, including an increase in the number of full-time employees from five as of March 31, 2012 to twelve as of March 31, 2013.

Our legal, accounting and insurance expenses increased in 2013 from what they were in 2012 primarily due to the legal fees that we incurred in connection with (i) the negotiation and closing of The Karlsson Group Acquisition and the restructuring of our Karlsson Group debt and (ii) the additional SEC filings in connection with our two common stock public offerings.

The increase in our office, travel and other expenses in 2013 stemmed primarily from two separate non-recurring charges as follows: (i) a one-time expense of approximately $6.2 million related to the Karlsson Note Tax Gross Up as discussed in Note 3—The Karlsson Group Acquisition and (ii) a one-time expense of approximately $9.7 million incurred on termination of the Apollo agreement as discussed in Note 8—Debt of the accompanying audited annual financial statements.

Capitalized development costs are expenses incurred during the year that if not capitalized in mineral properties would have been expensed had we not been able to capitalize these costs.  The Company made a determination following the completion of the Resource Report and PEA in late 2011 that it had met the requirements to transition from an exploration stage to a development stage company and accordingly began capitalizing all development related costs related to the Holbrook Project as of January 1, 2012.  Prior to this date and while we were in the exploration stage, all costs related to the Holbrook Project were expensed as incurred.

Included within total G&A before capitalization are rental expenses of $0.2 million and nil for 2013 and 2012, respectively. The increase in 2013 rent expense was due to the Company’s move to a larger office space beginning in October 2012 and the addition of leased office space in Los Angeles beginning in June 2012.

Cumulative Period

Our general and administrative expenditures, prior to capitalization considerations, for the Cumulative Period were comprised of the following:

August 5, 2010
(Inception) through
March 31, 2013
(in millions)
Salaries and benefits	$7.0
Equity compensation	20.6
Management fees, consulting fees and board compensation	7.4
Legal, accounting and insurance	11.3
Karlsson Note Tax Gross Up	6.2
Apollo termination fee	9.7
Office, travel and other	5.6
Total G&A before capitalization	$67.8

Amounts capitalized as development costs to mineral properties	$(6.7)

G&A per Statement of Operations	$61.1

Included within total G&A before capitalization are rental expenses of $0.3 million for the Cumulative Period.

Derivative Losses

Years Ended March 31, 2013 and 2012

Our derivatives losses for the years ended March 31, 2013 and 2012 totaled $1.9 million and $39.8 million, respectively.  For 2013, all $1.9 million was associated with the Karlsson Note Prepayment Option as described more fully in Note 8—Debt of the accompanying audited annual financial statements. Our derivative losses in 2012 stemmed from a combination of (i) the change in the fair value of the compound embedded derivatives of our convertible notes and warrants and (ii) the derivative losses we incurred upon issuance of the convertible notes as described more fully in Note 10—Derivative Financial Instruments of the accompanying audited annual financial statements.

Cumulative Period

Our derivative losses for the Cumulative Period totaled $56.7 million, of which $1.9 million was associated with the Karlsson Note Prepayment Option as described above while the remainder stemmed from (i) the change in the fair value of the compound embedded derivatives of our convertible notes and warrants and (ii) the derivative losses we incurred on issuance of the convertible notes.

Loss on Debt Extinguishment

Years Ended March 31, 2013 and 2012 and Cumulative Period

We incurred a $2.0 million loss on the extinguishment of the Merkin Note during 2012 as is more fully described in Note 9—Convertible Notes of the accompanying audited annual financial statements.  No such loss was incurred during 2013.

Interest Expense

Years Ended March 31, 2013 and 2012

Our net interest expense for the years ended March 31, 2013 and 2012 totaled $7.2 million and $1.9 million, respectively.  For 2013, this amount represents the interest expense accrued on The Karlsson Note and the Apollo Notes, all of which were entered into during 2013.  An amount equal to this is included in accrued liabilities at March 31, 2013.  Our net interest expense for 2012 was related to the convertible notes then outstanding and was comprised of $0.4 million for interest and $1.5 million for the amortization of related discounts and financing costs.

Cumulative Period

Net interest expense for the Cumulative Period totaled $9.3 million and consisted of the (i) $7.2 million related to interest on the Karlsson and Apollo Notes and (ii) $2.1 million associated with the convertible secured notes.

Off-Balance Sheet Arrangements

None.

Liquidity and Capital Resources

Short-Term Liquidity and Capital Needs

Our current operations do not generate any cash flow. As of September 30, 2013, we had approximately $2.8 million in cash, including escrowed cash of $0.3 million which can only be used for drilling and other development activities related to the Holbrook Project. Excluding this escrowed cash, we had approximately $2.5 million available for general corporate purposes.

As of the date of this prospectus, we have approximately $1.0 million available for general corporate purposes. We have a $1.2 million payment due to The Karlsson Group on November 15, 2013. We are trying to raise additional money to make this payment and avoid defaulting on our debt with The Karlsson Group. In addition to the November payment, we have a $1.2 million payment due to The Karlsson Group on February 10, 2014.

Our debt to The Karlsson Group, including principal, accrued interest and compensation for tax matters, totaled approximately $145.4 million at September 30, 2013 and is secured by substantially all our assets. A default on The Karlsson Group debt would make the entire amount immediately due and payable and also cause a cross-default on our $7.2 million of debt with Apollo. If we are unable to raise sufficient funds or receive a waiver for such payment from The Karlsson Group before November 15, 2013, we anticipate that we would voluntarily file for bankruptcy protection rather than permit The Karlsson Group to initiate foreclosure proceedings.

If we are able to avoid defaulting on our debt, we will continue our capital raising and debt restructuring efforts. Our continuation as a going concern is dependent upon our efforts to raise additional capital to meet operational, mine development and corporate requirements. As disclosed within these financial statements, the capital necessary to meet these requirements is substantial and will require the issuance of additional debt and/or equity securities.  These requirements and the potential lack of available funding raise substantial doubt as to our ability to continue as a going concern.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Summary of Indebtedness

As of September 30, 2013 our total indebtedness was $152.6 million:

	September 30, 2013 (thousands)	March 31, 2013 (thousands)
	(unaudited)
Karlsson senior secured note*	$117,472	$115,282
Apollo unsecured notes	6,750	6,750
Tax compensation on Karlsson senior secured note	17,629	6,226
Accrued Interest on Karlsson and Apollo Notes	10,742	7,329
Total debt and tax compensation	152,593	135,587

* Excludes gross discount on the Karlsson note

Karlsson Group Senior Secured Note

We issued The Karlsson Group a $125.0 million senior first priority secured promissory note on August 1, 2012 as partial consideration for the acquisition of their 50% interest in AWP. In addition, we agreed to compensate The Karlsson Group for increases in federal and state income taxes and other tax related matters.  All amounts owed to The Karlsson Group are secured by a lien on all the assets of AWP and all the shares of capital stock of all our subsidiaries. In addition, Prospect Nevada has guaranteed this debt.

This note bears annual interest of 9% payable quarterly in-kind by increasing the principal note balance.  The principal and interest is due on the earlier of July 1, 2015 or 12 months following completion of our DFS.

The principal balance, accrued interest and compensation for tax matters totaled approximately $152.6 million as of September 30, 2013, of which $1.2 million is due on or before November 15, 2013 and is included in current liabilities.

We are required to prepay the Karlsson Note with 10% of the gross proceeds from any future capital raises until the Karlsson Note has been paid in full. The Karlsson Note is also mandatorily pre-payable within five business days of a sale of at least 50% of AWP or a merger of AWP with or into an unaffiliated entity.

Karlsson debt covenants

We are required to deposit 50% of the net proceeds of the next of $18.8 million of capital we raise (for a total of $9.4 million) into escrow, which funds may be used solely to fund drilling and the Holbrook Project development.

We are required to meet the following development milestones:

(i)             Deliver a completed and updated final NI 43-101 resource report on or before February 1, 2014,

(ii)            Deliver completed metallurgical and rock mechanic test work results that will be used to complete the mine and processing plant designs for the definitive feasibility study on or before June 1, 2014, and

(iii)           Deliver a completed and published definitive feasibility study on or before December 31, 2014.

If we do not meet any one of the required development milestones, The Karlsson Group will be entitled to foreclose on the collateral securing the Karlsson Note.

Karlsson Note Tax Compensation

We currently estimate the compensation for tax matters to be approximately $17.6 million. This estimate could change based on future changes in tax rates (including increases in effective income tax rates caused by “minimum tax” provisions such as the “Buffett rule” or “flat tax” proposals) and/or future changes in certain interest rates published by the Internal Revenue Service.

If no principal payments are made between now and December 31, 2013, we would owe Karlsson Group an additional $1.2 million in February 2014.  If no principal payments are during the calendar year 2014, we would owe Karlsson Group another $1.2 million in February 2015.  These amounts are not currently reflected in the $17.6 million on the balance sheet.

Apollo Notes

On March 7, 2013, we entered into a Termination and Release Agreement with certain affiliates of certain investment funds managed by Apollo Global Management, LLC (which we refer to collectively as the Apollo Parties) that terminated the agreements we entered into with the Apollo Parties in November 2012 (as amended in December 2012). In connection with the Termination and Release Agreement, we issued the Apollo Parties two promissory notes (“the Apollo Notes”) totaling approximately $6.8 million as partial consideration for the break-up and release. The Apollo Notes are unsecured and bear interest at the rate of 11% per annum, payable on the earlier of July 1, 2015 or 12 months following completion of our Definitive Feasibility Study.

We are required to prepay the Apollo Notes with 10% of the gross proceeds from any future capital raises until the notes have been paid in full.

Major Contractual Obligations

(amounts in thousands)	Less than 1-year		1-2 years		Total

Debt obligations	2,328	*	166,805	*	169,133	*
Land and lease payment	291		291		582

*Amounts include estimates of future interest and tax compensation to be incurred between now and the debt’s maturity.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates based on historical experience and on various other assumptions that we believe are reasonable under the circumstances. The results of these assumptions form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. A summary of significant accounting policies is included in Note 2—Summary of Significant Accounting Principles in the accompanying consolidated financial statements. Management believes that the application of these policies on a consistent basis enables us to provide useful and reliable financial information about our operating results and financial condition.

Mineral Properties

Investments in mineral properties are capitalized as incurred. The carrying costs of mineral properties are assessed for impairment whenever changes in circumstances indicate that the carrying costs may not be recoverable. When we reach the production stage, the related capitalized costs will be depleted. Refer to Note 5—Mineral Properties of the accompanying audited annual financial statements for additional information.

Financial Instruments

Our financial instruments consist of cash and cash equivalents, accounts receivable, notes payable, accounts payable, accrued liabilities, warrants, stock options and derivative financial instruments. We carry cash and cash equivalents, accounts and notes receivable, notes payable, accounts payable and accrued liabilities at historical costs; their respective estimated fair values approximate carrying values due to their current nature.

We do not use derivative financial instruments to hedge exposures to cash flow, market or foreign-currency risks. However, we have entered into certain other financial instruments and contracts, such as our convertible note financing arrangements and the Karlsson and Very Hungry Notes that contain embedded derivative features. The convertible note financing arrangements were carried as derivative liabilities, at fair value, in our financial statements until their conversion or the conversion option was no longer available.

Equity-Based Compensation

We recognize compensation costs for share-based awards based on the estimated fair value of the employee awards on their grant date with estimated fair values determined through a Black-Scholes option pricing model. Compensation costs are recognized on a straight-line basis over each issuance’s respective vesting period.

From time to time, we will issue share-based awards, including options and warrants, to non-employees. The fair value of these awards issued to non-employees (typically consultants) is measured on the earlier of the date the performance is complete or the date the consultant is committed to perform. In the event that the measurement date occurs after an interim reporting date, the awards are measured at their then-current fair value at each interim reporting date, estimated using the Black-Scholes pricing model. The fair value of awards is expensed on a straight-line basis over the associated performance period.

Warrants

We classify our issued and outstanding warrants as liabilities or equity in its financial statements, depending upon the criteria met and specific circumstances at a given point in time. Refer to Note 11—Equity Based Compensation and Note 12—Shareholders’ Equity of the accompanying audited annual financial statements for additional information.

BUSINESS

Overview

We are engaged in the exploration and development of a potash deposit located in the Holbrook Basin of eastern Arizona, which we refer to as the Holbrook Project. Potash is primarily used as an agricultural fertilizer due to its high potassium content. Potassium, nitrogen and phosphate are the three primary nutrients essential for plant growth. The Holbrook Project consists of permits and leases on 147 mineral estate sections spanning approximately 90,000 acres in the Holbrook Basin of eastern Arizona, along the southern edge of the Colorado Plateau.

We completed a preliminary economic assessment in December 2011 and a pre-feasibility study, or PFS, in July 2013 for our Holbrook Project. We are currently working toward a definitive feasibility study, or DFS, for the Holbrook Project. As is common for natural resources development projects, through our ongoing engineering work and analysis, we are continually evaluating multiple methods to increase stockholder value while decreasing development and operating risks through alternative development scenarios. These ongoing efforts could lead to (i) changes in capital expenditures required to build the mine, (ii) projected production levels, (iii) operating costs and (iv) mine life. We will announce any significant changes to our business plan resulting from our ongoing optimization analyses and will continue to make such evaluations.

Business and Operating Strategy

Our strategy is to increase stockholder value through our focus on the exploration, development and production of potash from our Holbrook Project.  Key elements of our strategy include the following:

•                  Continue exploration and development of the resource and produce a definitive feasibility study to establish proven and probable reserves;

•                  Through our ongoing engineering work and analysis, evaluate various methods to increase shareholder returns while decreasing development and operating risks;

•                  Work with state and local agencies to permit a potash mine;

•                  Strengthen our leasehold position through acquiring bolt-on acreage and additional property interests within and around the Holbrook Project area;

•                  Leverage our geographic advantages such as close proximity to sales markets and access to transportation and other infrastructure to achieve lower cost of sales;

•                  Build early partnerships and sales arrangements with key customers such as the potash supply agreement we entered into with Sichuan Chemical during the latter part of 2012.

The realization of our investment in the Holbrook Project is dependent upon various factors, including but not limited to, our ability to obtain the necessary financing to continue the development of the Holbrook Project in order to meet the development milestones in the timeframes required under our senior debt with The Karlsson Group. To the extent we are unable to raise sufficient funds to allow for completion of these development milestones within the timeframes required under the Karlsson debt, The Karlsson Group could declare us to be in default, causing all of our then outstanding debt to be immediately due and payable and allowing The Karlsson Group to foreclose on substantially all of our assets. The terms of the Karlsson debt also limit the amount and terms of new debt we can incur, all of which must be subordinated to the Karlsson debt. These debt restrictions will make raising capital to meet the development milestones and to fund our operations more difficult. Refer to Note 18 — Subsequent Events of the accompanying audited annual consolidated financial statements.

Our current cash situation has slowed the development of our Holbrook Project. Our forecasted cash requirements for the next 12 months include meeting the Karlsson senior debt financing milestones and significant expenditures for the further development of the Holbrook Project. This indicates the existence of a material uncertainty that has raised substantial doubt about the Company’s ability to continue as a going concern as our ability to continue and meet our debt obligations is dependent on us raising additional equity or debt financing. If we cannot raise the capital required for further exploration and development of the Holbrook Project, this may result in the delay or indefinite postponement of further exploration and development and the possible, partial or total loss of our interest in certain properties.

The Holbrook Project

Our Holbrook Project currently consists of permits and leases on 147 mineral estate sections spanning approximately 90,000 acres in the Holbrook Basin of eastern Arizona.

Location    The Holbrook Project area is located within the Holbrook Basin and is situated entirely within Apache County in northeastern Arizona. Automobile access to the area is provided via Interstate Route 40 (I-40) to Navajo, Arizona, and then heading south on County Road 7230. The Holbrook Project is surrounded by the Navajo Reservation to the north and north-east, some Apache and Hopi Reservation grounds to the south, and the Petrified Forest National Park to the west.

Infrastructure    The nearby towns of Holbrook, St. Johns, and Show Low provide locations for personnel, supplies, equipment and accommodation. Electricity is provided to the area by three coal-fired power stations, the Cholla, Coronado and Springerville Plants. In addition, water for drilling can be obtained from range tanks, wells, and the Little Colorado River. Drilling mud, diesel and other resources can be obtained locally or from Silver City, New Mexico, which is approximately 231 miles from the Holbrook Project, or from the Farmington, New Mexico area, which is a similar distance away.

The Holbrook Project has good access to highways and other transportation. It is bounded on the north by Interstate Route 40 (I-40). Secondary and ranch roads allow all-weather access to most locations in the area. All locations not accessible via existing roads can be accessed by either four-wheel drive or all-terrain vehicles. The BNSF Railway transects the northern part of the Holbrook Project area.

Climate    The Holbrook Project is located in a high desert, semi-arid region. Weather patterns are characterized by relatively dry conditions with hot spring, summer, and fall temperatures ranging from 52°F to 93°F, and cool winter temperatures ranging from 18°F to 63°F. The area experiences two rainy seasons, both occurring in the winter.

Geological Setting    The Holbrook Basin is a 5,000 square mile kidney-shaped sedimentary basin in east-central Arizona located along the southern edge of the Colorado Plateau.

The regional lands and limited vegetation consist of minor salt cedar and scrub grasses and are generally flat with minor low-lying rolling hills. The land supports ranching, light industry and areas of historical mining. There is some hay production in the valley bottoms and there are numerous ranches scattered throughout the Holbrook Project area. Two streams, the Little Colorado, a permanent stream, and the Puerco River, an intermittent stream, intersect the area. Their intersection lies about three miles east of Holbrook, and they tend to generally produce fresh water. The divide area between the rivers is characterized by generally low grassland ridges, broad drainage areas and ledge form buttes and mesas. Ground water occurs throughout the area and forms a regional aquifer.

The potash beds in the Holbrook Basin are hosted within the Permian Supai Salt Formation.  The mineralized zones are located at relatively shallow depths, generally less than 1,600 feet.

History of the Project    Prior to our exploration program there have been many companies exploring potash in this area tracing back approximately 50 years.

In the 1960’s and 1970’s, a total of 135 holes were drilled to delineate the potash in the area. Arkla Exploration Company and Duval Corporation drilled 105 holes. The others were drilled by Kern County Land, National Potash, New Mexico and Arizona Land, St. Joe American, and U.S. Borax. Only five holes penetrated the entire salt package, but 127 holes were drilled into the upper 100 to 300 feet of salt where the potash is typically present. Most of the historical holes were cored through the upper 100 feet of salt to get direct information about the nature of the potash deposits. Both Arkla and Duval reported the presence of potassium minerals.

To date, there has been no commercial production of potash in Arizona, either by conventional or solution mining.

Proposed Mining and Processing    Due to the relatively shallow depth of the potash, year-round warm weather, relatively dry climate and consistent quality of the mineralization in our acreage, we intend to construct a conventional underground mine and process our ore on-site through surface floatation. The majority of current potash produced in North America use conventional mining techniques.

Exploration Program   During calendar year 2011, we completed approximately 70 miles of 2D seismic testing and the drilling and coring of 12 holes. This was combined with the historic information from approximately 58 holes in our project area, the results of which were used to delineate the potash potential on our acreage. During calendar year 2012, we completed the drilling of an additional 16 holes. During calendar year 2013 we completed the drilling of 17 holes. As part of our project development work, in 2011 we engaged third party technical consultants i) to complete a NI 43-101 mineral resource estimate, which was updated in August 2012, and ii) to prepare a Preliminary Economic Analysis, or PEA. In 2013, we engaged a third party technical consultant to prepare a pre-feasibility study on the Holbrook Project.

Our resource estimate, PEA and pre-feasibility study are preliminary in nature and mineral resources are not mineral reserves and have not demonstrated economic viability. The resource estimate, as updated, has not estimated any mineral reserves for the Holbrook Project and there is no certainty that the estimates in the resource estimate, as updated, will be realized. As defined by SEC Industry Guide 7, our resource currently does not meet the definition of proven or probable reserves and further studies that demonstrate the economic viability of the project must be completed, and necessary permits and additional property rights must be obtained. See “Cautionary Note to Investors Regarding Mineral Disclosures” and “Risk Factors” contained in elsewhere herein this prospectus.

In October 2012, we signed a 10-year potash supply agreement with Sichuan Chemical, a large state owned Chinese chemical company, pursuant to which Sichuan will purchase at least 500,000 tonnes of potash from us per year on a take or pay basis.

In February 2013, we submitted our application for the Air Quality Control permit to the Arizona Department of Environmental Quality (“ADEQ”) and our Mineral Development Report to the Arizona State Land Department (“ASLD”) to convert certain ASLD exploration permits to mineral leases. In September 2013, we received our Air Quality Control Permit to construct and operate a 2.2 million ton per year potash mine.

Governmental Regulation and Environmental, Health and Safety

We must obtain numerous governmental, environmental, mining and other licenses, permits and approvals authorizing our operations. Our existing exploration permits require us to make leasehold payments to either the state or private entities based on the number of leased land sections and acres. If we commence production on these leases, we will then be required to make royalty payments based on the revenue generated by the potash we produce from the leased land. We anticipate making significant leasehold payments to both governmental and private entities. Modifications of financial terms of these leases may adversely affect the viability of our projects.

In addition, portions of the area for the Holbrook Project border, or are within, the expanded boundaries of the Petrified Forest National Park. We hold the mineral rights for some of this land and we will need to work closely with both the State of Arizona and park officials regarding those portions of the Holbrook Project. This coordination could potentially delay the issuance of necessary permits, or lead to the imposition of restrictions to some of our operations that could adversely affect the viability of portions of the Holbrook Project. It could also lead to the denials of, approvals and permits necessary to develop portions of the Holbrook Project. Furthermore, any future expansion of the Petrified Forest National Park could limit our ability to acquire additional mineral rights, and additional acquisitions of lands or interests in land by the National Park Service could lead to further overlap with our current holdings.

Our exploration and development activities subject us to an evolving set of federal, state and local health, safety and environmental, or HSE, laws that regulate or propose to regulate surface disturbance, air and water quality impacts and safety procedures followed by our employees. Upon commencement of potash production, we will also need to comply with laws that regulate or propose to regulate our mining activities, including the management and handling of raw materials, disposal, storage and management of hazardous and solid waste, the safety of our employees and post-mining land reclamation.

We cannot predict the impact of new or changed laws, regulations or permitting requirements, or changes in the ways that such laws, regulations or permitting requirements are enforced, interpreted or administered. HSE laws and regulations are complex, are subject to change and have become more stringent over time. It is possible that greater than anticipated HSE capital expenditures or reclamation and closure expenditures will be required in the future. We expect continued government and public emphasis on environmental issues will result in increased future investments for environmental controls at our operations.

Market Conditions and Trends

Potash Demand   Potash demand depends primarily on the demand for fertilizer, which is based on the total planted acreage, crop mix, soil characteristics, fertilizer application rates, crop yields and farm income. Each of these factors is affected by current and projected grain stocks and prices, agricultural policies, improvements in agronomic efficiency, fertilizer application rates and weather. From 2000 to 2011, global consumption of potash as a fertilizer grew at a compound annual growth rate (CAGR) of 2.54% per year, from approximately 35.9 million tonnes KCl to approximately 47.3 million tonnes KCl, according to Fertecon.

Potash Supply   The supply of potash is influenced by a broad range of factors including available capacity and achievable operating rates; mining, production and freight costs; government policies and global trade. Barriers to adding new potash production are significant because economically recoverable potash deposits with the appropriate geologic conditions occur rarely. According to Fertecon, in 2011, seven countries accounted for approximately 91% of the world’s aggregate potash production. This scarcity has resulted in a high degree of concentration among the leading producers. Canada currently accounts for approximately 30% of global potash production. The next six largest producers, Russia, Belarus, China, Germany, Israel and Jordan, account for approximately 60% of global production. The U.S. produces approximately 15% of the potash it consumes. U.S. potash reserves are concentrated in the southwestern U.S and account for approximately 3% of world production. Only 12 countries produce nearly all of the world’s supply, making much of the world dependent upon imports to satisfy their potash requirements.

Employees

As of October 18, 2013, we had a total of eight employees.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names, ages and positions of the persons who are our directors and named executive officers as of the date of this prospectus:

Name	Age	Position
Dr. Barry Munitz	72	Chairman of board of directors
Chad Brownstein	40	Executive Vice Chairman of board of directors
J. Ari Swiller	44	Director, Chairman of Audit, Finance and Operations and Governance, Nominating and Compensation Committees
Reed Dickens	35	Director
Daniel J. Neumann	38	Director
Damon G. Barber	46	President, Chief Executive Officer and Secretary
Greg Dangler	32	Interim Chief Financial Officer
Wayne Rich	48	Principal Accounting Officer and Treasurer

Directors hold office for a period of one year from their election at the annual meeting of stockholders and until a particular director’s successor is duly elected and qualified. Officers are elected by, and serve at the discretion of, our board of directors. None of the above individuals has any family relationship with any other. It is expected that our board of directors will elect officers annually following each annual meeting of Stockholders.

Dr. Barry Munitz: Chairman of the board of directors.  Dr. Munitz joined our board of directors as chairman in February 2011. From August 2010 to February 2011, Dr. Munitz served as chairman of the board of directors of Old Prospect Global Resources, Inc., our wholly owned subsidiary. Dr. Munitz has been Trustee Professor at the California State University, Los Angeles campus since 2006. Between 2005 and 2010, Dr. Munitz chaired California’s P-16 Council, an organization that develops strategies to improve education in the State of California. Dr. Munitz served as President and CEO of the J. Paul Getty Trust from 1997 to 2006 where he was responsible for the two museums (Brentwood and Malibu), the Conservation and Research Institutes, the philanthropic foundation, the investment portfolio, and all education outreach programs. From 1991 to 1997, he served as Chancellor of the California State University (CSU)—a twenty-three campus system which is the largest senior university in the United States. Prior to that role, Dr. Munitz was vice chairman of the publicly held company MAXXAM and president of the private company which was its major stockholder (Federated Development) where he was involved for a decade in their natural resources activity, as well as timber, banking, energy and real estate. During the past decades, he served as a Trustee of Princeton University, the Seattle Art Museum, and the Courtauld Institute in London, as well as a corporate director at SunAmerica and Kaufman & Broad. Dr. Munitz is the immediate past chair and current vice chair of the board of Sierra Nevada College, is president of the Cotsen Foundation for the Art of Teaching and for Academic Research, is a governor of the three Eli and Edythe Broad Family Foundations and a corporate director at SallieMae. Dr. Munitz received a Bachelor’s degree in Classics and Comparative Literature from Brooklyn College, and received a Masters and a Ph.D. from Princeton University. Dr. Munitz is a fellow of the American Academy of Arts and Sciences and holds honorary degrees from Whittier College, Claremont University, the California State University, the University of Southern California, Notre Dame and the University of Edinburgh.

Chad Brownstein: Executive Vice Chairman of the board of directors.  Mr. Brownstein, one of our co-founders joined our board of directors as non-executive vice-chairman in August 2011 and became executive vice chairman in August 2012. Mr. Brownstein was an advisor to Crescent Capital Group (formerly Trust Company of the West Leveraged Finance Group) where he focuses on investing in Special Situations. Mr. Brownstein was a Member of Crescent Capital Group from January 2011 to July 2012 and was Senior Vice President at Trust Company of the West from February 2009 to December 2010. Previously, he was a Senior Advisor at Knowledge Universe Ltd., where he focused on turnaround operations and private equity investing. Prior to that, he was a Partner at ITU Ventures making venture and growth investments with a specialization in corporate strategy. Earlier in his career, Mr. Brownstein worked at Donaldson Lufkin & Jenrette in the Merchant and Investment Banking divisions. Mr. Brownstein is a member of the Cedars Sinai Board of Governors, California Competes Council, and serves on the board of directors for Los Angeles Conservation Corps and First PacTrust Bancorp (a Nasdaq listed company). Mr. Brownstein attended Columbia Business School and received a BA from Tulane University.

J. Ari Swiller: Director.  Mr. Swiller joined our board of directors in February, 2011. From October 2010 to February 2011, Mr. Swiller served as a director of Old Prospect Global Resources, Inc., our wholly owned subsidiary. Mr. Swiller co-founded the Renewable Resources Group (RRG) in 2003. RRG has developed two million acre-feet (AF) of water projects, over a gigawatt of renewable energy and marketed hundreds of water rights in nine states. Currently the firm owns and/or manages more than 100,000 acres of farmland for the purpose of water, renewable energy, and/or carbon development. Mr. Swiller’s responsibilities include managing all aspects of the business. Prior to founding RRG, Mr. Swiller was a Principal in The Yucaipa Companies; he served as Vice President of External Affairs at Ralphs Grocery Company and Executive Director of The Ralphs/Food4Less Foundation. He serves on the board of rfXcel Corporation, which develops supply chain performance improvement software. Mr. Swiller also serves on the Board of the Los Angeles Conservation Corps, the Miguel Contreras Educational Foundation and Falcon Waterfree Technologies. Mr. Swiller earned a B.A. from Cornell University.

Reed Dickens: Director.  Mr. Dickens joined our board of directors in October 2013.He has been the founder and principal of Dickens Capital Group, a corporate advisory business platform, since August 2009. From August 2009 to December 2011, Mr. Dickens served as the Chairman and CEO of Marucci Sports, which Forbes Magazine recognized as one of the most promising growth brands in America. Mr. Dickens continues to serve on the board of directors of Marucci Sports. From 2005 to 2009, Mr. Dickens served as the CEO of Outside Eyes, a firm that he founded. Outside Eyes creates crisis management and branding strategies for a diverse and high-profile client list. Mr. Dickens continues to serve as Outside Eyes’ senior strategist. In addition, Mr. Dickens currently serves as a senior advisor to TPG Capital, L.P.’s portfolio of growth companies. Between 2001 and 2003 Mr. Dickens served as assistant press secretary for President George W. Bush, where he assisted in managing the relationship between the White House Press Corps and the West Wing Press Office. Since 2005, Mr. Dickens has traveled the country as a corporate speaker and frequently contributed on CNN, Fox News, and MSNBC. Mr. Dickens received a Bachelor’s degree in Communications from Louisiana State University of Shreveport.

Daniel J. Neumann: Director.  Mr. Neumann joined our board of directors in October 2013.  He is currently a Managing Director and Portfolio Manager with GRT Capital Partners, LLC, a Boston-based asset management firm, where he and several former BlackRock, Inc. colleagues are helping to launch a new energy sector investment platform. From 2005 until joining GRT Capital Partners in May 2013, Mr. Neumann was a Managing Director and Portfolio Manager at BlackRock, Inc. While at Blackrock, Mr. Neumann managed The BlackRock Energy and Resources Trust (NYSE Ticker: BGR), an $800 million publically traded closed-end equity energy fund with the capability to invest globally and across all company sizes, including private equity. During this time, Mr. Neumann also assisted with the following portfolios: The BlackRock Resources and Commodities Strategy Trust (NYSE: BCX), The BlackRock All Cap Energy Fund (BACAX), and The BlackRock Small Cap Energy Fund (SSGRX). Prior to his career at BlackRock, Mr. Neumann served as Vice President at State Street Research & Management, where he was a research analyst, generating investment ideas in the energy and related sectors. Prior to his work at State Street Research, Mr. Neumann worked an associate analyst with the Equity Research Department of Bank of America Securities, LLC and as an analyst in the Investment Banking and Financial Institutions Group for PaineWebber, Inc. Mr. Neumann, a CFA Charterholder, received his Bachelor’s degree in Economics and English from Boston College.

Damon Barber: President, CEO and Secretary.  Mr. Barber became our president and chief executive officer on March 7, 2013.  Mr. Barber served as our chief financial officer from December 2012 to March 2013. Prior to joining Prospect Global, Mr. Barber was the chief executive officer and an executive director of CST Mining Group Limited from April 2010 to September 2011. While at CST, Mr. Barber led a $600 million public equity raise to acquire two copper mine development projects and subsequently directed the development of one project into production and directed the development of the second project to where it was sold for $505 million and returned CST approximately two times its total investment in the project. From June 2010 to September 2011, Mr. Barber also served as chairman of Marcobre S.A.C., a joint venture between CST and Korea Resources Corporation and LS Nikko. From October 2011 to December 2012, Mr. Barber worked as a consultant in the natural resources industry and managed his personal investments. Prior to joining CST, Mr. Barber was a managing director at Deutsche Bank from October 2007 to January 2010 and also served as head of Deutsche Bank’s metals and mining investment banking practice in Asia-Pacific from January 2009 until January 2010. From February to March 2010, Mr. Barber provided consulting services. Mr. Barber has over 20 years of experience in the natural resources industry in both management and advisory roles, including over 12 years advising and assisting natural resource companies on mergers & acquisitions, debt and equity capital raisings, leveraged buy-outs and project financings during his time with Deutsche Bank and from 1998 to 2007 as a member of Credit Suisse’s energy group. Prior to this, Mr. Barber was a bond trader at Credit Suisse First Boston from 1996 to 1998 and was also a section foreman at CONSOL Energy Inc.’s Loveridge Mine from 1990 to 1994. Mr. Barber holds a Bachelor of Science degree in Mining Engineering, cum laude, from the University of Kentucky and a Master of Business Administration degree, with distinction, from the Wharton School of Business.

Gregory M. Dangler: Interim CFO.  Mr. Dangler has a broad background in private equity investing, development of large-scale technical infrastructure projects, and the financing and management of international growth companies. Mr. Dangler served as our vice president of finance from March 2012 until March 2013 when he became our interim chief financial officer. From October 2011 to March 2012, Mr. Dangler managed his investments. Prior to that, Mr. Dangler served as chief executive officer of a technology and telecommunications company from October 2008 to October 2011. As the founding executive, he helped the company raise capital and establish its global presence with operating interests in Africa and South America.  Prior to that, Mr. Dangler was an associate with ITU Ventures, a leading private equity and venture capital firm focused on growth stage technology investments. While with ITU, Mr. Dangler executed private and public equity transactions, directed activity for mergers and acquisitions, and provided strategic support to portfolio companies. Mr. Dangler began his professional career as an Air Force officer managing complex and large-scale infrastructure projects. Mr. Dangler received a Meritorious Service Medal for outstanding achievement in delivering a large-scale technology program, which directly supported over 20 national security space launch missions. Mr. Dangler received a BS in Mechanical Engineering from the United States Air Force Academy and an MBA in Finance from the University of Southern California’s Marshall School of Business.

Wayne Rich: Senior Vice President, Accounting and Treasury and Treasurer.  Mr. Rich served as chief financial officer and vice president of finance from September 6, 2011 until December 13, 2012.  Since December 13, 2012, Mr. Rich has served as our Senior Vice President Accounting and Treasury. Mr. Rich served as treasurer and director of corporate finance at Thompson Creek Metals Inc., a publicly traded metals and mining company, from October 2008 until September 2011. Prior to that he served in several capacities at The Doe Run Resources Corporation, an integrated mining and metals manufacturing company, from August 1998 to October 2008, including as treasurer from April 2007 to October 2008 and assistant treasurer from July 2004 to April 2007. Mr. Rich holds a master’s in business administration from Illinois State University and a bachelor’s of science in accountancy from Eastern Illinois University.

Compensation of Directors

The table below sets forth the compensation earned by our non-employee directors during the 2013 and 2012 fiscal years. There were no non-equity incentive plan compensation, change in pension value or any non-qualifying deferred compensation earnings during these fiscal years. All amounts are in dollars. On February 11, 2011, Prospect Global (formerly known as Triangle Castings, Inc.) completed a reverse merger and acquired Prospect Global Resources Inc., a Delaware corporation incorporated on August 5, 2010, referred to herein as Old Prospect Global.

Name	Year	Fees Earned or Paid in Cash Compensation	Stock Awards	Option Awards	All Other Compensation	Total
Dr. Barry Munitz(1),(12)	2013	$150,000	—	$732,780	$100,000	$982,780
	2012	$37,500	—	$1,363,952	—	$1,401,452

Chad Brownstein(2),(12)	2013	$25,000	—	$369,226	—	$394,226
	2012	$12,500	—	$340,988	—	$353,488

Devon Archer(3),(12)	2013	$50,000	—	$2,891,679	$100,000	$3,041,679
	2012	$12,500	—	—	—	$12,500

Marc Holtzman(4),(12)	2013	$50,000	—	$258,458	—	$308,458
	2012	$12,500		$1,022,964	—	$1,035,464

Zhi Zhong Qiu(5),(12)	2013	$50,000	—	$258,458	—	$308,458
	2012	$12,500	—	$681,976	—	$694,476

Scott Reiman(6),(12)	2013	—	—	—	—	—
	2012	$12,500	—	$681,976	—	$694,476

J. Ari Swiller(7),(12)	2013	$131,250	—	$258,458	—	$389,708
	2012	$17,500	—	$340,988	—	$358,488

Conway J. Schatz(8),(12)	2013	$75,000	—	$258,458	—	$333,458
	2012	—	—	—	—	—

James Dietz(9)	2013	$12,500	—	—	—	$12,500
	2012	—	—	—	—	—

Reed Dickens (10)(12)	2013	—	—	—	—	—
	2012	—	—	—	—	—

Daniel J. Neumann(11)(12)	2013	—	—	—	—	—
	2012	—	—	—	—	—

(1)           Dr. Munitz joined our board of directors as chairman in February 2011. From August 2010 to February 2011, Dr. Munitz served as chairman of the board of directors of Old Prospect Global. Dr. Munitz received expense reimbursements from us of $3,301 in fiscal year 2013 and $0 in year 2012.  Dr. Munitz also received a $100,000 bonus in fiscal year 2013 in addition to his regular Board pay.

(2)           Mr. Brownstein joined our board of directors as non-executive vice chairman in August, 2011 and became executive vice chairman on August 1, 2012. Mr. Brownstein received expense reimbursements from us of $96,870 in fiscal year 2013 (prior to Mr. Brownstein becoming executive vice chairman on August 1, 2013) and $22,266 in year 2012.

(3)           Mr. Archer joined our board of directors in March and resigned from our board of directors in November 2012. Mr. Archer received expense reimbursements from us of $59,942 in fiscal year 2013 and $0 in year 2012. Mr. Archer also received a $100,000 bonus in fiscal year 2013 in addition to his regular Board pay.

(4)           Mr. Holtzman joined our board of directors in April 2011 and resigned from our board of directors in October 2013. Mr. Holtzman did not received any expense reimbursements from us in fiscal years 2013 and 2012.

(5)           Mr. Qiu joined our board of directors in November 2011 and resigned from our board of directors in October 2013. Mr. Qiu received expense reimbursements from us of $21,779 in fiscal year 2013 and $0 in year 2012.

(6)           Mr. Reiman joined our board of directors in August 2011 and resigned in March 2012. Mr. Reiman did not receive any expense reimbursements from us in fiscal years 2013 or 2012.

(7)           Mr. Swiller joined our board of directors in February 2011. From October 2010 to February 2011, Mr. Swiller served as a director of Old Prospect Global. Mr. Swiller received expense reimbursements from us of $15,047 in fiscal year 2013 and $0 in year 2012.

(8)           Mr. Schatz joined our board of directors as of April 1, 2012 and resigned from our board of directors in September 2013. Mr. Schatz received expense reimbursements from us of $5,261 in fiscal year 2013 and $0 in year 2012.

(9)           Mr. Dietz joined our board of directors in November 2012 and resigned from the board in March 2013. Mr. Dietz received expense reimbursements from us of $1,617 in fiscal year 2013 and $0 in year 2012.

(10)         Mr. Dickens joined our board of directors in October 2013.  Mr. Dickens did not receive any expense reimbursements from us in fiscal years 2013 or 2012.

(11)         Mr. Neumann joined our board of directors in October 2013.  Mr. Neumann did not receive any expense reimbursements from us in fiscal years 2013 or 2012.

(12)         For the years ended March 31, 2013 and March 31, 2012, we paid annual cash compensation (payable quarterly) of $150,000 and $75,000, respectively, to our chairman of the board, $100,000 and $0, respectively to our vice chairman of the board, $100,000 and $50,000, respectively, to the chairman of the audit committee, $75,000 and $35,000, respectively to the chairmen of the governance, nominating and compensation committee, $75,000 and $35,000, respectively, to the chairman of the finance and operations committee and $50,000 and $25,000, respectively, to each other non-employee director. Such amounts are reflected in the table above.

Executive Compensation

Summary compensation table

On March 20, 2012, Prospect’s board of directors resolved to change our fiscal year end from December 31 to March 31, commencing with the 12 month period ending March 31, 2012. The table below sets forth the compensation earned by our named executive officers during the 2013 and 2012 fiscal years taking into account our change in fiscal year. There were no non-equity incentive plan compensation, change in pension value or any non-qualifying deferred compensation earnings during fiscal 2013 or 2012. The amounts in the table are in dollars.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(6)	Total ($)
Damon Barber(2)(4)(5)	2013	$134,712	—	—	$682,081	—	—	$6,075	$822,868
Chief Executive Officer, President and Secretary starting March 7, 2013 and Chief Financial Officer from December 13, 2012 through March 7, 2013	2012	—	—	—	—	—	—	—

Patrick L. Avery(1) (4)(5)	2013	$563,946	$575,000		$619,059	—	—	$26,483	$1,784,488
Chief Executive Officer, President and Director, until March 7, 2013	2012	$269,167	$270,000		$2,045,928	—	—	$27,005	$2,612,100

Wayne Rich(4)(5)	2013	$275,000	$50,000	—	—			$22,165	$347,165
Principal Accounting Officer and Treasurer starting December 14, 2012; Chief Financial Officer starting September 6, 2011 until December 13, 2012	2012	$156,597	$100,000	—	$3,443,751	—	—	$11,799	$3,712,147

Gregory M. Dangler(2)(4)(5)	2013	$146,500	$105,000	—	$911,069	—	—	$11,255	$1,173,824
Interim Chief Financial Officer starting March 7, 2013	2012	—	—	—	—	—	—	—

Chad Brownstein(2)(3)(5)	2013	$250,000	$365,000	—	—	—	—	$6,191	$621,191
Executive Vice Chairman, starting August 1, 2012	2012	—	—	—	—	—	—	—	—

Brian W. Wallace(2)(4)(5)	2013	$281,250	$100,000	—	$1,852,238	—	—	$114,092	$2,349,453
Chief Operating Officer, Executive Vice President starting August 15, 2012 until April 2, 2013	2012	—	—	—	—	—	—	—	—

(1)                                     Mr. Avery was appointed director, chief executive officer and president of Old Prospect Global on August 17, 2010 and upon consummation of the reverse merger in February 2011 was appointed director, chief executive officer and president of Prospect Global on February 11, 2011 and served in this same capacity through March 7, 2013.

(2)                                     Mr. Barber, Mr. Dangler, Mr. Brownstein and Mr. Wallace did not earn compensation as named executive officers during our 2012 fiscal year.

(3)                                     Does not include compensation or the value of stock options granted to Mr. Brownstein as non-executive vice chairman prior to him becoming our executive vice chairman on August 1, 2012.

(4)                                     Other compensation consists of payments by Prospect Global of executive health benefits for coverage for the named executive officers and in the case of Mr. Dangler and Mr. Wallace also includes $5,000 and $100,000 of moving assistance, respectively.

(5)                                     The following named executive officers also received expense reimbursements from Prospect Global in fiscal years 2013 and 2012, respectively, of: Mr. Barber $56,224 and $0; Mr. Avery $6,817 and $6,450; Mr. Rich $2,240 and $3,971; Mr. Dangler $3,674 and $0; Mr. Brownstein $96,870 and $22,266 and Mr. Wallace $8,564 and $0.

Equity Compensation Plan Information

The table below summarizes the securities outstanding under our equity compensation plans at October 16, 2013:

Plan Category(1)	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
2011 Employee Equity Incentive Plan (1),(3)	74,600	(2)	$166.51	n/a
2011 Director and Consultant Equity Incentive Plan (1), (4)	89,500	(2)	$156.09	n/a
Total All Equity Incentive Plans	164,100	(2)	$160.83	1,769,900	(2)

(1)                                 Reflects equity compensation plans approved by our Stockholders. We currently do not have any equity compensation plans that have not been approved by our Stockholders.

(2)                                 Represents shares of common stock.

(3)                                 Provides for the grant of such awards, as well as incentive stock option awards, to employees (including employees who are officers) of Prospect and its qualifying subsidiaries.

(4)                                 Provides for the grant of such awards to non-employee directors and consultants of Prospect and its qualifying subsidiaries.

Outstanding Equity Awards at Fiscal Year-End

The below table contains information regarding unexercised options; stock that has not vested; and equity incentive plan awards for each named executive officer outstanding as of the end of March 31, 2013:

	OPTION AWARDS						STOCK AWARDS
Name and Principal Position (a)	Number of Securities underlying unexercised options (#) exercisable (b)	Number of securities underlying unexercised options (#) exercisable (c)	Equity Incentive plan awards: Number of securities underlying unexercised unearned options (#) (d)		Option exercise price ($) (e)	Option expiration date (f)	Number of shares or units of stock that have not vested (#) (g)	Market value of shares or units of stock that have not vested ($) (h)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#) (i)	Equity inventive plan awards: Market or payout value of unearned shares units or other rights that have not vested ($) (j)
Damon G. Barber		6,666	13,334	(2)	$130.00	12/13/2022	—	—	—	—
Chief Executive Officer, President

Patrick L. Avery(1)(5)	—	12,000	—		$212.50	12/26/2021	—	—	—	—
Chief Executive Officer, President and Director until March 7, 2013	—	3,000	—		$130.00	07/01/2022	—	—	—	—

Wayne Rich	—	20,000	—		$212.50	12/26/2021	—	—	—	—
Principal Accounting Officer and Treasurer starting December 14, 2012; Chief Financial Officer starting September 6, 2011 until December 13, 2012

Gregory M. Dangler	—	2,000	800	(3)	$130.00	07/01/2022	—	—	—	—
Interim Chief Financial Officer starting March 7, 2013	—	3,000	3,000	(4)	$144.00	10/18/2022	—	—	—	—

Chad Brownstein	—	2,000	—		$212.50	12/27/2011	—	—	—	—
Executive Vice Chairman starting August 1, 2012	—	—	4,000	(3)	$130.00	07/01/2022	—	—	—	—

Brian W. Wallace(5)	—	10,000	—		$130.00	07/01/2022	—	—	—	—
Chief Operating Officer, Executive Vice President, starting August 15, 2012 until April 2, 2013

(1)             Mr. Avery was appointed director, chief executive officer and president of Old Prospect Global on August 17, 2010 and upon consummation of the reverse merger in February 2011 was appointed director, chief executive officer and president of Prospect Global on February 11, 2011 and served in this same capacity through March 7, 2013.

(2)             6,667 options vest on December 13, 2013 and the remaining 6,666 options vest on December 13, 2014.

(3)             These options vest on July 1, 2013.

(4)             These options vest on October 18, 2013.

(5)             Mr. Avery and Mr. Wallace were not named executive officers as of the end of March 31, 2013.

The Board of Directors and Committees Thereof

Prospect Global’s board of directors held 16 meetings in fiscal year 2013. Each of our current directors who were directors at such time attended at least 75% of the aggregate total of meetings of the board of directors and committees on which they served, other than Marc Holtzman and Zhi Zhong Qiu. Our non-management directors meet at least one time throughout the year and as necessary or appropriate in executive session as which members of management are not present. All of our directors attended our annual meeting. Our policy regarding directors’ attendance at the annual meetings of Stockholders is that all directors are expected to attend, absent extenuating circumstances.

Affirmative determinations regarding director independence and other matters

Our board of directors follows the standards of independence established under the Nasdaq rules in determining if directors are independent and has determined that Mr.  Swiller, Mr. Dickens and Mr. Neumann are “independent directors” under those rules. No independent director receives, or has received, any fees or compensation from Prospect Global other than compensation received in his or her capacity as a director. There were no transactions, relationships or arrangements not otherwise disclosed that were considered by the board of directors in determining that any of the directors are independent. There are no family relationships among any of our executive officers, directors or nominees for directors.

Committees of the board of directors

Pursuant to our amended and restated bylaws, our board of directors is permitted to establish committees from time to time as it deems appropriate. To facilitate independent director review and to make the most effective use of our directors’ time and capabilities, our board of directors established in fiscal year 2013 the Apollo committee, the special committee with respect to our rights offering and the financing committee with respect to capital raising and in fiscal year 2012 a governance, nominating and compensation committee, a finance and operations committee and a pricing committee for our two public offerings. In fiscal year 2012, our board of directors also approved the formation of an audit committee, although due to a lack of qualified independent directors, the board did not appoint members to the audit committee until April 1, 2012. The function of the Audit committee, the Governance, Nominating and Compensation committee and the Finance and Operations committee are described below.

Audit Committee

Our audit committee became effective as of April 1, 2012.  Mr. Swiller, Mr. Dickens and Mr. Neumann currently serve on the audit committee, with Mr. Swiller serving as chair. The board has determined that each of the members of the audit committee meet the Securities and Exchange Commission’s definition of an audit committee financial expert. Each member of the audit committee is an “independent director” pursuant to the independence standards established under the Nasdaq rules. The audit committee is appointed by the board of directors to assist the board in fulfilling its oversight responsibilities with respect to (1) the integrity of Prospect’s financials statements and financial reporting process and systems of internal controls regarding finance, accounting and compliance with legal and regulatory requirements, (2) the qualifications, independence and performance of Prospect’s independent accountants, and (3) and other matters as set forth in the audit committee charter approved by the board. Management is responsible for Prospect’s financial statements and the financial reporting process, including the systems of internal controls and disclosure controls and procedures. Our independent registered public accountants are responsible for performing an independent audit of Prospect’s financial statements in accordance with generally accepted accounting standards and issuing a report thereon. The audit committee’s responsibility is to monitor and oversee these processes. In fiscal year 2013, the audit committee held four meetings and has included an audit committee report in these proxy materials below.  Our board approved a written charter for the audit committee in November 2011 which can be found at www.prospectgri.com under the tab “Investors”.

Audit Committee Report

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended March 31, 2013, and the notes thereto.

Review with management

Management is responsible for preparing the Company’s financial statements and the reporting process, including the system of internal control. The Audit Committee, in its oversight role, has reviewed and discussed with management the Company’s audited financial statements for the fiscal year ended March 31, 2013 and the notes thereto.

Review and discussions with independent accountants

The Audit Committee has discussed with EKS&H LLLP, the Company’s independent auditors, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from EKS&H required by applicable requirements of the Public Company Accounting Oversight Board regarding EKS&H’s communications with the Audit Committee concerning independence, and has discussed with EKS&H its independence.

Conclusion

Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2013, for filing with the Securities and Exchange Commission.

SUBMITTED BY THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

Conway J. Schatz (Chair)
J. Ari Swiller
Marc Holtzman

Governance, Nominating and Compensation committee

We currently have a governance, nominating and compensation committee established at a board of directors meeting on November 14, 2011, which currently consists of Mr. Swiller and Mr. Dickens, both independent directors. Mr. Swiller serves as chair of the governance, nominating and compensation committee.  The governance, nominating and compensation committee operates pursuant to a written charter which can be found at www.prospectgri.com under the tab “Investors”. The committee meets annually to determine whether to recommend to the board to include the nomination of incumbent directors with expiring terms in the proxy statement. The committee meets at other times as needed to consider candidates to fill any vacancies that may occur. At least once a year, the committee considers whether the number of directors is appropriate for Prospect’s needs and recommends to the board any changes in the number of directors, and reviews the performance of the board.

Director nominations

In the event that vacancies on our board of directors arise, the governance, nominating and compensation committee considers potential candidates for director, which may come to the attention of the governance, nominating and compensation committee through current directors, professional executive search firms, stockholders or other persons. The governance, nominating and compensation committee will consider candidates recommended by stockholders if the names and qualifications of such candidates are submitted in writing. The governance, nominating and compensation committee considers properly submitted stockholder nominations for candidates for the board of directors in the same manner as it evaluates other nominees. Following verification of the stockholder status of persons proposing candidates, recommendations are aggregated and considered by the governance, nominating and compensation committee and the materials provided by a stockholder to the corporate secretary for consideration of a nominee for director are forwarded to the governance, nominating and compensation committee. All candidates are evaluated at meetings of the governance, nominating and compensation committee. In evaluating such nominations, the governance, nominating and compensation committee seeks to achieve the appropriate balance of industry and business knowledge and experience in light of the function and needs of the board of directors. The governance, nominating and compensation committee considers candidates with excellent decision-making ability, business experience, personal integrity and reputation. Our management recommended our incumbent directors for election at our 2013 annual meeting. We did not receive any other director nominations.

Corporate governance

In addition to director nominations, the governance, nominating and compensation committee monitors the implementation and operation of our corporate governance guidelines and reviews from time to time the adequacy of the corporate governance guidelines in light of broadly accepted practices of corporate governance, emerging governance standards and market and regulatory expectations, and advises and makes recommendations to the board with respect to appropriate modifications. The committee also identifies and reviews measures to strengthen the operation of our governance guidelines, prepares and supervises the implementation of the board’s annual reviews of director independence, and the board’s performance, as contemplated by the corporate governance guidelines, and oversees the board’s processes for evaluation of management.

Compensation subcommittee

Our compensation subcommittee of the governance, nominating and compensation committee consisted of Mr. Schatz and Mr. Swiller during fiscal year 2013. The compensation subcommittee met six times during fiscal year 2013. The compensation subcommittee reviews, approves and modifies our executive compensation programs, plans and awards provided to our directors, executive officers and key associates. The compensation subcommittee also reviews and approves short-term and long-term incentive plans and other stock or stock-based incentive plans. In addition, the subcommittee reviews our compensation and benefit philosophy, plans and programs on an as-needed basis. In reviewing our compensation and benefits policies, the compensation subcommittee may consider the recruitment, development, promotion, retention, compensation of executive and senior officers of Prospect Global, trends in management compensation and any other factors that it deems appropriate. Our president and chief executive officer provides the compensation subcommittee with recommendations regarding our compensation program and the compensation of our named executive officers other than himself. The compensation subcommittee is not bound by the input it receives from our president and chief executive officer and exercises independent discretion when making executive compensation decisions. The compensation subcommittee may engage consultants (but has not already done so) in determining or recommending the amount of compensation paid to our directors and executive officer.

Compensation subcommittee interlocks and insider participation

None of the members of the compensation subcommittee are company officers. None of our executive officers currently serves or has served on the compensation subcommittee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors (unless properly excusing themselves) or as a director of another entity, one of whose executive officer serves or served as one of our directors or on our compensation subcommittee.

Finance and Operations committee

We currently have a finance and operations committee established at a board of directors meeting on November 14, 2011, which currently consists of Mr. Swiller and Mr. Neumann, both independent directors, and met one time during fiscal year 2013. Mr. Swiller serves as chairman of the finance and operations committee. The finance and operations committee monitors matters relating to our financial and business operations, including financial performance, capital structure, financial operations, business operations, capital expenditures, dividends and strategic planning policy matters.

Communications with the Board of Directors

Stockholders may communicate with our board of directors, any of the directors or any of the committees by sending written communications addressed to the board of directors, any of the directors or any of the committees to Prospect Global Resources Inc., 1401 17th Street, Suite 1550, Denver, CO 80202, Attention: Corporate Secretary. All communications are compiled by the corporate secretary and forwarded to the board or the individual director(s) accordingly.

Code of Ethics

We have a financial code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller and any of our officers and employees that are members of our finance team, including any persons performing similar functions. We also have a code of ethics for senior financial officers that applies to our principal executive officer, principal financial officer, principal accounting officer or controller. Our financial code of ethics and code of ethics for senior financial officers codify the business and ethical principles that govern the financial aspects of our business. Both the financial code of ethics and the code of ethics for senior financial officers were adopted by Triangle prior to the reverse merger and were replaced in October 2011 with our Code of Business Conduct and Ethics, Code of Ethics for Senior Financial Officers, Corporate Communications Policy, Corporate Governance Guidelines, Corporate Governance Guidelines on Director Independence and an Insider Trading Policy. Copies of these policies are available on our website at www.prospectgri.com under the tab “Investors.” We will provide a copy of our financial code of ethics or code of ethics for senior financial officers to any person, at no charge, upon a written request. All written requests should be directed to: Prospect Global Resources Inc., 1401 17th Street, Suite 1550, Denver, CO 80202, Attention: Corporate Secretary.

Board Leadership Structure

The board’s current leadership structure separates the positions of chairman and principal executive officer. The board has determined our leadership structure based on factors such as the experience of the applicable individuals, the current business and financial environment faced by Prospect Global, particularly in view of its financial condition and industry conditions generally and other relevant factors. After considering these factors, we determined that separating the positions of chairman of the board and principal executive officer is the appropriate leadership structure at this time. The board is currently responsible for the strategic direction of Prospect Global. The chief executive officer is currently responsible for the day to day operation and performance of Prospect Global. The board feels that this provides an appropriate balance of strategic direction, operational focus, flexibility and oversight.

The Board’s Role in Risk Oversight

It is management’s responsibility to manage risk and bring to the board’s attention any material risks to Prospect Global. The board has oversight responsibility for Prospect Global’s risk policies and processes relating to the financial statements and financial reporting processes and the guidelines, policies and processes for mitigating those risks.

Employment Agreements

We have an at will employment agreement with Mr. Barber effective December 13, 2012. Pursuant to the terms of his employment agreement, he receives a base salary of $450,000 per year and received options to purchase 20,000 shares of our common stock exercisable at $130.00 per share. 6,667 options are fully vested, 6,667 options will vest on December 13, 2013 and 6,666 options will vest on December 13, 2014. The options will vest immediately upon a change of control or if Mr. Barber’s services are terminated other than for cause or by Mr. Barber for good reason. Mr. Barber is eligible for an annual cash bonus based on performance goals established by the compensation committee of the board of directors in a maximum amount of 120% of base salary.

We have an at will employment agreement with Mr. Brownstein effective August 1, 2012. Mr. Brownstein is our executive vice chairman, reporting to our non-executive board chairman. Under the agreement Mr. Brownstein is required to devote all of his professional time with respect to natural resources to Prospect Global. He receives a base salary of $375,000 per year and is eligible for an annual cash bonus at the discretion of the compensation committee of the board of directors.

We have an at will employment agreement with Mr. Dangler effective October 19, 2012. Pursuant to the terms of his employment agreement, he will receive a base salary of $180,000 per year and was granted options to purchase 6,000 shares of our common stock at $144.00 per share which are fully vested. On July 1, 2012, Mr. Dangler was granted additional options to purchase 2,800 shares of our common stock at $130.00 per share which are fully vested. Mr. Dangler is eligible for an annual cash bonus based on performance goals established by the compensation committee of the board of directors up to 80% of base salary.

We have an at will employment agreement with Mr. Rich. Mr. Rich receives an annual salary of $275,000 and received options to purchase 20,000 shares of our common stock exercisable at $212.50 per share, all of which have now vested. Mr. Rich is eligible for an annual cash bonus based on performance goals established by the compensation committee of the board of directors (or the board in the compensation committee’s absence) in a minimum amount of 80% of base salary and a maximum amount of 120% of base salary.

We entered into a Consulting, Termination and Release Agreement with Mr. Avery, our previous president and chief executive officer, effective March 7, 2013, which provides for severance of $480,000, payable over one year’s time in accordance with our regular payroll practice, payment for accrued vacation days and payment of an additional $5,000. Under the agreement, Mr. Avery provided consulting services to us as a Senior Advisor for 60 days.  Prior to that, we had an at will employment agreement with Mr. Avery during which Mr. Avery received an annual base salary of $480,000 and a stock grant of 30,000 shares of our common stock, all 30,000 shares of which have now vested.  Mr. Avery was also eligible for an annual cash bonus based on performance goals, with a targeted bonus of 120% of the then current base salary (with board approval). On December 27, 2011, Mr. Avery was granted 12,000 options which vested immediately, have an exercise price of $212.50 and expire on December 26, 2021. On July 1, 2012, Mr. Avery was granted an additional 6,000 options having an exercise price of $130.00 and an expiration date of July 1, 2022, of which 3,000 vested immediately and 3,000 were forfeited on his departure from the Company.  As part of Mr. Avery’s Consulting, Termination and Release Agreement, the expiration dates on Mr. Avery’s 15,000 vested stock options were extended from 90 days from his departure date to their full original terms.

We entered into a Separation and Release Agreement with Mr. Wallace, our previous chief operating officer, on April 2, 2013 which provides for payment for accrued vacation days and mutual releases. Under the agreement, Mr. Wallace will provide consulting services to us as a Senior Advisor.  Prior to that, Mr. Wallace had an at will employment agreement with us effective August 15, 2012. Pursuant to the terms of his employment agreement, he received a base salary of $450,000 per year and received options to purchase 20,000 shares of our common stock exercisable at fair market value at the time of grant. 10,000 of these options vested on the grant date, while the remaining 10,000 options were forfeited by Mr. Wallace on his termination from the Company. The options would have vested immediately upon a change of control or if Mr. Wallace’s services as chief operating officer have terminated by us other than for cause or by Mr. Wallace for good reason. Mr. Wallace was eligible for an annual cash bonus based on performance goals established by the compensation committee of the board of directors in a maximum amount of 120% of base salary. As part of Mr. Wallace’s Separation and Release Agreement, the expiration dates on Mr. Wallace’s 10,000 vested stock options were extended from 90 days from his departure date to their full original terms.

TRANSACTIONS WITH RELATED PERSONS

We will present all possible transactions between us and our officers, directors or 5% Stockholders, and our affiliates to the board of directors for their consideration and approval. Any such transaction will require approval by a majority of the disinterested directors and such transactions will be on terms no less favorable than those available to disinterested third parties. Appropriate protocols regarding conflicts of interest and transactions with related persons are addressed in writing in our Code of Business Conduct and Ethics. During fiscal years 2013 and 2012 through the date of this prospectus, we have engaged in the following transactions with related parties:

Buffalo Management LLC.  In August, 2010, Old Prospect Global entered into a management services agreement with Buffalo Management LLC, which was amended in November, 2010 and was assigned to us at the merger closing. Buffalo Management provides advisory and management services to Prospect which includes but is not limited to identifying, analyzing, and structuring growth initiatives, strategic acquisitions and investments and arranging debt and equity financing. To date, Buffalo has sourced investors, facilitated Prospect’s leasehold position in the Holbrook Basin and generated business development opportunities throughout international sales markets. As compensation for these services, we agreed to pay Buffalo Management (i) a consulting fee of $20,000 per month, (ii) an annual management fee in an amount equal to 2% of our annual gross revenues as shown on our audited financial statements each year, (iii) an acquisition advisory fee with respect to the consummation of each future acquisition or business combination engaged in by us equal to 1% of the transaction value, and (iv) an advisory fee of $650,000 related to consummating a transaction in which Old Prospect Global merges with or becomes a wholly-owned subsidiary of a publicly traded company. We also agreed to reimburse Buffalo Management for office expenses up to $5,000 per month. Buffalo Management also received a warrant to purchase 36,271 shares of our common stock at an exercise price of $187.50 per share and such warrant expires June 21, 2016. In connection with the management services agreement with Buffalo Management, we entered into a registration rights agreement which requires us to register for resale the common stock and the shares of common stock issuable upon exercise of the warrant. During 2011, Old Prospect Global and Buffalo Management reached an agreement whereby Buffalo received 1,516,667 shares of Old Prospect Global’s common stock, with an estimated fair value of $288,167, in lieu of cash for amounts due for management fees, office expenses and advisory fees through February 11, 2011. From January 1, 2011 through July 31, 2012, Prospect paid Buffalo $407,500, of which $257,500 related to amounts accrued by Prospect and owed to Buffalo through December 31, 2011.

On August 1, 2012 we entered into a termination of management services agreement with Buffalo Management. The management services agreement, which was terminable only by Buffalo Management, provided for fees to Buffalo Management for management services rendered in connection with significant transactions such acquisitions, dispositions and financings. Also on August 1, 2012 Chad Brownstein, the principal at Buffalo Management who rendered services to us pursuant to the management services agreement and our non-executive board chairman, became our executive vice chairman, a salaried employee of Prospect.

Pursuant to the termination agreement we: (i) paid Buffalo Management $975,000 cash and a warrant to purchase 7,043 shares of our common stock for $130.00 per share in satisfaction of the $1,500,000 fee payable to Buffalo Management in connection with the acquisition of the 50% of American West Potash LLC that we did not previously own and described above; (ii) issued Buffalo Management a warrant to purchase 5,366 shares of our common stock for $130.00 per share in connection with services rendered by Buffalo Management in connection with our public offering of 308,000 shares of common stock at $130.00 per share; and (iii) issued Buffalo a warrant to purchase 40,000 shares of our common stock for $130.00 per share in consideration of Buffalo Management’s terminating its right to future transaction fees and the $25,000 monthly consulting and office space reimbursement fee under the management services agreement. The fee payable to Buffalo Management equal to 2% of Prospect’s annual gross revenues provided for under the management services agreement survives the termination in perpetuity.

In connection with restructuring the Karlsson senior debt (as described more fully below), we were required to increase Karlsson’s royalty interest from 1% to 2% without increasing the aggregate amount of royalty interests payable to third parties in the aggregate.  In order to achieve this result, we negotiated with Buffalo to reduce our royalty payable to Buffalo from 2% to 1%. We compensate Buffalo for this royalty by issuing Buffalo 1.5 million shares of our redeemable preferred stock and warrants to purchase 1,005,284 shares of our common stock for $4.05 per share, expiring on August 19, 2018.  To value the surrendered royalty we engaged a third party valuation firm, and our board designated board member Ari Swiller to finalize these negotiations with Buffalo Management, who has no personal or economic interest in Buffalo Management.  Quincy Prelude LLC, one of our stockholders beneficially owning more than 5% of our common stock, owns 100% of the voting interests and 82.5% of the economic interests of Buffalo Management and has sole voting and dispositive power of the shares of our common stock owned by Buffalo Management LLC. Chad Brownstein, one of our directors and our executive vice chairman, is the sole member of Quincy Prelude LLC and has sole voting and dispositive power of the shares of our common stock beneficially owned by Quincy Prelude LLC and Barry Munitz, our chairman, owns a 17.5% non-voting economic interest in Buffalo Management.

Hexagon Investments, LLC.  One of our former board members, Scott Reiman, who served on our board from August, 2011 to March, 2012, is the founder of Hexagon Investments, LLC. Conway Schatz, also one of our former directors, is an Employee of Hexagon Investments. The details for these transactions with Hexagon are summarized below:

•                  On April 25, 2011, we issued a $2,500,000 face value secured convertible note in exchange for net proceeds of $2,500,000. The note converted to 17,630 shares of our common stock on November 22, 2011. We also issued Hexagon two warrants to purchase our common stock. Both warrants are exercisable until August 1, 2017 for up to 63,333 of our shares at an exercise price of $15.00 per share. In connection with issuance of the convertible note we granted piggy-back registration rights to Hexagon for the shares issuable upon conversion of the note and exercise of the warrants.

•                  On September 19, 2011, we issued a $1,500,000 convertible secured note in exchange for net proceeds of $1,500,000. This note converted to 7,981 shares of our common stock on November 22, 2011. We also issued Hexagon a warrant to purchase up to 19,608 shares of our common stock at an exercise price of $15.00 per share, which is exercisable until August 1, 2017. In connection with issuance of the convertible note, we granted piggy-back registration rights to Hexagon for the shares issuable upon conversion of the note and exercise of the warrants.

•                  On November 22, 2011 we sold 51,765 shares of common stock and a warrant to purchase 51,765 shares of common stock at $212.50 per share for total cash proceeds of $10,999,999 to Very Hungry LLC, an affiliate of Hexagon. The warrant is exercisable at any time through August 1, 2017. We granted piggy-back registration rights for the shares purchased and issuable upon exercise of the warrant.

•                  Also on November 22, 2011 we entered into a royalty agreement with Grandhaven Energy, LLC, another affiliate of Hexagon, whereby we sold Grandhaven an overriding royalty interest of 1% of the gross proceeds received by our subsidiary, American West Potash, or AWP, from the extraction of potash from its existing land holdings for $25,000 cash. If (i) the Arizona State Land Department declines to issue any lease to AWP with respect to any state exploration permit, or (ii) the Arizona State Land Department terminates any state exploration permit, or (iii) the Arizona State Land Department refuses to consent to the assignment of any royalty interests in any Arizona state lease, or requires any reduction of or imposes any condition on such royalty interests as a condition of approving an assignment of such royalty interests or approving any royalty reduction or other action with respect to a state lease, or (iv) if AWP has not been issued all of the state leases and conveyed to Grandhaven all royalty interests in all of AWP’s Arizona state leased premises on or before March 1, 2013, Grandhaven shall have the option to receive substitute royalty interests from us in the same number of acres in portions of our non-Arizona state properties, in a percentage sufficient to compensate Grandhaven for the reduced royalty interests in the affected state lease. If AWP has not been issued any Arizona state leases as of the date that AWP conveys assignments of the royalty interest in the non-Arizona state properties Grandhaven may elect to receive in substitution an assignment of a 1.388% royalty interest in all of the non-Arizona state leased premises. If we do not deliver assignments of the royalty interest from AWP to Grandhaven by December 31, 2013, Grandhaven has the option, at any time thereafter, to purchase shares of our common stock at $212.50 per share in exchange for the surrender by Grandhaven of royalty interests for which assignments have not been obtained, valued at their fair market value at that time.

•                  On June 7, 2012, Hexagon consummated the contribution of all of its shares of common stock and warrants to purchase common stock to Very Hungry LLC. Subsequent to that transaction, the Scott Reiman 1991 Trust liquidated its membership Interest in Very Hungry and received a pro rata distribution of its interests in Very Hungry, including equity securities of Prospect. The table set forth under “Security Ownership of Certain Beneficial Owners and Management” reflects these transactions.

•                  On July 5, 2012, Very Hungry purchased 96,154 shares of our common stock at $130.00 per share in our public offering.

•                  Very Hungry and the Scott Reiman 1991 Trust, referred to as the Very Hungry Parties, made a $5.0 million loan to us on May 2, 2013 and received from us subordinated notes in an aggregate principal amount of $5.5 million. In consideration for the subordinated loan we reduced the exercise price on warrants to purchase our common stock held by the Very Hungry Parties to $15.00 per share (in each case from exercise prices ranging from $212.50 per share to $150.00 per share) and extended the maturity of all such warrants to August 1, 2017. The subordinated notes bore no interest and matured on September 9, 2013. The Very Hungry Parties invested the aggregate principal amount of their subordinated notes into our preferred stock that on August 30, 2013 converted into an aggregate of 916,668 shares of common stock, 916,668 Series A Warrants and 916,668 Series B Warrants, identical to those issued in our June 2013 public offering.

COR Advisors LLC.  On July 5, 2011, we entered into an Investor Relations Consulting Agreement with COR Advisors LLC, pursuant to which COR provides investor relations services to us. This Investor Relations Consulting Agreement was subsequently amended on May 9, 2012 and on August 1, 2012. In connection with these amendments, COR’s services were extended through July 4, 2015 and expanded to provide additional services beyond investor relations following our July 2012 public offering. For services performed during the year ending on July 5, 2012, COR received (a) as compensation 6,000 shares of our common stock with 2,000 shares fully vesting on execution, 2,000 shares vesting on January 5, 2012 and 2,000 shares vesting on July 5, 2012 and (b) a onetime bonus of 800 shares of our common stock upon the listing of our shares on The NASDAQ Capital Market. COR received as compensation an additional 6,000 shares of our common stock for services performed during the year ending on July 5, 2013 with 1,500 of the shares vesting at the end each quarter during the renewal period. COR also receives a monthly retainer of $20,000 through July 4, 2015 as compensation for its services. COR and its affiliates beneficially owned more than 5% of our common stock during fiscal years 2012 and 2013.

Related Party Receivables from AWP.  Prospect Global paid approximately $14,112 in 2011 on behalf of AWP. As a result of the consolidation of financial statements, related party receivables are eliminated upon consolidation.

Purchase of Remaining 50% Interest of AWP from The Karlsson Group.  Prospect entered into an agreement with The Karlsson Group, Inc. on May 30, 2012 whereby Prospect agreed to acquire the 50% of American West Potash LLC that it did not currently own for an aggregate purchase price of $150,000,000. The transaction closed on August 1, 2012 at which time Prospect became the sole owner and operator of American West Potash.

Our wholly-owned subsidiary, Old Prospect Global signed a purchase agreement dated May 30, 2012 with The Karlsson Group, Inc. for the acquisition. We paid The Karlsson Group a non-refundable deposit consisting of (a) $6,000,000 cash, of which $5,500,000 was credited against the purchase price, and (b) a warrant to purchase 112,117 shares of our common stock for $12.50 per share. At closing, (a) we paid The Karlsson Group an additional $19,500,000 in cash, (b) Old Prospect Global issued The Karlsson Group a senior secured $125,000,000 promissory note and (c) American West Potash granted The Karlsson Group the right to receive 1% of the gross sales received by American West Potash from potash production from the real property over which American West Potash currently has leases, licenses and permits for mining purposes, capped at $75,000,000. In the event of a sale of at least 50% of American West Potash or a merger of American West Potash with or into an unaffiliated entity on or prior to August 1, 2016, we agreed to pay The Karlsson Group an additional payment equal to 15% of the net proceeds received from the transaction, capped at $75,000,000. In addition, at the closing, American West Potash received an option to purchase approximately 5,080 acres in Apache County, Arizona from an affiliate of The Karlsson Group for $250,000 which is exercisable for 150 days after payment in full of the promissory note. The Stockholders of The Karlsson Group have agreed not to compete with American West Potash within the Holbrook Basin of Arizona prior to August 1, 2015.

Debt Restructuring

On April 15, 2013, June 26 2013 and September 16, 2013 we entered into Extension Agreements with The Karlsson Group which restructured the senior first priority secured promissory note (the “Karlsson Note”) that we issued to The Karlsson Group on August 1, 2012 in connection with our purchase of Karlsson’s 50% interest in AWP (the “Initial KG Transaction”).  In connection with the First Extension Agreement, we amended some of the related documents, including the Karlsson Note (the “Karlsson Note Amendment”), and restructured the two promissory notes issued to affiliates of Apollo Global Management, LLC (“Apollo”) on March 7, 2013 in the aggregate principal amount of $6.8 million (the “Apollo Notes”).

The First Karlsson Note Amendment requires us to make future tax “gross-up” payments to The Karlsson Group to compensate them for increases in federal and state income taxes and other tax related matters .We currently estimate the cost of these tax “gross-up” payments to be approximately $26.3 million ($20.1 million if you include the tax gross-up payments owing prior to the Amendment date); however, the tax gross-up payments are subject to change based on future changes in tax rates (including increases in effective income tax rates caused by “minimum tax” provisions such as the “Buffett rule” or “flat tax” proposals) and/or future changes in certain interest rates published by the Internal Revenue Service.

Karlsson Note Amendments

Under the First Karlsson Note Amendment, the maturity date was extended to the earlier of (i) 12 months following completion of a DFS and (ii) July 1, 2015.  An interim principal payment of $30.0 million was due on the earlier of (i) six months following completion of a DFS and (ii) January 2, 2015 (the “First Payment Date”). Prior to the First Karlsson Note Amendment, we were required to prepay the Karlsson Note with 40% of the net proceeds of any capital raised, whereas under the First Karlsson Note Amendment we were required to prepay the Karlsson Note with 10% of the gross proceeds of any capital raised following the first $10.0 million of capital raised.  Under the First Karlsson Note Amendment, the annual interest rate of 9% changed from simple to compounding and is now payable quarterly in kind by automatically increasing the principal balance of the Karlsson Note.

Under the First Karlsson Note Amendment, we were generally restricted from incurring debt other than Approved Subordinated Debt, which is defined as debt that (i) is unsecured, (ii) is subordinate to the Karlsson Note and (iii) may be convertible to equity if issued on or prior to September 10, 2013. We were also required to meet the following capital raising milestones: (i) $5.0 million by May 15, 2013, which was satisfied by the Very Hungry Parties’ $5.0 million subordinated loan (see below), (ii) an additional $7.0 million by June 17, 2013, of which all or any portion may be raised as Approved Subordinated Debt, (iii) an additional $18.0 million by September 10, 2013, of which all or any portion may be raised as Approved Subordinated Debt, and (iv) an additional $25.0 million no later than August 1, 2014, of which no more than $15.0 million may be raised as Approved Subordinated Debt. We were also required to deposit $9.2 million of the first $30.0 million of capital we raise into escrow, which funds may be released solely to fund specified development expenses for our potash project in the Holbrook Basin. Additionally, we were allowed to incur up to $10.0 million in additional Approved Subordinated Debt prior to the First Payment Date, but may incur no more than $1.0 million of debt after the First Payment Date.

Prior to the First Karlsson Note Amendment, we had 15 days to cure a payment default and 30 days to cure any non-payment default after, in each case, receiving notice thereof. Under the First Karlsson Note Amendment, there are no notices or cure rights for any payment defaults or any defaults related to the financing milestones or escrow funding described above, or cross-defaults with other agreements. The majority of other non-monetary defaults now have a ten day notice and cure period.

Under the First Karlsson Note Amendment, Karlsson may assign the Karlsson Note and any of the other Karlsson related documents following the earlier of (i) September 10, 2013, (ii) an event of default under the Karlsson Note, and (iii) once we have raised at least $30.0 million of capital.

The First Extension Agreement contains customary lender releases and indemnification language.

Consideration to Karlsson for First Extension Agreement

In addition to changing the interest rate under the Karlsson Note from simple to compounding and payment of the tax gross-up amounts described above, as consideration to The Karlsson Group for entering into the First Extension Agreement and the related documents, we, among other things, (i) increased The Karlsson Group’s royalty interest from 1% to 2% (Buffalo Management LLC has decreased its royalty interest from 2% to 1%  as described below) and eliminated the $75.0 million cap on The Karlsson Group’s previous 1% royalty interest, (ii) decreased the exercise price on The Karlsson Group’s warrants to purchase up to 112,117 shares of our common stock from $212.50 to $12.50 and allowed all of The Karlsson Group’s warrants to be exercisable on a cashless basis, (iii) provided Karlsson with an enhanced collateral package, including a parent guaranty from us and a pledge by us of 100% of the shares of our wholly owned subsidiary Prospect Global Resources Inc, a Delaware corporation and the owner of 100% of American West Potash LLC, (iv) extended the term of Karlsson’s right to receive 15% of the net proceeds from the sale of the Company by one year to August 1, 2017, and (v) agreed to pay Karlsson  $275,000 for its attorneys’ fees and costs associated with consummation of the Extension Agreement and related agreements.

Karlsson Second Extension Agreement

On June 26, 2013, we entered into the Second Extension Agreement with The Karlsson Group which further restructured the Karlsson Note and related documents.

Under this amendment, the interim principal payment of $30.0 million that was due on the earlier of (i) six months following completion of a definitive feasibility study and (ii) January 2, 2015 has been eliminated. We were also required to place 50% of the net proceeds of the next $24.0 million of capital we raise (for a total of $12.0 million) into escrow, which funds may be released solely to fund specified development expenses for our potash project in the Holbrook Basin. Two million dollars of the proceeds we received from our June, 2013 $5.0 million public offering (see below) were placed into this escrow, reducing our remaining escrow obligation to $10 million.

This amendment eliminated the financing milestones and added the following development milestones: (i) complete total depth on at least eight wells on or before November 1, 2013, (ii) deliver a completed and updated final NI 43-101  resource report on or before February 1, 2014, (iii) deliver completed metallurgical and rock mechanic test work results that will be used to complete the mine and processing plant designs for the definitive feasibility study on or before June 1, 2014 and (iv) deliver a completed and published definitive feasibility study on or before December 31, 2014.

With this amendment, Karlsson may assign the Karlsson Note at any time to any person; previously it was assignable following the earlier of (i) September 10, 2013, (ii) an event of default under the Karlsson Note, and (iii) once we have raised at least $30.0 million of capital and there were restrictions on assignees. We also extended the term of Karlsson’s right to receive 15% of the net proceeds from the sale of the Company by six months to February 1, 2018.

The Second Extension Agreement contains customary lender releases and indemnification language.

Consideration to Karlsson for Second Extension Agreement

With this amendment, we issued Karlsson a five year warrant to purchase 3.0 million of our common shares at $6.00 per share and amended our registration rights agreement with Karlsson to include the shares issuable upon exercise of the new warrant.  The warrant may be exercised on a cashless basis. We also reimbursed Karlsson $125,000 for its legal fees and expenses.

Karlsson Third Extension Agreement

On September 13, 2013, we entered into the Third Extension Agreement with The Karlsson Group which further restructured the Karlsson Note and related documents.

Under this amendment, the approximately $1.2 million tax gross-up payment that was due on September 13, 2013 is now due on November 15, 2013. Also, our obligation to apply 10% of the amount of capital we raise to the Karlsson Note and to place 50% of the net proceeds of the next $22.0 million of net proceeds of capital we raise into escrow to be released solely to fund specific project development expenses has been waived with respect to the next $2.0 million net proceeds of capital we raised prior to November 15, 2013 (this applied to the first $2.0 million of proceeds we received from the warrant exercise in September 2013). In connection with these amendments we agreed to terminate the non-competition agreements by Karlsson and its affiliates and to reimburse Karlsson $100,000 for their legal fees.

The Third Extension Agreement contains customary lender releases and indemnification language.

The principal balance owing on Karlsson Note as of September 30, 2013 was approximately $117.5 million.  In addition, we are currently liable to Karlsson for accrued and unpaid interest and accrued tax gross-ups totally approximately $27.9 million, of which approximately $1.2 million is payable on November 15, 2013 with the balance being due on the Note’s maturity date.  We have a $1.2 million payment due to The Karlsson Group on February 10, 2014.

Brownstein Hyatt Farber Schreck, LLP

On July 5, 2011, we entered into a Fee Agreement with Brownstein Hyatt Farber Schreck LLP, pursuant to which Brownstein Hyatt provides government relations services to us. Chad Brownstein, one of our directors, is the son of a founding partner of Brownstein Hyatt Farber Schreck, LLP which serves as Prospect Global’s principal outside legal counsel. Prospect Global has paid Brownstein Hyatt approximately $0.5 million for fiscal year 2012 and $3.6 million for fiscal year 2013 for legal and lobbying fees. In addition, we have issued to Brownstein Hyatt, as compensation for government relations and legal services, an aggregate of 105,998 fully vested shares of common stock and fully vested options to purchase 2,400 shares of our common stock at $130 expiring in 2021.  Mr. Brownstein’s father controls an additional 13,924 shares of Prospect Global’s common stock.  Chad Brownstein, our director and non-executive vice chairman, does not share in any of these fees or issuances.

Conflict of Interests

We have established protocols for corporate conflict of interests in our Code of Business Conduct and Ethics policy that prohibits conflicts of interests unless approved by the board of directors. Our board of directors has established a course of conduct whereby it considers in each case whether the proposed transaction is on terms as favorable or more to Prospect Global than would be available from a non-related party. Our board also looks at whether the transaction is fair and reasonable to us, taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to us. Each of the related party transactions was presented to our board of directors for consideration and each of these transactions was unanimously approved by our board of directors after reviewing the criteria set forth in the preceding two sentences. Each of the related party transaction was individually negotiated, and none of the transactions was contingent upon or otherwise related to any other transaction. As discussed above, copies of our Code of Business Conduct and Ethics policy and Code of Ethics for Senior Financial Advisors can be found on our website: www.prospectgri.com under the tab “Investors”.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to beneficial ownership of our common stock as of October 16, 2013 by each of our executive officers and directors and each person known to be the beneficial owner of 5% or more of the outstanding common stock. Unless otherwise indicated, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the stockholder’s name, subject to community property laws, where applicable. Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. In computing the number of shares beneficially owned by a person or a group and the percentage ownership of that person or group, shares of our common stock subject to options or warrants currently exercisable or exercisable within 60 days after the date hereof are deemed outstanding, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. As of October 16, 2013, we had 4,210,022 issued and outstanding shares of common stock. Unless otherwise indicated, the address of each stockholder listed in the table is c/o Prospect Global Resources Inc., 1401 17th Street, Suite 1550, Denver, CO 80202.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
Central Valley Administrators, Inc.	210,772	5.01%
Very Hungry LLC (3)	3,561,932	51.77%
The Scott Reiman 1991 Trust (4)	854,335	17.56%
Avalon Portfolio, LLC (5)	331,892	7.53%
Hudson Bay Master Fund	787,500	16.76%
Empery Asset Master Fund	301,875	6.87%
Hartz Capital Investments	301,875	6.87%
Capital Ventures International	420,000	9.40%
Tenor Opportunity Master Fund	391,125	8.79%
Alpha Capital Anstalt	313,704	7.05%
Cranshire Master Fund	330,750	7.49%
Kingsbrook Opportunities Master Fund	275,625	6.29%
Midsummer Small Cap Master, Ltd.	351,750	7.94%
Directors and Executive Officers
Dr. Barry Munitz, Chairman of the board of directors (6)	36,500	0.86%
Chad Brownstein, Executive Vice Chairman of the board of directors (7)	1,928,615	31.75%
J. Ari Swiller, Director (8)	7,800	0.19%
Reed Dickens (9)	—	0.00%
Daniel J. Neumann (10)	—	0.00%
Damon Barber, Chief Executive Officer and President (11)	13,334	0.32%
Gregory Dangler, Interim Chief Financial Officer (12)	20,000	0.47%
Wayne Rich, Senior Vice President, Accounting and Treasury and Treasurer (13)
Total beneficial ownership of directors and officers as a group (eight persons) (6)(7)(8)(9)(10)(11)(12)(13)	2,006,248	32.74%

(1)                                 Each person listed has sole investment and/or voting power with respect to the shares indicated, except as otherwise noted. The inclusion herein of any shares as beneficially owned does not constitute an admission of beneficial ownership. Amounts listed in this column reflect shares issuable upon the exercise of options and warrants exercisable on October 16, 2013 or within 60 days thereafter.

(2)                                 Number of shares deemed outstanding includes 4,210,022 shares of our common stock outstanding as of October 16, 2013 and any grants, options and warrants for shares that are exercisable by such beneficial owner on October 16, 2013 or within 60 days thereafter.

(3)                                 Very Hungry LLC holds 891,112 shares of our common stock and immediately exercisable warrants to purchase 96,833 shares of our common stock at $15.00 per share expiring on August 1, 2017, warrants to purchase 739,337 shares of our common stock at $4.05 per share expiring on August 30, 2018, warrants to purchase 355,977 shares of our common stock at $4.05 per share expiring on September 26, 2018 and warrants expiring on January 9, 2014 to purchase for $6.00 per unit 739,337 shares of our common stock along with warrants to purchase an additional 739,337 shares of common stock at $6.00 per share. The address of the reporting person is 730 17th St., Suite 800, Denver, CO 80202.

(4)                                The Scott Reiman 1991 Trust holds 199,086 shares of our common stock and immediately exercisable warrants to purchase 37,874 shares of our common stock at $15.00 per share expiring on August 1, 2017, warrants to purchase 177,331 shares of our common stock at $4.05 per share expiring on August 30, 2018, warrants to purchase 85,382 shares of our common stock at $4.05 per share expiring on September 26, 2018 and warrants expiring on January 9, 2014 to purchase for $6.00 per unit 177,331 shares of our common stock along with warrants to purchase an additional 177,331 shares of common stock at $6.00 per share. The address of the reporting person is 730 17th St., Suite 800, Denver, CO 80202.

(5)                                 Avalon Portfolio, LLC holds 131,392 shares of our common stock and immediately exercisable warrants to purchase 38,000 shares of our common stock at $150.00 per share expiring on February 3, 2014, warrants to purchase 50,000 shares of our common stock at $4.05 per share expiring on June 26, 2018 and warrants to purchase 112,500 shares of our common stock at $4.05 per share expiring on September 26, 2018.  The address of the reporting person is 5786 La Jolla Blvd., La Jolla, CA 92037.

(6)                             Dr. Munitz, our board chairman, holds 22,500 shares of our common stock and immediately exercisable options to purchase 14,000 shares of our common stock. Of the 14,000 options, 8,000 have an exercise price of $212.50 per share and an expiration date of December 26, 2021 while 6,000 have an exercise price of $130.00 per share and an expiration date of July 1, 2022. Dr. Munitz also owns a 15% non-voting ownership interest in Buffalo Management LLC. Chad Brownstein, our executive vice chairman, has sole voting and dispositive power of the shares owned by Buffalo.

(7)                                 This amount includes (i) Mr. Brownstein’s personal holdings of immediately exercisable options to purchase 2,000 shares of our common stock at an exercise price of $212.50 per share expiring on December 26, 2021 and options to purchase 4,000 shares of our common stock at an exercise price of $130.00 per share expiring on July 1, 2022, (ii) 270 shares of our common stock held by Mr. Brownstein’s minor children, (iii) 5,494 shares of our common stock and warrants to purchase 1,858,852 shares of our common stock at a weighted average exercise price of $10.03 per share held by Buffalo Management LLC and (iv) 58,000 shares of our common stock owned by Quincy Prelude LLC. Mr. Brownstein owns 100% of the voting interest of Quincy Prelude LLC. Quincy Prelude LLC owns 100% of the voting interests and 75% of the economic interests of Buffalo Management LLC and has sole voting and dispositive power of the shares owned by Buffalo.

(8)                                 Mr. Swiller, one of our directors, holds 3,000 shares of our common stock and immediately exercisable options to purchase 2,000 shares of our common stock at an exercise price of $212.50 per share expiring on December 26, 2021 and options to purchase 2,800 shares of our common stock at an exercise price of $130.11 per share expiring on July 1, 2022.

(9)                             Mr. Dickens, one of our directors, is expected to be granted shortly options to purchase 100,000 shares of our common stock.

(10)                          Mr. Neumann, one of our directors, is expected to be granted shortly options to purchase 100,000 shares of our common stock.

(11)                          Mr. Barber, our president and chief executive officer, holds options to purchase 20,000 shares of our common stock at an exercise price of $130.00 per share, of which 6,667 options are fully vested, 6,667 options will vest on December 13, 2013 and 6,666 options will vest on December 13, 2014. The options expire on December 13, 2022.

(12)                          Mr. Dangler, our interim chief financial officer since March 7, 2013 and before that our vice present of corporate finance, holds options to purchase 2,800 shares of our common stock at an exercise price of $144.00 per share expiring on July 1, 2022 which are fully vested, and options to purchase 6,000 shares of our common stock at an exercise price of $130.00 per share expiring on October 18, 2022 which are fully vested.

(13)                          Mr. Rich, our senior vice president, accounting and treasury and treasurer, holds options to purchase 20,000 shares of our common stock at an exercise price of $212.50 per share expiring on December 26, 2021. These options are immediately exercisable.

DESCRIPTION OF SECURITIES

The following summary description of securities is not complete and is qualified in its entirety by reference to our articles of incorporation, as amended, our bylaws, and the forms of Series A Warrant and Series B Warrant filed as exhibits to our Current Report on Form 8-K filed on June 21, 2013 and as an exhibit to the registration of which this prospectus forms a part.

Our authorized capital stock consists of 400,000,000 shares of capital stock, $0.001 par value, of which 300,000,000 shares are designated as Common Stock and 100,000,000 shares are designated as Preferred Stock.  We have outstanding 4,210,022 shares of common stock and 15.0 million shares of redeemable preferred stock on the date of this prospectus.

Description of Common Stock

Holders of our common stock are entitled to one vote per share in all matters as to which holders of common stock are entitled to vote. Holders of not less than a majority of all of the shares of the stock entitled to vote at any meeting of stockholders constitute a quorum unless otherwise required by law. Our directors are elected by a plurality of the votes cast by the holders of our common stock in a meeting at which a quorum is present. “Plurality” means that the individuals who receive the largest number of votes cast are elected as directors, up to the maximum number of directors to be chosen at the meeting. Our stockholders may vote to remove any director for cause by the affirmative vote of a majority of the voting power of outstanding common stock. In the event of our liquidation, dissolution or winding up, holders of our common stock have the right to receive ratably and equally all of the assets remaining after payment of liabilities and liquidation preferences of any preferred stock then outstanding.

We have never declared or paid dividends on our common stock nor do we anticipate paying any cash dividends on our common stock within the foreseeable future. Our board of directors has the ability and may so choose to declare cash dividends on our common stock, at their discretion, in the future. In their determination to declare dividends, the board will consider, among other factors, the company’s financial positions, results of operations, cash requirements, and any applicable outstanding covenants. Holders of our common stock will be entitled to receive dividends when, as and if declared by our board, out of funds legally available for their payment, subject to the rights of holders of any preferred stock that we may issue.

Central Valley Administrators, Inc., which holds 210,772 shares of our common stock (approximately 5.0% of our outstanding shares) holds demand and piggyback registration rights with respect to those shares. Buffalo Management LLC, which holds or controls 5,763 shares of our common stock and warrants to purchase an additional 1,858,852 shares, holds demand and piggyback registration rights with respect to all those shares. In addition, other holders of approximately 440,000 shares of our common stock and warrants have piggyback registration rights.

Description of Redeemable Preferred Stock

The redeemable preferred stock is non-voting and non-convertible and has a $1.00 liquidation preference. In the event of a liquidity event the holders of the outstanding redeemable preferred stock shall be entitled to receive the liquidity preference plus all accrued and unpaid dividends prior to any distribution to the holders of common stock, subject to a cap of 10% of our market capitalization at the time of redemption. A liquidity event is defined as (i) liquidation, dissolution, or winding-up of Prospect, (ii) a person or group other than Buffalo Management LLC and its affiliates becomes the direct or indirect owner of our common equity representing more than 50% of the voting power of the outstanding shares of voting stock, (iii) any consolidation or merger of Prospect or similar transaction or any sale, lease or other transfer of all or substantially all of our consolidated assets, with, into or to any person other than one of our subsidiaries or Buffalo Management or its affiliates, other than a transaction in which the persons that owned, directly or indirectly, voting shares of Prospect immediately prior to such transaction owning voting shares representing a majority of the continuing or surviving person immediately after the transaction, or (iv) our board no longer consists of a majority of members who were members of the board as of the filing of the certificate of designation creating the preferred stock or were nominated for election or appointed to the board with the approval of a majority of such directors or directors so nominated or appointed; provided that clauses (ii)-(iv) shall not constitute a liquidity event if waived by the holders of a majority of the shares of redeemable preferred stock.

Dividends commenced accruing on the redeemable preferred stock from the issue date on August 14, 2013 and will continue to accrue, whether or not declared, at an annual rate on the liquidation preference equal to 8%. All accrued and unpaid dividends shall be payable on the date that is six months following the first day of the month following the month in which a minimum of 50,000 tonnes of potash has first been shipped for delivery from our potash facility in Holbrook, Arizona. Dividends shall be payable thereafter quarterly in arrears on March 15, June 15, September 15 and December 15 of each year.

We may redeem the redeemable preferred stock, in whole or in part, at any time following the three year anniversary of issuance. The holders of the redeemable preferred stock may redeem their shares, in whole or in part, at any time following the three year anniversary of the first day of the month following the sixth month after which a minimum of 50,000 tonnes of potash has first been shipped for delivery from our potash facility in Holbrook, Arizona. In either case, the redemption will be made by cash payment in a per share amount equal to the liquidation value per share plus all accrued and unpaid dividends through the date of redemption; provided, that the redemption payment may not exceed 10% of our market capitalization value at the time of redemption.

Description of Series A and Series B Warrants

THE HOLDER OF A WARRANT WILL NOT POSSESS ANY RIGHTS AS A STOCKHOLDER

UNDER THAT WARRANT UNTIL THE HOLDER EXERCISES THE WARRANT.

We will reserve and keep available at least that number of shares of common stock equal to the number of shares of common stock issuable upon exercise of all outstanding warrants. In addition, so long as the common stock is listed on a stock exchange or is quoted on an interdealer quotation system, we will use our best efforts to list, or to be quoted, as the case may be, subject to notice of issuance, the common stock issuable upon the exercise of the warrants.

Series A Warrants

Duration and Exercise Price.  Each Series A Warrant offered hereby will entitle the holder thereof to purchase one share of our common stock at an initial exercise price of $4.05 per share, commencing immediately on the date of issuance and will expire on the fifth anniversary of the initial date of issuance. The exercise price is subject to appropriate adjustment in the event of (i) certain stock dividends and distributions, stock splits, stock combinations, reclassifications of common stock or similar events affecting our shares of common stock and (ii) the pro rata distribution to all holders of our common stock of evidences of our indebtedness or assets, rights or certain warrants..

Anti-Dilution Protection.  The Series A Warrants contain full-ratchet anti-dilution protection upon the issuance of any common stock, securities convertible into common stock or certain other issuances at a price below the then-existing exercise price of the Series A Warrants, with certain exceptions. The terms of the Series A Warrants, including these anti-dilution protections, may make it difficult for us to raise additional capital at prevailing market terms in the future.

Cashless Exercise.  If, at any time during a Series A Warrant’s exercisability period, the issuance of shares of our common stock upon exercise of the Series A Warrant is not covered by an effective registration statement and under certain other circumstances, we or the holder are permitted to effect a cashless exercise of the Series A Warrant (in whole or in part) by having the holder deliver to us a duly executed exercise notice, canceling a portion of the Series A Warrant in payment of the purchase price payable in respect of the number of shares of our common stock purchased upon such exercise.

Transferability.  The Series A Warrants may be transferred at the option of the Series A Warrant holder upon surrender of the Series A Warrants with the appropriate instruments of transfer.

Exchange Listing.  There is no established public trading market for the Series A Warrants, and there can be no assurance that such a market will develop. We do not plan on making an application to list the Series A Warrants on The Nasdaq Capital Market, any other national securities exchange or other nationally recognized trading system. Without an active market, the liquidity of the Series A Warrants will be limited. In addition, in the event our common stock price does not exceed the per share exercise price of the warrants during the period when the warrants are exercisable, the warrants will have little or no value.

Rights as a Stockholder.  Except by virtue of a holder’s ownership of shares of our common stock, the holders of the Series A Warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their Series A Warrants.

Fundamental Transactions.  In the event of any fundamental transaction, as described in the Series A Warrants and generally including any merger with another entity, the sale, transfer or other disposition of all or substantially all of our assets to another entity, or the acquisition by a person of more than 50% of our common stock, then the holders of the Series A Warrants will thereafter have the right to receive upon exercise of the Series A Warrants such shares of stock, securities or assets as would have been issuable or payable with respect to or in exchange for a number of shares of our common stock equal to the number of shares of our common stock issuable upon exercise of the Series A Warrants immediately prior to the fundamental transaction, had the fundamental transaction not taken place, and appropriate provision will be made so that the provisions of the Series A Warrants (including, for example, provisions relating to the adjustment of the exercise price) will thereafter be applicable, as nearly equivalent as may be practicable in relation to any share of stock, securities or assets deliverable upon the exercise of the Series A Warrants after the fundamental transaction. In lieu of the right to receive upon exercise the shares of stock, securities or assets as would have been issuable or payable with respect to or in exchange for a number of shares of our common stock, the holders of the Series A Warrants may require us under certain circumstances to redeem the Series A Warrant for a purchase price payable in cash of the Black-Scholes value of the Series A Warrant, as calculated pursuant to the terms of the Series A Warrant.

Limits on Exercise of Series A Warrants.  Except upon at least 61 days’ prior notice from the holder to us, the holder will not have the right to exercise any portion of a Series A Warrant if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of our common stock (including securities convertible into common stock) outstanding immediately after the exercise. A holder may increase or decrease this beneficial ownership limitation upon not less than 61 days’ prior notice to us but in no event may the limitation exceed 9.99% of the number of shares of our common stock issued and outstanding immediately after giving effect to the issuance of shares of common stock upon exercise of a warrant.

Amendments.  We and a holder may modify or amend the terms of a Series A Warrant or waive provisions thereof upon written consent.

Series B Warrants

Duration and Exercise Price. Each Series B Warrant offered hereby will entitle the holder thereof to purchase one unit, consisting of one share of our common stock and one Series A Warrant, at an initial exercise price of $6.00, commencing immediately on the date of issuance and will expire on January 9, 2013 (subject to extension). The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications of common stock or similar events affecting our shares of common stock.

Transferability. The Series B Warrants may be transferred at the option of the Series B Warrant holder upon surrender of the Series B warrants with the appropriate instruments of transfer.

Exchange Listing. There is no established public trading market for the Series B Warrants, and there can be no assurance that such a market will develop. We do not plan on making an application to list the Series B Warrants on The Nasdaq Capital Market, any other national securities exchange or other nationally recognized trading system. Without an active market, the liquidity of the Series B Warrants will be limited. In addition, in the event our common stock price does not exceed the per share exercise price of the warrants during the period when the warrants are exercisable, the warrants will have little or no value.

Rights as a Stockholder. Except by virtue of a holder’s ownership of shares of our common stock, the holders of the Series B Warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their Series B Warrants.

Fundamental Transactions. In the event of any fundamental transaction, as described in the Series B Warrants and generally including any merger with another entity, the sale, transfer or other disposition of all or substantially all of our assets to another entity, or the acquisition by a person of more than 50% of our common stock, then the holders of the Series B Warrants will thereafter have the right to receive upon exercise of the Series B Warrants such shares of stock, securities or assets as would have been issuable or payable with respect to or in exchange for a number of shares of our common stock equal to the number of shares of our common stock issuable upon exercise of the Series B Warrants immediately prior to the fundamental transaction, had the fundamental transaction not taken place, and appropriate provision will be made so that the provisions of the Series B Warrants (including, for example, provisions relating to the adjustment of the exercise price) will thereafter be applicable, as nearly equivalent as may be practicable in relation to any share of stock, securities or assets deliverable upon the exercise of the Series B Warrants after the fundamental transaction. In lieu of the right to receive upon exercise the shares of stock, securities or assets as would have been issuable or payable with respect to or in exchange for a number of shares of our common stock, the holders of the Series B Warrants may require us under certain circumstances to redeem the Series B Warrant for a purchase price payable in cash of the Black-Scholes value of the Series B Warrant, as calculated pursuant to the terms of the Series B Warrant.

Limits on Exercise of Series B Warrants. Except upon at least 61 days’ prior notice from the holder to us, the holder will not have the right to exercise any portion of a Series B Warrant if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of our common stock (including securities convertible into common stock) outstanding immediately after the exercise. A holder may increase or decrease this beneficial ownership limitation upon not less than 61 days’ prior notice to us but in no event may the limitation exceed 9.99% of the number of shares of our common stock issued and outstanding immediately after giving effect to the issuance of shares of common stock upon exercise of a warrant.

Amendments. We and a holder may modify or amend the terms of a Series B warrant or waive provisions thereof upon written consent.

Transfer Agent and Registrar

The Transfer Agent and Registrar with respect to our Common Stock is Corporate Stock Transfer, 3200 Cherry Creek Dr. South, Suite 430, Denver, Colorado 80209.

SELLING SECURITY HOLDERS

The persons listed in the following table plan to offer the securities shown opposite their respective names by means of this prospectus. The selling security holders acquired the securities being offered hereby in the transactions described in the footnotes below.

Name of Selling Security Holder	Shares of Common Stock Owned	Series A Warrants Owned	Series B Warrants Owned	Shares to be Sold in This Offering	Series A Warrants to be Sold in this Offering	Series B Warrants to be Sold in this Offering	Shares of Common Stock Owned After This Offering	Series A Warrants Owned After This Offering	Series B Warrants Owned After This Offering
Hudson Bay Master Fund, Ltd.(1)	300,000	487,500	-0-	300,000	487,500	-0-	-0-	-0-	-0-
Empery Asset Master, LTD(1)	115,000	186,875	-0-	115,000	186,875	-0-	-0-	-0-	-0-
Hartz Capital Investments, LLC(1)	115,000	186,875	-0-	115,000	186,875	-0-	-0-	-0-	-0-
Capital Ventures International(1)	160,000	260,000	-0-	160,000	260,000	-0-	-0-	-0-	-0-
Tenor Opportunity Master Fund, Ltd.(1)	149,000	242,125	-0-	149,000	242,125	-0-	-0-	-0-	-0-
Cranshire Master Fund, Ltd.(1)	126,000	204,750	-0-	126,000	204,750	-0-	-0-	-0-	-0-
Equitec Specialists, Ltd.(1)	14,000	22,750	-0-	14,000	22,750	-0-	-0-	-0-	-0-
Midsummer Small Cap Master, Ltd.(1)	134,000	217,750	-0-	134,000	217,750	-0-	-0-	-0-	-0-
Kingsbrook Opportunities Master Fund LP(1)	105,000	170,625	-0-	105,000	170,625	-0-	-0-	-0-	-0-
Avalon Portfolio, LLC(1)	131,392	162,500	-0-	100,000	162,500	-0-	31,392	-0-	-0-
FiveMore Special Situations Fund Limited(1)	80,000	130,000	-0-	80,000	130,000	-0-	-0-	-0-	-0-
Anson Investments Master Fund LP(1)	60,000	97,500	-0-	60,000	97,500	-0-	-0-	-0-	-0-
Lincoln Park Capital Fund, LLC(1)	16,000	26,000	-0-	16,000	26,000	-0-	-0-	-0-	-0-
Alpha Capital Anstalt(2)	75,000	105,000	-0-	75,000	105,000	-0-	-0-	-0-	-0-
Globis Capital Partners, L.P.(2)	14,000	21,000	-0-	14,000	21,000	-0-	-0-	-0-	-0-
Randolph & Janice Berg JTWROS(2)	1,000	1,500	-0-	1,000	1,500	-0-	-0-	-0-	-0-
The S&L Goon Revocable Trust(2)	1,000	1,500	-0-	1,000	1,500	-0-	-0-	-0-	-0-
Greenfield Investments SVC, LLC(2)	6,000	9,000	-0-	6,000	9,000	-0-	-0-	-0-	-0-
Mark Mays(2)	17,798	26,697	-0-	17,798	26,697	-0-	-0-	-0-	-0-
Rajo Capital Management, LLC(2)	5,000	7,500	-0-	5,000	7,500	-0-	-0-	-0-	-0-
Ikona Global Partners(2)	5,000	7,500	-0-	5,000	7,500	-0-	-0-	-0-	-0-
Very Hungry, LLC(3)	891,112	1,095,314	739,337	739,337	1,095,314	739,337	155,775	-0-	-0-
Scott Reiman 1991 Trust(3)	199,086	262,713	177,331	177,331	177,331	177,331	21,755	-0-	-0-

(1)  The securities offered by these selling security holders were issued on September 26, 2013 when the holders of 737,000 of our Series B Warrants issued in June 2013 exchanged their Series B Warrants for Series B-1 Warrants and thereafter exercised their B-1 Warrants. The Series B-1 Warrants were identical to the Series B Warrants except that the exercise price was reduced from $6.00 to $4.05 per share and the Series B-1 Warrants were exercisable for one share of common stock and 1.75 Series A Warrants (compared to one share of common stock and one Series A Warrant in the Series B Warrants).

(2)  The securities offered by these selling security holders were issued on September 26, 2013 to the holders of our Series B Warrants that did not participate in the exchange and exercise described in note (1).  They were issued pursuant to the anti-dilution provisions of their Series B Warrants.

(3)  The common stock, 916,668 of the Series A Warrants and all of the Series B Warrants offered by these selling security holders were issued on August 30, 2013 pursuant to the terms of our senior mandatorily redeemable preferred stock.  The remaining Series A Warrants were issued on September 26, 2013 to these holders pursuant to the anti-dilution provisions of their Series B Warrants.

PLAN OF DISTRIBUTION

The Warrant Shares being offered by us to holders of our Series A Warrants and Series B Warrants are not being offered to the public. The Class B Warrants were issued in June 2013 pursuant to an underwriting agreement between us and Roth Capital Partners, LLC, whom we refer to as the Underwriter.  The Underwriter purchased from us 833,335 units, each unit consisting of one share of common stock, one Class A Warrant and one Class B Warrant.  The Underwriter also purchased from us for a nominal price an additional 23,464 Class A Warrants and Class B Warrants pursuant to an option to purchase those warrants to cover over-allotments.  All of the Class B Warrants issued in June 2013 have been exercised or have expired.  In August 2013 the preferred stock held by Very Hungry, LLC and Scott Reiman 1991 Trust automatically converted into an aggregate of 916,668 shares of common stock, 916,668 Class B Warrants and 916,668 Class A Warrants.

The Underwriter will receive an underwriting commission of $0.48 per share for each share of common stock issued pursuant to the exercise of both the 856,798 Series A Warrants issued in the June 2013 public offering and 737,000  of the Series A Warrants issued in September 2013 upon exercise of 737,000 Series B Warrants.  The underwriting agreement is included as an exhibit to our current report on Form 8-K filed with the SEC on June 24, 2013.

Each selling security holder listed under “Selling Security Holders” and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock securities covered hereby on the OTC or any other stock exchange, market or trading facility on which our common stock is traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

•                ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•                block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•                an exchange distribution in accordance with the rules of the applicable exchange;

•                privately negotiated transactions;

•                settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•                in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•                through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•                a combination of any such methods of sale; or

•                any other method permitted pursuant to applicable law.

The selling security holders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the shares or interests therein, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume. The selling security holders may also sell shares short and deliver these shares to close out their short positions, or loan or pledge the shares to broker-dealers that in turn may sell these shares. The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Series A Warrants and Series B Warrants held by the selling security holders may only be sold in privately negotiated transactions as no public market exists for the Series A Warrants or the Series B Warrants.

LEGAL MATTERS

The validity of the common stock and warrants offered by this prospectus has been passed upon for us by Brownstein Hyatt Farber Schreck, LLP, Denver, Colorado. The Underwriter of the June 26, 2013 public offering was represented by Morrison & Foerster LLP, Palo Alto, California. Brownstein Hyatt Farber Schreck and one of its partners collectively own 119,922 shares of our common stock and options to purchase 2,400 shares of our common stock. Norman Brownstein, a founding partner of Brownstein Hyatt Farber Schreck, is the father of Chad Brownstein, our executive vice chairman. See ‘‘Transactions with Related Persons’’

EXPERTS

The financial statements incorporated in this prospectus have been so incorporated in reliance on the report of EKS&H LLLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INFORMATION WITH RESPECT TO THE REGISTRANT

Prospect was incorporated in the State of Nevada on July 22, 2008 and On February 11, 2011 we completed a reverse merger and acquired Prospect Global Resources Inc., a Delaware corporation, which is now our wholly-owned subsidiary. We changed our name from Triangle Castings, Inc. to Prospect Global Resources Inc., a Nevada corporation, at the time of the merger.  In March 2012, we changed our fiscal year end from December 31 to March 31.

WHERE YOU CAN FIND MORE INFORMATION

We file and furnish annual, quarterly and current reports and other information, including proxy statements, with the SEC. You may read and copy any document we file or furnish with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are available to the public on the SEC’s website at www.sec.gov. Our SEC filings are also available through the “Investors” section of our website at www.prospectgri.com.

FINANCIAL STATEMENTS

Prospect Global Resources Inc.

(A Development Stage Company)

CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2013

CONTENTS
Financial Statements:
Consolidated Balance Sheets as of June 30, 2013 and March 31, 2013	F-2

Consolidated Statements of Operations for the three months ended June 30, 2013 and 2012 and for the cumulative period from August 5, 2010 (Inception) through June 30, 2013	F-3

Consolidated Statements of Cash Flows for the three months ended June 30, 2013 and 2012 and for the cumulative period from August 5, 2010 (Inception) through June 30, 2013	F-4

Consolidated Statements of Shareholders’ Equity (Deficit) from August 5, 2010 (Inception) to June 30, 2013	F-5

Notes to Consolidated Financial Statements	F-6

PROSPECT GLOBAL RESOURCES INC.

CONSOLIDATED BALANCE SHEETS

(a Development Stage Company)

(In thousands, except number of shares and par value amounts)

	June 30, 2013	March 31, 2013
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$1,372	$1,024
Restricted cash	2,432	—
Accounts receivable	4	6
Related party receivable	25	25
Other current assets	1,066	1,165
Total current assets	4,899	2,220

Noncurrent assets
Land	399	380
Mineral properties	41,922	39,994
Equipment (net of accumulated depreciation of $184 and $132, respectively)	569	613
Deferred fees (Note 6)	7,751	7,751
Other long-term assets	219	104
Total noncurrent assets	50,860	48,842

Total assets	$55,759	$51,062

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current Liabilities
Accounts payable	$2,265	$2,849
Accrued liabilities	3,125	11,758
Buffalo liability (Note 8)	9,200	—
Grandhaven option	4,060	4,060
Current portion of long-term debt (net of unamortized discount of $2,601 and nil, respectively)	2,899	122,032
Tax gross-up on note payable (Note 9)	1,164	6,226
Derivative warrant liabilities (Note 13)	4,505	—
Total current liabilities	27,218	146,925

Noncurrent liabilities
Tax gross-up on note payable (Note 9)	16,465	—
Noncurrent portion of long-term debt (net of unamortized discount of $30,278 and nil, respectively)	91,304	—
Interest payable	10,001	—
Other long-term liabilities	100	—
Total noncurrent liabilities	117,870	—

Total liabilities	145,088	146,925

Commitments and Contingencies (Note 15)

SHAREHOLDERS’ DEFICIT
Preferred stock: $0.001 par value; 100,000,000 shares authorized; none outstanding	—	—
Common stock: $0.001 par value; 300,000,000 shares authorized; 2,302,388 and 1,451,914 issued and outstanding at June 30, 2013 and March 31, 2013, respectively	2	1
Additional paid-in capital	40,712	35,713
Losses accumulated in the development stage	(130,043)	(131,577)
Total shareholders’ deficit	(89,329)	(95,863)

Total liabilities and shareholders’ deficit	$55,759	$51,062

The accompanying notes are an integral part of these statements.

PROSPECT GLOBAL RESOURCES INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(a Development Stage Company)

(unaudited)

(In thousands, except per share amounts)

	Three Months Ended June 30, 2013	Three Months Ended June 30, 2012	Cumulative from August 5, 2010 (Inception) through June 30, 2013
Expenses:
Exploration	$—	$—	$5,600
General and administrative	6,112	3,328	67,213
Total expenses	6,112	3,328	72,813

Loss from operations	(6,112)	(3,328)	(72,813)

Other income (expense):
Derivative gains (losses)	2,900	—	(53,766)
Gain in of debt extinguishment (Note 9)	13,114	—	11,114
Loss on sale of fixed assets	(2)	—	(2)
Interest, net	(8,366)	—	(17,666)
Total other income (expense)	7,646	—	(60,320)

Income tax expense	—	—	—

Net gain (loss)	1,534	(3,328)	(133,133)

Net gain (loss) attributable to non-controlling interest	—	7	3,090

Net gain (loss) loss attributable to Prospect Global Resources Inc.	$1,534	$(3,321)	$(130,043)

Earnings per share
Basic and diluted
Gain (Loss) per share	$1.02	$(4.20)	$(165.87)
Weighted average number of shares outstanding	1,505	790	784

The accompanying notes are an integral part of these statements.

PROSPECT GLOBAL RESOURCES INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(a Development Stage Company)

(unaudited)

(In thousands)

	Three Months Ended June 30, 2013	Three Months Ended June 30, 2012	Cumulative from August 5, 2010 (Inception) through June 30, 2013
CASH FLOWS FROM USED IN OPERATING ACTIVITIES:
Net income (loss)	$1,534	$(3,328)	$(133,133)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Services paid for with securities	256	167	3,413
Apollo fees paid with promissory note	—	—	6,750
Derivative (gains) losses	(2,900)	—	53,766
Gain on debt extinguishment	(13,514)	—	(11,514)
Loss on sale of fixed assets	2	—	2
Stock-based compensation	951	444	24,463
Warrant Expense	3,300	—	3,300
Interest expense	5,286	—	14,596
Amortization of debt discount	3,800	—	3,800
Amortization of deferred financing costs	22	—	22
Karlsson Group Tax Gross Up	—	—	6,226
Depreciation	54	9	167
Changes in operating assets and liabilities:
Accounts receivable	2	—	(4)
Other current assets	172	(64)	(493)
Deferred fees	—	—	(2,288)
Deposits	—	—	(104)
Accounts payable	(35)	434	1,134
Accrued liabilities	414	258	(117)
Change in derivative warrant liabilities	(785)	—	(785)
Change in other long-term assets	(210)	—	(210)
Change in other long-term liabilities	100	—	100
Net cash (used) in operating activities	$(1,551)	$(2,080)	$(30,909)

CASH FLOWS USED IN FROM INVESTING ACTIVITIES:
Mineral properties	$(2,288)	$(3,787)	$(23,062)
Land acquisitions	(19)	—	(399)
Increase in restricted cash	(4,063)	—	(4,063)
Equipment acquisitions	(11)	(150)	(738)
Net cash (used) in investing activities	$(6,381)	$(3,937)	$(28,262)
CASH FLOWS FROM USED IN FINANCING ACTIVITIES:
Proceeds from convertible notes	$5,000	$—	$14,049
Merkin note amendment	—	—	(2,000)
Karlsson Note principal payments	—	—	(9,718)
Proceeds from common stock issued	3,280	1,000	83,212
Non-controlling interest acquisition	—	(5,000)	(25,000)
Net cash provided by (used in) financing activities	$8,280	$(4,000)	$60,543

Net increase (decrease) in cash and cash equivalents	348	(10,017)	1,372
Cash and cash equivalents- beginning of period	1,024	11,300	—
Cash and cash equivalents - end of period	$1,372	$1,283	$1,372

Cash paid for interest	$—	$—	$—

Supplemental disclosure of non-cash transactions:
Convertible notes and accrued interest converted into shares of common stock	$—	$—	$(9,493)
Common stock attributable to reverse merger	—	—	2
Fair value of land contributed by non-controlling interest	—	—	(11,000)
Note receivable in exchange for shares of common stock	—	—	(1,125)
Warrants issued and recorded as deferred financing costs	1,714	—	(1671)
Grandhaven Option, net of $25,000 receivable	—	—	4,036
Accrued development activities	2,352	3,282	3,166
Accrued cost of public offering	298	350	298
Non-controlling interest acquisition	—	500	500
Capitalized equity based compensation	361	—	3,439
SK Land Holdings Option	—	—	500
Sichuan success fee (in accrued liabilities)	—	—	1,588
Sichuan success fee (equity component)	—	—	3,876

The accompanying notes are an integral part of these statements.

PROSPECT GLOBAL RESOURCES INC.

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY (DEFICIT)

(a Development Stage Company)

(In thousands, except number of shares)

The accompanying notes are an integral part of these statements.

	Common Stock		Additional Paid-	Losses Accumulated in the Development	Non- Controlling	Total Shareholders’
	Shares	Amount	in Capital	Stage	Interest	Equity
Balance at August 5, 2010 (Inception)	—	$—	$—	$—	$—	$—
Stock issued in private placements	328,273	0	54	—	—	54
Stock-based compensation	17,000	0	1	—	—	1
Contributions	—	—	—	—	11,000	11,000
Stock issued for services	42,833	0	316	—	—	316
Stock acquired through merger	34,700	0	0	—	—	—
Convertible notes and accrued interest converted into common stock	7,171	0	1,076	—	—	1,076
Net loss	—	—	—	(16,834)	(375)	(17,209)
Balance at March 31, 2011	429,977	0	1,447	(16,834)	10,625	(4,762)

Stock issued in private placements	85,552	0	13,973	—		13,972
Stock issued for services	10,000	0	2,061	—	—	2,061
Stock-based compensation	14,000	0	9,717	—	—	9,717
Convertible notes and accrued interest converted into common stock	250,254	0	64,799	—	—	64,800
Net loss	—	—	—	(62,877)	(2,703)	(65,580)
Balance at March 31, 2012	789,783	0	91,997	(79,711)	7,922	20,209

Stock issued for services	40,425	0	4,652	—	—	4,652
Non-controlling interest acquisition	—	—	(174,310)	—	(7,910)	(182,220)
The Karlsson Group warrant issuance	—	—	34,620	—	—	34,620
Stock issued in private placements	4,706	0	999	—	—	999
Stock issued in public offerings	608,000	1	66,289	—	—	66,290
Cost of public offerings	—	—	(5,406)	—	—	(5,406)
Stock-based compensation	9,000	0	16,871	—	—	16,871
Net loss				(51,866)	(12)	(51,878)
Balance at March 31, 2013	1,451,914	1	35,712	$(131,577)	$—	$(95,863)

Stock issued for services	17,140	0	256	—	—	256
The Karlsson Group warrant issuance	—	—	190	—	—	190
Very Hungry warrant issuance			1,715	—	—	1,715
Stock issued in public offerings	833,334	1	2,143	—	—	2,144
Cost of public offerings	—	—	(1,706)	—	—	(1,706)
Warrant reclass to liability				—	—	1,089
Stock-based compensation	—	—	1,312	—	—	1,312
Net income				1,534	—	1,534
Balance at June 30, 2013 (unaudited)	2,302,388	2	40,711	$(130,043)	$—	$(89,329)

PROSPECT GLOBAL RESOURCES INC.

Notes to Consolidated Financial Statements

(a Development Stage Company)

(unaudited)

Note 1 — Organization and Business Operations

Prospect Global Resources Inc., a Nevada corporation (individually or in any combination with its subsidiaries, “Prospect,” the “Company,” “we,” “us,” or “our”), is engaged in the exploration and development of a potash deposit located in the Holbrook Basin of eastern Arizona, which we refer to as the Holbrook Project.

We were incorporated in the state of Nevada on July 7, 2008 while our wholly owned subsidiary, Old Prospect Global, was incorporated in the state of Delaware on August 5, 2010. We hold our interest in and control the Holbrook Project through our ownership of our wholly owned subsidiary, American West Potash LLC or AWP.

Between January and November 2011, we invested $11.0 million dollars in AWP and another party, The Karlsson Group Inc. or Karlsson, contributed to AWP its ownership of mineral rights on eight private sections and potash exploration permits on 42 Arizona state sections, comprising a total of approximately 31,000 gross acres in the Holbrook Basin, for a 50% ownership interest in AWP. In July 2011, AWP entered into a Potash Sharing Agreement covering 101 private mineral estate sections and related mineral leases on approximately 63,000 acres adjacent to or in close proximity to AWP’s existing mineral rights.  On August 1, 2012 we purchased The Karlsson Group’s 50% interest in AWP and became the sole owner and operator of AWP.

We have incurred net losses totaling $130.0 million since our inception and as of June 30, 2013 we had a working capital deficit of $22.3 million.  These consolidated interim financial statements have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities in the normal course of business for the foreseeable future and do not give effect to any adjustments which would be necessary should the Company be unable to continue as a going concern.

Short-Term Liquidity and Capital Needs

As of June 30, 2013, we had approximately $3.8 million in cash, including escrowed cash of $2.4 million which can only be used for certain specified purposes related to the development of the Holbrook Project.  Excluding this escrowed cash, the Company had available for its general corporate and working capital needs cash of approximately $1.4 million at June 30, 2013.

As of August 14, 2013, we had unrestricted cash balances totaling approximately $0.6 million which according to our projections should be sufficient to fund our on-going operations through mid-to-late September 2013.  However, we have a $1.2 million tax gross-up payment that is owed to the Karlsson Group on or before September 10, 2013.  We are currently evaluating multiple options to alleviate our liquidity needs including, but not limited to, raising additional funds and re-negotiating our debt agreements.

If we are unable to pay the amount due the Karlsson Group on or before September 10, 2013 or unable to restructure the Karlsson debt on or before this date, we could be declared in default of the Karlsson Note, which including principal, tax gross-ups and accrued interest, totaled approximately $142.7 million at June 30, 2013.  A payment default would cause all of our debt to become immediately due and payable and could result in the Karlsson Group foreclosing on AWP or its assets.  If we are unable to raise sufficient funds or receive a waiver for such payment from the Karlsson Group before September 10, 2013, we will consider a voluntary bankruptcy filing.

On June 26, 2013 we closed a public offering of common stock and warrants generating gross proceeds of $5.0 million.  The participating investors received 856,798 Series A warrants and 856,798 Series B warrants with each Series A warrant entitling the holder thereof the right to purchase one additional share of our common stock in exchange for $6.00 and with each Series B warrant entitling the holder thereof the right to purchase one additional share of our common stock and one additional Series A warrant in exchange for $6.00 per Series B warrant.  The Series B warrants expire at the close of business on November 1, 2013.  If fully exercised, the B Series warrant would generate immediate cash proceeds to the Company of approximately $5.1 million.  However, there can be no assurance that any, or all, of the B Series warrants will be exercised.

In addition, under the terms of the Second Extension Agreement we entered into with Karlsson on June 26, 2013, we were required to deposit 50% of the net proceeds of the next $20.0 million of capital we raise (for a total of $10.0 million) into escrow, which funds may be used solely to fund specified development expenses pursuant to the Extension Agreement. We are also required to pay 20% of all future capital raises to Karlsson and Apollo (10% to each) as payments on their respective promissory notes.  These obligations will reduce the cash available from future capital raises that can be used to fund our on-going operations.

As part of the Second Extension Agreement, we are also required to meet the following development milestones:

(i)	Complete total depth on at least eight wells on or before November 1, 2013,

(ii)	Deliver a completed and updated final NI 43-101 resource report on or before February 1, 2014,

(iii)

Deliver completed metallurgical and rock mechanic test work results that will be used to complete the mine and processing plant designs for the definitive feasibility study on or before June 1, 2014, and

(iv)	Deliver a completed and published definitive feasibility study on or before December 31, 2014.

If we do not meet any one of the required development milestones, Karlsson will be entitled to foreclose on the collateral securing the Karlsson Note.  The Karlsson Note is secured by all of our assets including AWP. In early August 2013 we began our fourth drilling program in the Holbrook Basin during which, if funds allow, we plan to drill up to an additional 18 wells. As long as we are able to complete at least eight wells during this program we will satisfy the first development milestone.

The continuation of the Company as a going concern is dependent upon the efforts of the Company to raise additional capital to meet operational, mine development and corporate requirements. As disclosed within these financial statements, the capital necessary to meet these requirements is substantial and will require the issuance of additional debt and/or equity securities.  These requirements and the potential lack of available funding raise substantial doubt as to the Company’s ability to continue as a going concern.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 2—Summary of Significant Accounting Principles

This summary of significant accounting policies of the Company is presented to assist in understanding the Company’s financial statements. The financial statements and notes are representations of the Company’s management, which is responsible for their integrity and objectivity.

Basis of Presentation

The accompanying unaudited Interim Condensed Consolidated Financial Statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”), the instructions to Form 10-Q and Article 10 of Regulation S-X. In the opinion of management, all of the normal and recurring adjustments necessary to fairly present the interim financial information set forth herein have been included. The results of operations for interim periods are not necessarily indicative of the operating results of a full year or of future years. These interim financial statements follow the same accounting policies and methods of their application as the most recent annual financial statements. These interim financial statements are unaudited and should be read in conjunction with the Company’s audited financial statements and related footnotes for the year ended March 31, 2013 included in the Company’s Annual Report on Form 10-K/A filed with the SEC on July 29, 2013.

Principles of Consolidation

As of June 30, 2013, the Company was the 100% owner of AWP and accordingly provides the consolidated financial statements for the Company and AWP.  The purpose of consolidated financial statements is to present the results of operations and the financial position of the Company and its subsidiaries as if the group were a single company. The consolidated financial statements of the Company include the accounts of Prospect and AWP. The Company has disclosed in the financial statements the amount of non-controlling interest attributable to The Karlsson Group (prior to the August 1, 2012 acquisition of the remaining 50% non-controlling interest) and has eliminated all intercompany gains and losses. All intercompany accounts and transactions have been eliminated in the consolidation.

Development Stage

The Company made a determination following the completion of the Resource Report and Preliminary Economic Assessment, or PEA, in late 2011 that it had met the requirements to transition from an exploration stage to a development stage company and accordingly began capitalizing all development related costs related to the Holbrook Project as of January 1, 2012. Prior to this date and while we were in the exploration stage, all costs related to the Holbrook Project were expensed as incurred.  Development costs that meet the definition of an asset are capitalized when incurred.  These development costs include engineering and metallurgical studies, drilling and other related costs to further delineate mineral interests.

As of June 30, 2013, none of the Company’s mineral properties had proven or probable reserves as determined under the requirements of SEC Industry Guide No. 7.  Further analysis, including additional in-fill drilling, is required before any portion of the resource, if any, can potentially be upgraded to a proven or probable reserve status pursuant to SEC Industry Guide 7.

Use of Estimates

The preparation of the Company’s consolidated financial statements requires management to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities and the related disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses incurred during the reporting period. The Company bases its estimates on various assumptions that are believed to be reasonable under the circumstances. Accordingly, actual results may differ significantly from these estimates under different assumptions or conditions. Significant estimates with regard to the Company’s consolidated financial statements include the fair value of mineral interests contributed by The Karlsson Group; the calculation of certain conversion features of the Company’s convertible notes; the embedded derivative liabilities associated with those convertible notes and the outstanding warrants issued by the Company (and the associated changes period to period); stock-based compensation expense; the liabilities associated with the Grandhaven option, the Buffalo gross revenue interest  and the Karlsson Note Tax Gross-Up amounts and the fair market value of the consideration associated with The Karlsson Group Acquisition and subsequent restructurings thereof.

Cash and Cash Equivalents

Cash is comprised of cash deposits held at banks.  Cash equivalents are highly liquid investments with original maturities of three months or less to be cash equivalents.  As of June 30, 2013 and March 31, 2013, the Company had no cash equivalents. During the course of our operations, our balance of cash and cash equivalents held in bank accounts may exceed amounts covered by the Federal Deposit Insurance Corporation (FDIC).

Restricted Cash

Restricted cash is comprised of cash deposits held in escrow, which funds may only be withdrawn from escrow for specified purposes. The Company classifies and reports restricted cash separately from its unrestricted cash balances in that the use of these funds is contractually restricted and therefore these funds are not available for the Company’s general use.

Equipment

Equipment is recorded at cost. Depreciation is calculated on the straight-line method over the estimated useful life of the assets. Estimated useful lives of assets currently held range from 2-10 years. The Company’s policy is to review equipment for impairment at least annually.

Mineral Properties

Investments in mineral properties are capitalized as incurred. The carrying costs of mineral properties are assessed for impairment whenever changes in circumstances indicate that the carrying costs may not be recoverable. When the Company reaches the production stage, the related capitalized costs will be depleted. Refer to Note 5—Mineral Properties for additional information.

Exploration Expense

Exploration expense includes geological and geophysical work performed on areas that do not yet have identified resources. These costs are expensed as incurred during the period that if not capitalized in mineral properties would have been expensed had we not been able to capitalize these costs.

The Company made the determination following the completion of its Resource Report and PEA in late 2011 that it had met the requirements to transition from an exploration stage company and accordingly began capitalizing all development related costs related to the Holbrook Project as of January 1, 2012. Prior to this date and while we were in the exploration stage, all costs related to the Holbrook Project were expensed as incurred.

Financial Instruments

Prospect’s financial instruments consist of cash and cash equivalents, accounts receivable, notes payable, accounts payable, accrued liabilities, warrants, stock options and derivative financial instruments. We carry cash and cash equivalents, accounts and notes receivable, notes payable, accounts payable and accrued liabilities at historical costs; their respective estimated fair values approximate carrying values due to their current nature.

We do not use derivative financial instruments to hedge exposures to cash flow, market or foreign-currency risks. However, we have entered into certain other financial instruments and contracts, such as our convertible note financing arrangements and the Karlsson and Very Hungry Notes that contain embedded derivative features. The convertible note financing arrangements were carried as derivative liabilities, at fair value, in our financial statements until their conversion or the conversion option was no longer available.

Income Taxes

The Company accounts for income taxes using the asset and liability method of accounting for deferred income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases.

A valuation allowance is required to the extent it is more-likely-than-not that a deferred tax asset will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

The Company also reports taxes based on tax positions that meet a more-likely-than-not standard and that are measured at the amount that is more-likely-than-not to be realized. Differences between financial and tax reporting which do not meet this threshold are required to be recorded as unrecognized tax benefits. The Company classifies penalty and interest expense related to income tax liabilities as an income tax expense. There are no penalties or interest recognized in the statement of operations or accrued on the balance sheet.

Income or Loss per Share

Basic income or loss per share of common stock is calculated by dividing the net income or loss available to common stockholders by the weighted average number of common shares outstanding for the respective period. Diluted income or loss per common share reflects the potential dilution that would occur if contracts to issue common stock were exercised or converted into common stock. For the three months ended June 30, 2013 and 2012 and from August 5, 2010 (Inception) to June 30, 2013, basic income and loss per common share and diluted loss per common share were the same as any potentially dilutive shares would be anti-dilutive to the periods. Refer to Note 14—Loss per Share for additional information.

Equity-Based Compensation

The Company recognizes compensation costs for share-based awards based on the estimated fair value of the employee awards on their grant date with estimated fair values determined through a Black-Scholes option pricing model. Compensation costs are recognized on a straight-line basis over each issuance’s respective vesting period.

From time to time, the Company will issue share-based awards, including options and warrants, to non-employees. The fair value of these awards issued to non-employees (typically consultants) is measured on the earlier of the date the performance is complete or the date the consultant is committed to perform. In the event that the measurement date occurs after an interim reporting date, the awards are measured at their then-current fair value at each interim reporting date, estimated using the Black-Scholes pricing model. The fair value of awards is expensed on a straight-line basis over the associated performance period.

Warrants

The Company classifies its issued and outstanding warrants as liabilities or equity in its financial statements, depending upon the criteria met and specific circumstances at a given point in time. Refer to Note 11—Equity Based Compensation and Note 12—Shareholders’ Equity for additional information.

Recent Accounting Pronouncements

The Company has considered recently issued accounting pronouncements and does not believe that such pronouncements are of significance, or potential significance, to the Company.

Note 3 — Restricted Cash

Under the terms of the Second Extension Agreement we entered into with the Karlsson Group on June 26, 2013, we are required to deposit 50% of the net proceeds of the next $20.0 million of capital we raise (for a total of $10.0 million) into escrow, which funds may be used solely to fund specified development expenses pursuant to the Extension Agreement.  As of June 30, 2013, we had approximately $2.4 million remaining in escrow related to our recently completed capital raising activities.  Pursuant to the Second Extension Agreement, this escrowed cash will be used to fund our planned in-fill drilling program and other related activities in the Holbrook Basin over the next several months.

Note 4 — Other Current Assets

As of June 30, 2013 and March 31, 2013, our other current assets related to items such as insurance premiums, service contracts, rental agreements, property deposits and various other operating pre-payments.  Also included in other current assets at June 30, 2013 is $0.2 million of net deferred financing fees incurred in connection with the Karlsson Note restructurings expected to be expensed over the next 12 months.

	June 30, 2013 (thousands)	March 31, 2013 (thousands)
	(unaudited)
Prepaid insurance & rent	$190	$276
Land purchase option	500	500
Net deferred financing fees*	170	—
Other	206	389
Total other current assets	$1,066	$1,165

* Comprised of total deferred financing fees of $0.3 million less amounts amortized of $22,000 less the non-current portion of deferred financing fees of $0.1 million.

Note 5—Mineral Properties

Additions to mineral properties include development costs such as engineering, environmental studies, drilling, allocated compensation including employee salaries, employee bonuses and employee and non-employee stock compensation, and other costs related to development of the Holbrook Project.

The recoverability of the carrying values of the Company’s mineral properties is dependent upon the successful start-up and commercial production from, or sale or lease of, these properties and upon economic reserves being discovered or developed on the properties. The Company believes that the fair value of its mineral properties exceeds the carrying value; however, events and circumstances beyond our control may mean that a write-down in the carrying values of the Company’s properties may be required in the future as a result of the economic evaluation of potash production and the application of an impairment test based on estimates of potash quantities, exploration land values, future advanced minimum royalty payments and potash selling prices, among other variables.

Note 6 — Deferred Fees

Off-take Agreement with Sichuan Chemical

On October 18, 2012, we entered into an agreement with Sichuan Chemical Industry Holding (Group) Co, Ltd, a Chinese limited liability company (“Sichuan”), whereby Sichuan will purchase a minimum of 500,000 metric tonnes (on a take-or-pay basis, backed by a letter of credit) of potash from us per year for a period of ten years starting with the commencement of production from our Holbrook Project provided that Sichuan can terminate this agreement if initial mine production is not achieved by December 31, 2015.

Upon execution of the Sichuan agreement, the Company owed a one-time success fee to a third party of $7.8 million, payable 50% in cash and 50% in common stock.  As of June 30, 2013, the Company had issued 33,125 shares of common stock and paid $2.3 million in cash to the third party with the remaining $1.6 million being included in accrued liabilities at June 30, 2013.

The Company has elected to capitalize the total direct costs and fees of $7.8 million associated with the placement of this agreement and will begin amortizing these fees, if and when, the Company reaches production and over the term of the Sichuan agreement, or ten years. The Company will periodically evaluate the asset to determine the realization of the asset.

Note 7 — Accounts Payable and Accrued Liabilities

Development costs associated with the Holbrook Project in the amount of $1.5 million and $2.1 million are included in accounts payable at June 30, 2013 and March 31, 2013, respectively.

Accrued liabilities at June 30, 2013 and March 31, 2013 included:

	June 30, 2013 (thousands)	March 31, 2013 (thousands)
	(unaudited)
Drilling/permitting	$72	$140
Mineral lease obligations	—	1,500
Legal	120	112
Board of Directors’ fees	—	125
Sichuan success fee	1,588	1,588
Interest on promissory notes	76	7,229
Compensation and other	1,269	1,064
Total accrued liabilities	$3,125	$11,758

Drilling and permitting costs are included in mineral properties as they relate to development costs associated with the Holbrook Project. The Sichuan success fee is the remainder of a one-time success fee due to a third-party consulting group.  This $1.6 million is also capitalized and included in deferred fees. The interest on promissory notes at March 31, 2013, the entire balance of which related to the interest owing under the Karlsson and Apollo notes, is included in other long-term liabilities at June 30, 2013.  This change in classification from current liability to non-current liability was due to the restructuring of these notes during the current quarter.

Note 8 — Buffalo Liability

Simultaneously with the execution of the Karlsson Extension Agreement, Buffalo Management agreed to a reduction in its gross revenue interest in us from 2% to 1%. In exchange for this reduction, we agreed to compensate Buffalo by giving Buffalo either, or a combination of, at its election, (i) equity securities (that may include common stock, preferred stock or warrants for common stock as mutually agreed) equal in value to the determined fair market value of the gross revenue interest surrendered or (ii) preferred stock that is redeemable after we commence receiving revenues from the Holbrook Project for the determined fair market value plus accrued interest; provided that in no event will any equity securities or securities convertible into equity securities issued to Buffalo (x) exceed 10% of our outstanding capital stock (in the case of warrants at the time of exercise) or (y) be redeemable for aggregate consideration exceeding 10% of our equity market capitalization at the time of redemption.

To value the surrendered gross revenue interest, we engaged an independent third party valuation firm to determine the fair value of this interest.  This valuation served as a reference point for the independent director appointed by our Board to negotiate the consideration to be received by Buffalo in exchange for its 1% gross revenue interest.  The estimate of the Buffalo liability at June 30, 2013 reflects the value of the consideration that has been approved by the independent directors of the board to be exchanged with Buffalo for this 1% gross revenue interest.  Refer to Note 17 — Subsequent Events for further details.

Buffalo is controlled by Chad Brownstein, our executive vice-chairman. Barry Munitz, our board chair owns a minority, non-voting interests in Buffalo. Our board designated an independent director to finalize these negotiations with Buffalo Management, who has no personal or economic interest in Buffalo.

Note 9 — Debt and Tax Gross-ups on Debt

Prospect’s debt consists of the following:

	June 30, 2013 (thousands)	March 31, 2013 (thousands)
	(unaudited)
Karlsson senior secured note	$115,282	$115,282
Apollo unsecured notes	6,750	6,750
Very Hungry unsecured notes	5,500	—
Tax gross-up on Karlsson senior secured note	17,629	6,226
Less: Unamortized debt discount*	(33,329)	—
Total debt and tax gross-ups	111,832	128,258
Less: current portion of debt and tax gross-ups	(4,063)	(128,258)
Total long-term debt and tax gross-ups	$107,769	$—

* Includes gross discount on the Karlsson note of $34,528, net of amortized discount of $3,801; gross discount on the Very Hungry notes of $2,215, net of amortized discount of $1,014 and the gross discount of $2,900 related to the embedded derivative in the Very Hungry notes, net of amortized discount of $1,499.

Karlsson Note

We issued The Karlsson Group a $125.0 million senior first priority secured promissory note at the closing of The Karlsson Group Acquisition on August 1, 2012 which bears interest at 9% per annum.  Pursuant to the terms of this note, we made principal payments totaling $9.7 million in November 2012 equal to 40% of the net proceeds received from our November equity offering.  The remaining principal balance of $115.3 million was due to have been repaid in two installments with the balance of the first installment or $40.3 million having been due on March 30, 2013 and the second installment of $75.0 million having a due date of July 31, 2013.  We entered into Extension Agreements with The Karlsson Group on April 15, 2013 and June 26, 2013 that, among other things, extended the due date of the Karlsson Note to the earlier of (i) 12 months following completion of our Definitive Feasibility Study (the “DFS”) and (ii) July 1, 2015.

In connection with the Extension Agreements, the annual interest rate of 9% was changed from simple to compounding and is now payable quarterly in kind by automatically increasing the principal balance of the Karlsson Note.  On July 1, 2013, the date of the first interest compounding period, the principal balance of the Karlsson Note will increase by $2.2 million to $117.5 million reflecting the interest accrued on the Karlsson Note between April 15, 2013 and June 30, 2013.  At June 30, 2013, this $2.2 million was included in other long-term liabilities.

Under the Extension Agreements, we are required to prepay the Karlsson Note with 10% of the gross proceeds from any future capital raises until the Karlsson Note has been repaid in full. The Karlsson Note is also mandatorily pre-payable within five business days of a sale of at least 50% of AWP or a merger of AWP with or into an unaffiliated entity. The Karlsson Note is guaranteed by AWP and is secured by (a) a parent guaranty for us and a pledge by us of 100% of the shares of our wholly owned subsidiary Old Prospect and, (b) a pledge by Old Prospect and (c) a lien over all the assets of Old Prospect and AWP.

For accounting purposes, since the modifications stemming from the Extension Agreements resulted in the present value of the cash flows under the amended note to exceed the present value of the cash flows under the original note by more than 10%, it made it necessary to account for these transactions as an extinguishment of the original note and the issuance of a new note.  Accordingly, the new (amended) note was recorded at its estimated fair value with the difference between fair value and the original note’s carrying value being recorded as debt discount and amortized over the amended note’s remaining life.  Fair value, in this case, was determined by discounting the future cash flows under the amended note by the Company’s estimated, effective borrowing rate of 25%.

Including the tax gross-ups (see below), accrued interest and the remaining unpaid principal balance, we owed The Karlsson Group approximately $142.7 million as of June 30, 2013, of which $1.2 million is due on or before September 10, 2013 and is included in current liabilities at June 30, 2013.

Karlsson Note Tax Gross-Up

Under the Extension Agreements, we are required to make future tax “gross-up” payments to the Karlsson Group to compensate them for increases in federal and state income taxes and other tax related matters .We currently estimate the cost of these tax “gross-up” payments to be approximately $17.6 million; however, this amount could change based on future changes in tax rates (including increases in effective income tax rates caused by “minimum tax” provisions such as the “Buffett rule” or “flat tax” proposals) and/or future changes in certain interest rates published by the Internal Revenue Service.  Also, to the extent the entire Karlsson Note balance would remain outstanding through July 1, 2015, we estimate that we would owe the Karlsson Group another $2.3 million in tax gross-ups in addition to the $17.6 million reflected in our June 30, 2013 financial statements. Future adjustments to the amounts of tax gross-ups owing under the Karlsson Note will be recognized in operations in the earliest period in which the adjustment applies.

Of the $17.6 million in tax gross-ups accrued for as of June 30, 2013, $1.2 million is payable on or before September 10, 2013 with the balance being due on the final maturity date of the Karlsson Note.

Apollo Notes

On March 7, 2013, we entered into a Termination and Release Agreement with certain affiliates of certain investment funds managed by Apollo Global Management, LLC (which we refer to collectively as the Apollo Parties) that terminated the agreements we entered into with the Apollo Parties in November 2012 (as amended in December 2012). In connection with the Termination and Release Agreement, we issued the Apollo Parties two promissory notes (“the Apollo Notes”) totaling approximately $6.8 million as partial consideration for the break-up and release. The Apollo Notes are unsecured and bear interest at the rate of 11% per annum, payable on the maturity date.

On April 15, 2013, the terms of the Apollo Notes were amended to extend the payment due dates from September 3, 2013 to the maturity date of the Karlsson Note and to reduce the prepayment obligation from 33% of the net proceeds of any capital raised to 10% of the gross proceeds of any capital raised by us going forward. For accounting purposes the amendment was treated as a debt modification as the change in terms was not considered significant under the amendment.

Very Hungry Notes

On May 2, 2013, we borrowed $5.0 million from Very Hungry, LLC and the Scott Reiman 1991 Trust (“the Very Hungry Parties”) in exchange for $5.5 million in unsecured, subordinated promissory notes (“the Very Hungry Notes”).  The Very Hungry Notes bear no interest and mature on September 9, 2013. The Very Hungry Notes also contained a conversion option giving them the right to convert the Notes in our previously announced investor rights offering.  As additional consideration to the Very Hungry Parties, we amended all of their warrants reducing the exercise price to $15.00 and extending the expiration date to August 1, 2017.

As a result of the transaction, we subsequently realized a $2.9 million derivative gain related to the embedded conversion options when this rights offering was terminated on June 17, 2013. The $2.9 million represented the estimated fair value of this conversion feature based on a Black-Scholes model using the rights offering price of $11.00 per share.

On July 10, 2013, the Very Hungry Parties exchanged the Very Hungry Notes for 5.5 million shares of the Company’s newly created senior mandatorily convertible preferred stock. Refer to Note 17 — Subsequent Events for further details.

Gain on Debt Restructuring

During the June 2013 quarter, we recognized a gain of $13.1 million associated with the two restructurings of the Karlsson Note, completed on April 15, 2013 and June 26, 2013, respectively. In accordance with applicable guidance, the Company accounted for these restructurings as a debt extinguishment in that the restructured debt met the requirements for having a substantially different debt instrument following the completion of the restructurings.  The components of this gain consisted of the following:

Gain on extinguishment (in thousands)
(unaudited)

Additional consideration -1% gross revenue interest	$9,200
Additional consideration - tax gross-ups	11,403
Additional consideration - warrants	412
Fees paid to the Karlsson Group	400
Reduction in the fair value of the amended Karlsson Note*	(34,529)

Net gain on debt extinguishment	$(13,114)

* See explanation of change in fair value under theKarlsson Note heading above.

Note 10—Related Party Transactions

Buffalo Management LLC

Quincy Prelude LLC, one of our stockholders beneficially owning more than 5% of our common stock, owns 100% of the voting interests and 82.5% of the economic interests of Buffalo Management LLC (“Buffalo Management” or “Buffalo”) and has sole voting and dispositive power of the shares of our common stock owned by Buffalo. Chad Brownstein, one of our directors and executive vice chairman, is the sole member of Quincy Prelude LLC and has sole voting and dispositive power of the shares of our common stock beneficially owned by Quincy Prelude LLC. Barry Munitz, our chairman, owns a 17.5% non-voting economic interest in Buffalo Management.

On August 1, 2012 we entered into a termination of the management services agreement with Buffalo.  The management services agreement, which was terminable only by Buffalo, provided for fees to Buffalo for management services rendered in connection with significant transactions such as acquisitions, dispositions and financings.  Also on August 1, 2012, Chad Brownstein, the principal at Buffalo who rendered services to us pursuant to the management services agreement and our non-executive board vice chairman at the time, became our executive vice chairman.

Pursuant to the termination agreement we: (i) paid Buffalo $975,000 in cash and issued them a warrant to purchase 7,043 shares of our common stock for $130.00 per share in satisfaction of the $1.5 million fee payable to it in connection with the acquisition of the 50% of American West Potash that we did not previously own; (ii) issued Buffalo a warrant to purchase 5,367 shares of our common stock for $130.00 per share in connection with services rendered by Buffalo in connection with our July, 2012 public offering of 308,000 shares of common stock at $130.00 per share; and (iii) issued Buffalo a warrant to purchase 40,000 shares of our common stock for $130.00 per share in consideration of Buffalo terminating its right to future transaction fees and the $20,000 monthly consulting fee under the management services agreement.  The fee payable to Buffalo is equal to 2% of Prospect Global’s annual gross revenues in perpetuity and provided for under Section 2(a) of the management services agreement survived the termination.  On April 15, 2013 and as a condition to the Extension Agreement entered into with The Karlsson Group on this same date, this 2% fee was reduced to 1% in exchange for other considerations. Refer to Note 17—Subsequent Events for additional information.

The warrant to purchase an aggregate of 52,410 shares of our common stock for $130.00 per share that we issued to Buffalo on August 1, 2012 is exercisable through July 31, 2017, subject to a two year extension in the event of a change of control of Prospect Global.  The fair value of the warrant issued to Buffalo on August 1, 2012 was estimated at $5.2 million using the Black-Scholes pricing model.  Significant inputs included the Company’s stock price, an estimated term of five years, estimated volatility of 177.26%, risk free rate of 0.61% and no dividends.  We also amended our registration rights agreement with Buffalo to cover the shares issuable pursuant to the August 1, 2012 warrant.  The amended registration rights agreement provides for demand and piggy-back registration rights, provided that each demand registration is limited to 22,000 shares.

During the three months ended June 30, 2013 and 2012 and for the period from inception through June 30, 2013, Prospect paid Buffalo approximately nil, $0.1 million and $1.4 million, respectively.  As of June 30, 2013 and 2012, accrued and other liabilities included $9.2 million and $0.1 million, respectively, related to amounts owing to Buffalo Management.  The $9.2 million in liabilities at June 30, 2013 represents the estimate of the value of the consideration to be exchanged with Buffalo for its 1% gross revenue (see above).

Brownstein Hyatt Farber Schreck, LLP

Chad Brownstein, one of our directors and executive vice chairman, is the son of a founding partner of Brownstein Hyatt Farber Schreck, LLP (“Brownstein Hyatt”), which serves as Prospect Global’s principal outside legal counsel. Mr. Brownstein’s father controls 35,563 shares of Prospect Global’s common stock which includes the 15,640 shares issued in May 2013 in lieu of payment for services then owing in the amount of $0.2 million. We have agreed to issue Brownstein Hyatt an additional 49,875 shares of our common stock upon stockholder approval of a proposed reverse stock split as payment for services then owing in the amount of $0.2 million.

During the three months ended June 30, 2013 and 2012 and for the period from inception through June 30, 2013, Prospect made cash payments to Brownstein Hyatt totaling approximately $0.9 million, $0.4 million and $5.2 million, respectively, for legal and lobbying/permitting fees. Approximately $0.3 million and $1.0 million payable to Brownstein Hyatt are included in accrued liabilities and accounts payable as of June 30, 2013 and 2012, respectively. Chad Brownstein does not share in any of these fees. On July 2, 2012, we issued Brownstein Hyatt ten year options to purchase 2,400 shares of our common stock at $130.00 per share as compensation.

Hexagon Investments, LLC / Grandhaven Energy, LLC / Very Hungry LLC /Scott Reiman 1991 Trust

One of our former board members, Scott Reiman, who served on our board from August 2011 to March 2012, is the founder of Hexagon Investments, LLC (“Hexagon”). Conway Schatz, one of our current directors, is an employee of Hexagon. Hexagon was not a related party prior to these transactions. The relationship between Hexagon, Grandhaven Energy, Very Hungry and the Scott Reiman 1991 Trust and the details of our transactions with these entities are summarized below:

•            On April 25, 2011, we issued a $2.5 million face value secured convertible note in exchange for net proceeds of $2.5 million. The note converted into 17,631 shares of our common stock on November 22, 2011. We also issued Hexagon two warrants to purchase 63,334 shares of our common stock. Both warrants (as amended) are exercisable until August 1, 2017 at an exercise price of $15.00 per share. In connection with issuance of the convertible note we granted piggy-back registration rights to Hexagon for the shares issuable upon conversion of the note and exercise of the warrants.

•            On September 19, 2011, we issued a $1.5 million convertible secured note in exchange for net proceeds of $1.5 million. This note converted to 7,981 shares of our common stock on November 22, 2011. We also issued Hexagon a warrant (as amended) to purchase up to 19,608 shares of our common stock at an exercise price of $15.00 per share, which is exercisable until August 1, 2017. In connection with issuance of the convertible note, we granted piggy-back registration rights to Hexagon for the shares issuable upon conversion of the note and exercise of the warrants.

•            On November 22, 2011, we sold 51,765 shares of common stock and a warrant (as amended) to purchase 51,765 shares of common stock at $15.00 per share for total cash proceeds of $11.0 million to Very Hungry LLC, an affiliate of Hexagon. The warrant is exercisable at any time through August 1, 2017. We granted piggy-back registration rights for the shares purchased and issuable upon exercise of the warrant.

Also on November 22, 2011 we entered into a royalty agreement with Grandhaven Energy, LLC, an affiliate of Hexagon, whereby we sold Grandhaven an overriding royalty interest of 1% of the gross proceeds received by our subsidiary AWP from the extraction of potash from its existing land holdings for $25,000 cash. If (i) the Arizona State Land Department declines to issue any lease to AWP with respect to any state exploration permit, or (ii) the Arizona State Land Department terminates any state exploration permit, or (iii) the Arizona State Land Department refuses to consent to the assignment of any royalty interests in any Arizona state lease, or requires any reduction of or imposes any condition on such royalty interests as a condition of approving an assignment of such royalty interests or approving any royalty reduction or other action with respect to a state lease, or (iv) if AWP has not been issued all of the state leases and conveyed to Grandhaven all royalty interests in all of AWP’s Arizona state leased premises on or before March 1, 2013, Grandhaven has the option to receive substitute royalty interests from us in the same number of acres in portions of our non-Arizona state properties, in a percentage sufficient to compensate Grandhaven for the reduced royalty interests in the affected state lease. If AWP has not been issued any Arizona state leases as of the date that AWP conveys assignments of the royalty interest in the non-Arizona state properties Grandhaven may elect to receive in substitution an assignment of a 1.388% royalty interest in all of the non-Arizona state leased premises. If we do not deliver assignments of the royalty interest from AWP to Grandhaven by December 31, 2013, Grandhaven has the option, at any time thereafter, to purchase shares of our common stock at $212.50 per share in exchange for the surrender by Grandhaven of royalty interests for which assignments have not been obtained, valued at their fair market value at that time (collectively the “Grandhaven Option”).

•            Conway Schatz, a manager of Very Hungry, joined our board of directors effective April 1, 2012 and currently holds 2,800 options to purchase shares of our common stock at an exercise price of $130.00 per share.  Mr. Schatz does not have dispositive power over the shares owned by Very Hungry.

•            On June 7, 2012, Hexagon consummated the contribution of all of its shares of common stock and warrants to purchase common stock to Very Hungry. Subsequent to that transaction, the Scott Reiman 1991 Trust liquidated its membership interest in Very Hungry and received a pro rata distribution of its interests in Very Hungry, including equity securities of Prospect.

•            On July 5, 2012, Very Hungry purchased 96,154 shares of our common stock at $130.00 per share in a public offering for total cash proceeds of $12.5 million.

•            On May 2, 2013, we borrowed $5.0 million from Very Hungry, LLC and the Scott Reiman 1991 Trust in exchange for $5.5 million in unsecured, subordinated promissory notes.  Refer to Note 9—Debt and Tax Gross-ups on Debt for additional information.  In consideration for this loan, we reduced the exercise price on all warrants to purchase our common stock held by the Very Hungry Parties to $15.00 per share (from exercises prices ranging from $212.50 per share to $150.00 per share) and extended the maturity of all these warrants to August 1, 2017.

•            On July 10, 2013 we entered into a note exchange and subscription agreement with Very Hungry and the Scott Reiman 1991 Trust, whereby they exchanged their $5.5 million unsecured, subordinated promissory notes issued on May 2, 2013 for 5.5 million shares of a newly created senior mandatorily convertible preferred stock. The preferred stock will convert into the same units issued in our June 2013 public offering at a conversion price equal to the public offering price of $6.00 per share upon shareholder approval of the conversion and of a proposed reverse stock split of up to 50-for-one, which will be voted upon at our annual meeting of stockholders expected to be held in late August 2013. Absent obtaining stockholder approval, the preferred stock will begin to accrue dividends of 20% per annum starting December 15, 2013, increasing to 25% on June 15, 2014 and again to 30% on December 31, 2014. The preferred stock limits the voting power of all common stock and preferred stock held by the preferred stock holders to 19.99% of the outstanding voting power.

Note 11—Equity Based Compensation

Stock Options

Effective August 22, 2011, the Board and the stockholders approved both the 2011 Employee Equity Incentive Plan (“Employee Plan”) and 2011 Director and Consultant Equity Incentive Plan (“Director Plan”). Amendments to increase the allowable shares to be issued under both Plans were approved by stockholders of the Company on August 27, 2012. The amended Employee Plan authorizes the Board, or its designated committee, to issue up to an aggregate of 270,000 shares, of which 189,400 remained available for issuance at June 30, 2013. The amended Director Plan authorizes the Board, or its designated committee, to issue up to an aggregate of 164,000 shares, of which 74,500 remained available for issuance at June 30, 2013. Awards issued under the Plans may include stock options, stock appreciation rights, bonus stock and/or restricted stock. Awards may be settled in cash, stock or a combination thereof, at the discretion of the Board. New amendments to the Plans are currently being sought, which if approved at our Annual Meeting of Stockholders to be held on August 30, 2013, would increase the number of authorized shares available under the Plan to 96.7 million initially and thereafter be equal to 10% of the Company’s outstanding shares of capital stock from time to time.

Compensation expense for employees is recognized based on the estimated fair value of the awards on their grant date.  The fair value of options issued to non-employees is measured on the earlier of the date the performance is complete or the date the non-employee is committed to perform. In the event the non-employee measurement date occurs after an interim reporting date, the options are measured at their then-current fair value at each interim reporting date.  For employee and non-employee options, fair value is estimated using the Black-Scholes option pricing model. Compensation expense is recognized on a straight-line basis over each grant’s respective vesting period for employees and service period for non-employees. Key inputs and assumptions used in estimating the fair value include our stock price, the grant price, expected term, volatility and the risk-free rate. Other assumptions used in estimating the fair value of awards granted through June 30, 2013 included the following:

Expected Term	.11 to 9.76 years
Volatility*	113.4% to 181.5%	*
Risk-Free Rate	0.04% to 2.00%
Dividend Yield	—

*                         The Company’s estimates of expected volatility are based on the historic volatility of the Company’s common stock as well as the historic volatility of the Company’s peers due to the limited availability of historical trading information on the Company itself.

A summary of stock option activity under the Plans as of June 30, 2013 and changes during the three months then ended is presented below.

Stock Options	Shares	Weighted- Average Exercise Price	Aggregate Intrinsic Value ($000)	Weighted- Average Remaining Term (Years)
Outstanding at March 31, 2013	192,160	$159.76	$—	9.20
Granted	2	15.00	—	0.11
Exercised	—	—	—	—
Forfeited or expired	22,062	162.83	—	—
Outstanding at June 30, 2013	170,100	$159.36	$—	8.90
Vested at June 30, 2013	131,467	$167.67	$—	8.70

The weighted average grant date fair value of the stock options granted for the three months ended June 30, 2013 and 2012  $15.00 and was nil, respectively.

A summary of the status of the non-vested stock options as of June 30, 2013, and changes during the three months ended June 30, 2013 is presented below.

Non-vested Stock Options	Shares (000)	Weighted Average Grant Date Fair Value
Non-vested at March 31, 2013	59,883	$102.06
Granted	2.50
Vested	(21,232)	12.00
Forfeited	(20)	128.50
Non-vested at June 30, 2013	38,633	$87.75

As of June 30, 2013, there was $0.7 million of total unrecognized compensation expense related to non-vested share based compensation arrangements granted under the Plans. That cost is expected to be recognized over a weighted average period of less than one year. The total expense for the fair value of vested grants during the three months ended June 30, 2013 and 2012 was $1.0 million and $0.4 million, respectively.  For the three months ended June 30, 2013 and June 30, 3012, $0.4 million and nil of stock compensation was capitalized and included in mineral properties as of June 30, 2013.  This amount represented the estimated portion attributable to development activities.

Warrants Issued for Services

The Company has issued 98,537 warrants to purchase shares of common stock to non-employees in exchange for services, with exercise prices ranging from $11.00 to $251.00.  For these awards, fair value is estimated using the binomial-lattice-based valuation model.  Expense is recognized on a straight-line basis over each grant’s respective service period. Key inputs and assumptions used in estimating the fair value include our stock price, the grant price, expected term, volatility and the risk-free rate. Other assumptions used in estimating the fair value of awards granted through June 30, 2013 included the following:

Expected Term	0.6 to 4.9 years
Volatility*	141.2% to 162.3%	*
Risk-Free Rate	0.11% to 1.38%
Dividend Yield	—

*The Company’s estimates of expected volatility are based on the historic volatility of the Company’s common stock as well as the historic volatility of the Company’s peers due to the limited availability of historical trading information on the Company itself.

The expense recognized within G&A related to these awards amounts to $3.3 million and nil for the three months ended June 30, 2013 and June 30, 2012, respectively.  For the three months and cumulative period ended June 30, 2013, $0.4 million associated with warrants issued for services was capitalized and included in mineral properties as of June 30, 2013.  This amount represented the estimated portion attributable to development activities.

The Company is currently committed to issuing an additional 1,000 warrants for services in the next twelve months under existing consulting contracts.

Note 12—Stockholders’ Equity

Common Stock

The Company is authorized to issue 300,000,000 shares of common stock, with a par value of $0.001 per share, under the terms of the Company’s Amended and Restated Articles of Incorporation. As of June 30, 2013, there were 2,302,388 shares of our common stock issued and outstanding.

Preferred Stock

The Company is authorized to issue 100,000,000 shares of preferred stock, with a par value of $0.001 per share, under the terms of the Company’s Amended and Restated Articles of Incorporation. As of June 30, 2013, no shares of preferred stock had been issued.  On July 10, 2013, 5.5 million shares of a newly created senior mandatorily convertible preferred stock were issued to the Very Hungry Parties in exchange for the Very Hungry Notes.  On August 14, 2013, we compensated Buffalo for a revenue interest reduction by issuing Buffalo 15.0 million shares of our newly created redeemable preferred stock.  Refer to Note 17 — Subsequent Events for further details.

Investor Warrants

As part of its fundraising efforts, the Company has issued warrants from time to time to various investors to purchase shares of its common stock. As of June 30, 2013, a total of 1,229,856 investor warrants had been issued and remained outstanding. The exercise price and remaining exercise period of these warrants ranged from $6.00 to $212.50 and from 0.1 to 5.9 years, respectively.  With the completion of our capital raise on June 26, 2013 and the issuance of the warrants therewith we no longer met the criteria for equity accounting for our warrants and therefore began accounting for all warrants as liabilities.  This accounting change was triggered by the full ratchet anti-dilution provisions contained in these warrants.

The $5 million of gross proceeds from the June 26, 2013 public offering, less underwriters’ commissions of $0.9 million, were allocated based on the relative fair value of the common stock and warrants issued with $2.1 million being allocated to common stock and $2.0 million being allocated to the warrants.

Non-Controlling Interest

The Company included The Karlsson Group’s initial $11.0 million contribution of mineral interests to AWP in non-controlling interest on the balance sheet, net of its share of losses. Through this contribution, The Karlsson Group earned its 50% interest in AWP. The Company earned its initial 50% interest in AWP through its cash contributions of $11.0 million.

Prior to the closing of The Karlsson Group Acquisition on August 1, 2012, Prospect was the 50% owner of AWP, operated and controlled AWP, and accordingly historically provided consolidated financial statements for Prospect and AWP. As such, the remaining 50% interest in AWP owned by The Karlsson Group was considered a non-controlling interest through the August 1, 2012 acquisition date.

With the completion of The Karlsson Group Acquisition on August 1, 2012 and in accordance with GAAP that calls for any change in a parent’s ownership of a non-controlling interest to be accounted for as an equity transaction, The Karlsson Group Acquisition was treated as a distribution through equity and accordingly no step-up in basis of the assets acquired occurred.

Note 13—Derivative Financial Instruments

As of June 30, 2013, we had recorded a derivative liability of $4.5 million representing the estimated fair value of our outstanding stock warrants which was triggered by our June 26, 2013 capital raise that included full ratchet anti-dilution protection for the new warrants issued during the offering.  With the anti-dilution protection afforded these new warrants, we no longer met the criteria for equity accounting for our warrants and therefore began accounting for all warrants as liabilities. In that our warrants were accounted for under the equity method at March 31, 2013, we had no similar liability at that date.

The fair value of the warrants at June 30, 2013 was estimated using the Black-Scholes pricing model based on the following significant assumptions:

Expected Term	0.36 years
Volatility*	105.93%
Risk-Free Rate	0.06%
Dividend Yield	—

*The Company’s estimates of expected volatility are based on the historic volatility of the Company’s common stock as well as the historic volatility of the Company’s peers due to the limited availability of historical trading information on the Company itself.

During the quarter ended June 30, 2013, we also realized a $2.9 million derivative gain related to the embedded conversion options included in the Very Hungry Notes.  These conversion options were tied to our previously announced investor rights offering on May 22, 2013 and when this rights offering was subsequently terminated on June 17, 2013 we recognized a gain equal to the fair value of these conversion options.

Note 14—Gain/(Loss) per Share

The following sets forth the computation of basic and fully diluted weighted average shares outstanding and gain or loss per share of common stock for the periods indicated (unaudited, in thousands except for per share amounts):

	Three Months Ended June 30, 2013	Three Months Ended June 30, 2012	Cumulative from August 5, 2010 (Inception) through June 30, 2013
	(unaudited)	(unaudited)	(unaudited)
Net income (loss) attributable to Prospect Global Resources Inc.	$1,534	$(3,321)	$(130,043)
Weighted average number of common shares outstanding — basic	1,505	790	784
Dilution effect of restricted stock and warrants	—	—	—
Weighted average number of common shares outstanding — fully diluted	1,505	790	784
Income (Loss) per share of common stock:
Basic and fully diluted income (loss) per share of common stock	$1.02	$(4.20)	$(165.87)

The Company has issued warrants to purchase shares of our common stock. These warrants, along with our outstanding stock options (described in Note 11 — Equity Based Compensation and Note 12 — Stockholders’ Equity), were not included in the computation of Income (Loss) per Share above as to do so would have been antidilutive for the periods presented. These potentially dilutive warrants and options totaled 1,498,498 shares as of June 30, 2013.

Note 15—Commitments and Contingencies

Litigation

On April 26, 2013, we received correspondence from a stockholder who purchased $10.0 million of shares in our November 2012 public offering asserting a right to rescind the purchase based on violation of securities laws in connection with that offering.  In a related letter dated June 14, 2013, the four underwriters in our November 2012 public offering notified us that they received a letter from the same stockholder in which the stockholder sought to void its purchase of shares in our November 2012 public offering. Pursuant to the terms of the underwriting agreement we entered into with the underwriters in our November 2012 public offering, we could be required to appoint counsel for the underwriters to advise on this matter, subject to their determination that counsel is satisfactory, or, alternatively, we could be required to authorize the underwriters to employ counsel at our expense. We believe the claim is without merit and intend to vigorously defend against it.  No litigation has been commenced in this matter.

In the normal course of operations, Prospect and its subsidiaries may be subject to litigation. As of June 30, 2013, there were no material litigation matters. The Company holds various insurance policies in an attempt to protect it and investors.

The Karlsson Group Acquisition

The execution of The Karlsson Group Acquisition agreements (and subsequent amendments thereto in April and June 2013) subjected the Company to various commitments and contingencies, including:

a)                                               We granted The Karlsson Group the future right to receive payments equal to 2% of the gross sales received by us from potash production from any property over which we currently have leases, licenses and permits or which AWP may hereafter acquire.

b)                                         In the event of a sale of at least 50% of AWP or a merger of AWP with or into an unaffiliated entity on or prior to February 1, 2018, we agreed to pay The Karlsson Group an additional payment equal to 15% of the net proceeds received from the transaction, capped at $75.0 million.

c)                                                In the event of any equity or debt offering completed by the Company while the Karlsson Note remain outstanding, we have agreed to place 50% of the net proceeds of the next $20.0 million of capital raised into escrow (for a total of $10.0 million), which funds may be released solely to fund specified development expenses for our Potash Project in the Holbrook Basin.

d)                                               In the event of any equity or debt offering completed by the Company while the Karlsson Note remain outstanding, we have agreed to pay the Karlsson Group 10% of the gross proceeds raised as a prepayment of the outstanding balance.

e)                                                In that the Karlsson Group will recognize taxable gain on the principal payments that it receives under the Karlsson Note, we have agreed to compensate them for any incremental income tax liabilities attributable to an increase in federal or state income tax rates over the tax rates that were in effect for 2012, such that they are made whole with respect to any such increase in tax liabilities. We also agreed to compensate The Karlsson Group for certain interest charges imposed on the deferred tax liabilities as a result of the application the “installment sale” rules of the Internal Revenue Code.  Based on current tax and interest rates and assuming the entire principal balance remains outstanding through July 1, 2015, the combined cost of these “gross-up” payments is estimated at approximately $20.0 million which includes the $17.6 million in liabilities at June 30, 2013 plus our estimates of future tax gross-ups of $1.2 million that would become owing as of January 1, 2014 and 2015 of each year assuming the full principal balance remained outstanding on those dates.  However, this is an estimate only and the amount of the tax gross-up payments is subject to change based on future tax rate changes, changes in certain interest rates published by the Internal Revenue Service and the timing of the debt principal payments.

The Apollo Notes

In the event of any equity or debt offering completed by the Company while the Apollo Notes remain outstanding, we have agreed to pay Apollo 10% of the gross proceeds raised as a prepayment of the outstanding principal.

Buffalo Gross Revenue Interest Amendment

In connection with restructuring the Karlsson senior debt, we were required to increase Karlsson’s royalty interest from 1% to 2% without increasing the overall percentage of royalty interests payable to third parties in the aggregate. In order to achieve this result, Buffalo agreed to reduce its gross revenue interest in Prospect Global from 2% to 1%.% in exchange for a combination of, at its election, (i) equity securities (that may include common stock, preferred stock or warrants for common stock as mutually agreed) equal in value to the determined fair market value of the gross revenue interest being surrendered or (ii) preferred stock that is redeemable after we commence receiving revenues from the Holbrook Project for the determined fair market value plus accrued interest; provided that in no event will any equity securities or securities convertible into equity securities issued to Buffalo (x) exceed 10% of our outstanding capital stock (in the case of warrants at the time of exercise) or (y) be redeemable for aggregate consideration exceeding 10% of our equity market capitalization at the time of redemption. Refer to Note 17 — Subsequent Events.

Common Stock and Warrant Commitments

As of June 30, 2013, the Company had commitments to issue an additional 12,000 shares of our common stock and 1,000 warrants to purchase shares of our common stock in exchange for services under existing consulting contracts.  The 600,000 shares of common stock are due in quarterly increments of 1,500 shares each, with the next increment being due on July 5, 2013.  The 1,000 warrants are due in monthly tranches of 200 immediately exercisable warrants, with each such warrant tranche having a five year duration and a strike price equal to the most recent sales price of our common stock as reported on Nasdaq.  The due date for the next warrant tranche is July 1, 2013.

As part of our June 26, 2013 public offering, the participating investors received 856,798 Series B warrants with each Series B warrant entitling the holder thereof the right to purchase one additional share of our common stock and one additional warrant in exchange for $6.00 per Series B warrant.  The Series B warrants expire at the close of business on November 1, 2013.  If exercised, each B Series warrant would result in the immediate issuance of one additional share of our common stock and one immediately exercisable warrant having an initial exercise price of $6.00 per share and expiration date five years from the date of issuance.

Subsequent to June 30, 2013, we entered into payment agreements with certain vendors in which we agreed to issue shares of our common stock to these vendors in exchange for amounts owed, subject to stockholder approval of the reverse stock split being sought in our August 2013 Annual Shareholder Meeting.  As of August 14, 2013, these post-June 30 th  commitments total to 211,483 shares of our common stock.  Additionally, on July 10, 2013, the Company entered into a note exchange agreement with the Very Hungry Parties under which the Very Hungry Parties have agreed to convert their shares of the Company’s mandatorily convertible preferred stock into shares of the Company’s common stock on receipt of stockholder approval of the reverse stock split.  Refer to Note 17 — Subsequent Events for additional details on the Very Hungry Notes conversion.

Note 16—Fair Value Measurement

US GAAP defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The standards establish a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

•            Level 1—Quoted prices in active markets for identical assets and liabilities.

•            Level 2—Quoted prices in active markets for similar assets and liabilities, quoted prices for identical or similar instruments in markets that are not active, and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

•            Level 3—Significant inputs to the valuation model are unobservable.

The following tables present information about financial instruments recognized at fair value as of June 30, 2013 and March 31, 2013 and indicate the fair value hierarchy:

	June 30, 2013				March 31, 2013
(in thousands)	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Liabilities:
Buffalo liability	$—	$—	$9,200	$9,200	$—	$—	$—	$—
Grandhaven option	—	—	4,060	4,060	—	—	4,060	4,060
Derivative warrant liability*	—	—	4,505	4,505	—	—	—	—
Total liabilities	$—	$—	$17,765	$17,765	$—	$—	$4,060	$4,060

* Measured on a recurring basis (at least annually).

The estimated fair values of the Company’s debt (all non-recurring) are as follows:

	Carrying Value	Fair Value
	(In thousands)
June 30, 2013 (Level 3)	$127,532	$94,203

The following table sets forth a summary of the qualitative information related to the unobservable inputs used in the calculation of the Company’s Level 3 financial liabilities for the three months ended June 30, 2013:

Description	Valuation Technique	Unobservable Inputs
Buffalo liability	Discounted cash flow	Discount rate, preferred stock redemption scenarios and warrant valuations
Grandhaven option	Discounted cash flow	Discount rate, future potash prices and mine life
Derivative warrant liability	Binomial-Lattice valuation model	Underlying price, exercise price, term, volatility and risk free interest rate
Indebtedness	Discounted cash flow	Discount rate

The following table sets forth a summary of changes in the fair value of the Company’s Level 3 financial liabilities for the three months ended June 30, 2013:

	Debt	Buffalo Liability	Grandhaven Option	Derivative Warrant Liability	Very Hungry Embedded Derivative
Balance at March 31, 2013	$122,032	$—	4,060	$—	$—
Mark-to-market adjustment	—	—	—	4,505	—
Extinguishment — debt (net of amortization)	(27,829)	—	—	—	—
New instrument — initial valuation	—	9,200	—	—	2,900
Extinguishment — embedded derivative	—		—	—	(2,900)
Balance at June 30, 2013	$94,203	$9,200	$4,060	$4,505	$—

Note 17 - Subsequent Events

Very Hungry Notes Conversion

On July 10, 2013 we entered into a note exchange and subscription agreement with Very Hungry and the Scott Reiman 1991 Trust, whereby they exchanged their $5.5 million unsecured, subordinated promissory notes issued on May 2, 2013 for 5.5 million shares of a newly created senior mandatorily convertible preferred stock. The preferred stock will convert into the same units issued in our June 2013 public offering at a conversion price equal to the public offering price of $6.00 per share upon shareholder approval of the conversion and of a proposed reverse stock split of up to 50-for-one, which will be voted upon at our annual meeting of stockholders expected to be held in late August 2013. Absent obtaining stockholder approval, the preferred stock will begin to accrue dividends of 20% per annum starting December 15, 2013, increasing to 25% on June 15, 2014 and again to 30% on December 31, 2014. The preferred stock limits the voting power of all common stock and preferred stock held by the preferred stock holders to 19.99% of the outstanding voting power.

Buffalo Settlement

In connection with restructuring the Karlsson senior debt (as described more fully below), we were required to increase Karlsson’s royalty interest from 1% to 2% without increasing the aggregate amount of royalty interests payable to third parties in the aggregate. In order to achieve this result, we negotiated with Buffalo to reduce our revenue interest to Buffalo from 2% to 1%. On August 14, 2013 we compensated Buffalo for this revenue interest reduction by issuing Buffalo 15.0 million shares of our newly created redeemable preferred stock and five year warrants to purchase 1,005,234 shares of our common stock at $7.20 per share.

Redeemable Preferred Stock

The redeemable preferred stock is non-voting and non-convertible and has a $1.00 liquidation preference. In the event of a liquidity event the holders of the outstanding redeemable preferred stock shall be entitled to receive the liquidity preference plus all accrued and unpaid dividends prior to any distribution to the holders of common stock, subject to a cap of 10% of our market capitalization at the time of redemption..  A liquidity event is defined as (i) liquidation, dissolution, or winding of Prospect, (ii) a person or group other than Buffalo Management and its affiliates becomes the direct or indirect owner of our common equity representing more than 50% of the voting power of the outstanding shares of voting stock, (iii) any consolidation or merger of Prospect or similar transaction or any sale, lease or other transfer of all or substantially all of our consolidated assets, with, into or to any person other than one of our subsidiaries or Buffalo Management or its affiliates, other than a transaction in which the persons that owned, directly or indirectly, voting shares of Prospect immediately prior to such transaction owning voting shares representing a majority of the continuing or surviving person immediately after the transaction, or (iv) our board no longer consists of a majority of members who were members of the board as of the filing of the certificate of designation creating the preferred stock or were nominated for election or appointed to the board with the approval of a majority of such directors or directors so nominated or appointed; provided that clauses (ii)-(iv) shall not constitute a liquidity event if waived by the holders of a majority of the shares of redeemable preferred stock.

Dividends commence accruing on the redeemable preferred stock from the issue date and continue to accrue, whether or not declared, at an annual rate on the liquidation preference equal to 8%.  All accrued and unpaid dividends shall be payable on the date that is six months following the first day of the month following the month in which a minimum of 50,000 tonnes of potash has first been shipped for delivery from our potash facility in Holbrook, Arizona.  Dividends shall be payable thereafter quarterly in arrears on March 15, June 15, September 15 and December 15 of each year.

We may redeem the redeemable preferred stock, in whole or in part, at any time following the three year anniversary of issuance.  The holders of the redeemable preferred stock may redeem their shares, in whole or in part, at any time following the three and a half year anniversary of the first day of the month following the month in which a minimum of 50,000 tonnes of potash has first been shipped for delivery from our potash facility in Holbrook, Arizona.  In either case, the redemption will be made by cash payment in a per share amount equal to the liquidation value per share plus all accrued and unpaid dividends through the date of redemption; provided, that the redemption payment may not exceed 10% of our market capitalization value at the time of redemption.

Warrants

The warrants are exercisable commencing on the date that we complete a reverse stock split of our common stock and ending on August 13, 2018.  They may be exercised in whole or in part, for cash or on a “cashless” basis.  The warrants have the same full ratchet anti-dilution price protection contained in the five-year warrants issued in our June 2013 public offering, subject to a floor of $3.50 per share.  The warrants provide that no holder of warrants may hold, together with other shares held by such holder, more than 19.99% of the total voting power of the outstanding common stock on August 14, 2013 (2,302,388 shares).

Amendment to Existing Warrants

In connection with the issuance of the preferred stock and warrants Buffalo agreed to modify all of the warrants to purchase our common stock held by Buffalo so that no holder of those warrants may hold, together with other shares held by such holder, more than 19.99% of the total voting power of the outstanding common stock on August 14, 2013 (2,302,388 shares).

Note 18—Adjustment for Reverse Stock Split

On August 30, 2013, the Company’s shareholders approved granting authority to our board of directors to implement a reverse stock split of our common stock at a ratio of up to 50 shares for one, which the board approved on August 30, 2013. The reverse stock split became effective on September 4, 2013. An amendment to the Company’s Articles of Incorporation reflecting the reverse stock split was filed on September 4, 2013. All applicable share and per-share amounts within these financial statements have been retroactively adjusted to reflect the reverse stock split.

FINANCIAL STATEMENTS

Prospect Global Resources Inc.

(A Development Stage Company)

CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2013

CONTENTS
Report of Independent Registered Public Accounting Firm	F-25
Financial Statements:
Consolidated Balance Sheets as of March 31, 2013 and March 31, 2012	F-26
Consolidated Statements of Operations for the years ended March 31, 2013 and 2012 and for the cumulative period from August 5, 2010 (Inception) through March 31, 2013	F-27
Consolidated Statements of Cash Flows for the years ended March 31, 2013 and 2012 and for the cumulative period from August 5, 2010 (Inception) through March 31, 2013	F-28
Consolidated Statements of Shareholders’ Equity (Deficit) from August 5, 2010 (Inception) to March 31, 2013	F-29
Notes to Consolidated Financial Statements	F-30

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

Prospect Global Resources, Inc.

Denver, Colorado

We have audited the accompanying consolidated balance sheets of Prospect Global Resources, Inc. and Subsidiaries (a development stage company, the “Company”) as of March 31, 2013 and 2012 and the related statements of operations, cash flows, and shareholders’ equity for the years ended March 31, 2013 and 2012, and the cumulative period from August 5, 2010 (Inception) to March 31, 2013.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Prospect Global Resources, Inc. and Subsidiaries, as of March 31, 2013 and 2012, and the results of their operations and their cash flows for the years ended March 31, 2013 and 2012, and the cumulative period from August 5, 2010 (Inception) to March 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has significant funding requirements which require capital that may not be available on favorable terms or at all, as well as a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ EKS&H LLLP

July 1, 2013, except as to Note 19, which is as of October 25, 2013
Denver, Colorado

PROSPECT GLOBAL RESOURCES INC.

CONSOLIDATED BALANCE SHEETS

(a Development Stage Company)

(In thousands, except number of shares and par value amounts)

	March 31, 2013	March 31, 2012
ASSETS
Current assets
Cash and cash equivalents	$1,024	$11,300
Accounts receivable	6	1
Related party receivable	25	25
Other current assets	1,165	828
Total current assets	2,220	12,154

Noncurrent assets
Land	380	—
Mineral properties	39,994	13,469
Equipment (net of accumulated depreciation of $132 and $6, respectively)	613	82
Deferred fees (Note 6)	7,751	—
Deposits	104	80
Total noncurrent assets	48,842	13,631

Total assets	$51,062	$25,785

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable	$2,849	$672
Accrued liabilities	11,758	844
Current portion of long-term debt	122,032	—
Tax gross-up on note payable (Note 8)	6,226	—
Grandhaven Option (Note 11)	4,060	—
Total current liabilities	146,925	1,516

Grandhaven Option (Note 11)	—	4,060
Total liabilities	146,925	5,576

Commitments and Contingencies (Note 16)

SHAREHOLDERS’ EQUITY (DEFICIT)
Preferred stock: $0.001 par value; 100,000,000 shares authorized (increased on August 27, 2012 from 10,000,000); none outstanding	—	—
Common stock: $0.001 par value; 300,000,000 shares authorized (increased on August 27, 2012 from 100,000,000); 1,451,914 and 789,783 issued and outstanding at March 31, 2013 and 2012, respectively	1	1
Additional paid-in capital	35,713	91,997
Losses accumulated in the development stage	(131,577)	(79,711)
Total shareholders’ equity (deficit) - Prospect Global Resources Inc.	(95,863)	12,287

Non-controlling interest	—	7,922

Total shareholders’ equity (deficit)	(95,863)	20,209

Total liabilities and shareholders’ equity (deficit)	$51,062	$25,785

The accompanying notes are an integral part of these statements.

PROSPECT GLOBAL RESOURCES INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(a Development Stage Company)

(In thousands, except per share amounts)

	Year Ended March 31, 2013	Year Ended March 31, 2012	Cumulative from August 5, 2010 (Inception) through March 31, 2013

Expenses:
Exploration	$—	$4,954	$5,600
General and administrative	42,737	16,877	61,101
Total expenses	42,737	21,831	66,701

Loss from operations	(42,737)	(21,831)	(66,701)

Other expense:
Derivative losses	(1,900)	(39,810)	(56,666)
Loss on debt extinguishment	—	(2,000)	(2,000)
Interest, net	(7,241)	(1,939)	(9,300)
Total other expense	(9,141)	(43,749)	(67,966)

Income tax expense	—	—	—

Net loss	(51,878)	(65,580)	(134,667)

Net loss attributable to non-controlling interest	12	2,703	3,090

Net loss attributable to Prospect Global Resources Inc.	$(51,866)	$(62,877)	$(131,577)

Earnings per share
Basic and diluted
Loss per share	$(44.90)	$(112.28)	$(183.77)
Weighted average number of shares outstanding	1,155	560	716

The accompanying notes are an integral part of these statements.

PROSPECT GLOBAL RESOURCES INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(a Development Stage Company)

(In thousands)

	Year Ended March 31, 2013	Year Ended March 31, 2012	Cumulative from August 5, 2010 (Inception) through March 31, 2013

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(51,878)	$(65,580)	$(134,667)
Adjustments to reconcile net loss to net cash used in operating activities:
Services paid for with securities	776	2,064	3,156
Apollo fees paid with promissory note	6,750	—	6,750
Derivative losses	1,900	39,810	56,666
Loss on debt extinguishment	—	2,000	2,000
Stock-based compensation	13,794	9,717	23,512
Interest expense	7,250	1,939	9,309
Karlsson Group Tax Gross Up	6,226	—	6,226
Depreciation	108	5	114
Changes in operating assets and liabilities:
Accounts receivable	(5)	(1)	(6)
Other current assets	163	(686)	(665)
Deferred fees	(2,287)	—	(2,288)
Deposits	(24)	(80)	(104)
Accounts payable	497	70	1,169
Accrued liabilities	(915)	299	(531)
Net cash used in operating activities	$(17,645)	$(10,443)	$(29,359)

CASH FLOWS FROM INVESTING ACTIVITIES:
Mineral properties	$(18,777)	$(1,948)	$(20,774)
Land acquisitions	(380)	—	(380)
Equipment acquisitions	(639)	(82)	(726)
Net cash used in investing activities	$(19,796)	$(2,030)	$(21,880)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from convertible notes	$—	$5,500	$9,049
Merkin note amendment	—	(2,000)	(2,000)
Karlsson Note principal payments	(9,718)	—	(9,718)
Proceeds from common stock issued	61,883	17,994	79,932
Non-controlling interest acquisition	(25,000)	—	(25,000)
Net cash provided by financing activities	$27,165	$21,494	$52,263

Net (decrease) increase in cash and cash equivalents	(10,276)	9,021	1,024
Cash and cash equivalents- beginning of period	11,300	2,279	—
Cash and cash equivalents - end of period	$1,024	$11,300	$1,024

Cash paid for interest	$—	$—	$—

Supplemental disclosure of non-cash transactions:
Convertible notes and accrued interest converted into shares of common stock	$—	$(8,417)	$(9,493)
Common stock attributable to reverse merger	—	—	2
Fair value of land contributed by non-controlling interest	—	—	(11,000)
Note receivable in exchange for shares of common stock	—	(1,125)	(1,125)
Warrants issued and recorded as deferred financing costs	—	(43)	(43)
Grandhaven Option, net of $25,000 receivable	—	4,036	4,036
Accrued development activities	4,671	471	5,142
Capitalized equity based compensation	3,077	—	3,078
SK Land Holdings Option	500	—	500
Sichuan success fee (in accrued liabilities)	1,588	—	1,588
Sichuan success fee (equity component)	3,876	—	3,876

The accompanying notes are an integral part of these statements.

PROSPECT GLOBAL RESOURCES INC.

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY (DEFICIT)

(a Development Stage Company)

(In thousands, except number of shares)

	Common Stock		Additional Paid-	Losses Accumulated in the Development	Non- Controlling	Total Shareholders’
	Shares	Amount	in Capital	Stage	Interest	Equity
Balance at August 5, 2010 (Inception)	—	$—	$—	$—	$—	$—
Stock issued in private placements	328,273	0	54	—	—	54
Stock-based compensation	17,000	0	1	—	—	1
Contributions	—	—	—	—	11,000	11,000
Stock issued for services	42,833	0	316	—	—	316
Stock acquired through merger	34,700	0	0	—	—	—
Convertible notes and accrued interest converted into common stock	7,171	0	1,076	—	—	1,076
Net loss	—	—	—	(16,834)	(375)	(17,209)
Balance at March 31, 2011	429,977	0	1,447	(16,834)	10,625	(4,762)

Stock issued in private placements	85,552	0	13,972	—		13,972
Stock issued for services	10,000	10	2,061	—	—	2,061
Stock-based compensation	14,000	0	9,717	—	—	9,717
Stock acquired through merger	—	—	—	—	—	—
Convertible notes and accrued interest converted into common stock	250,254	0	64,799	—	—	64,800
Net loss	—	—	—	(62,877)	(2,703)	(65,580)
Balance at March 31, 2012	789,783	0	91,996	(79,711)	7,922	20,209

Stock issued for services	40,425	0	4,652	—	—	4,652
Non-controlling interest acquisition	—	—	(174,310)	—	(7,910)	(182,220)
The Karlsson Group warrant issuance	—	—	34,620	—	—	34,620
Stock issued in private placements	4,706	0	999	—	—	999
Stock issued in public offerings	608,000	1	66,289	—	—	66,290
Cost of public offerings	—	—	(5,406)	—	—	(5,406)
Stock-based compensation	9,000	0	16,871	—	—	16,871
Net loss				(51,866)	(12)	(51,878)
Balance at March 31, 2013	1,451,914	1	35,712	$(131,577)	$—	$(95,863)

The accompanying notes are an integral part of these statements.

PROSPECT GLOBAL RESOURCES INC.

Notes to Consolidated Financial Statements

(A Development Stage Company)

Note 1—Organization and Business Operations

Introduction

Prospect Global Resources Inc., a Nevada corporation (individually or in any combination with its subsidiaries, “Prospect,” the “Company,” “we,” “us,” or “our”), is engaged in the exploration and development of a potash deposit located in the Holbrook Basin of eastern Arizona, which we refer to as the Holbrook Project.

We were incorporated in the state of Nevada on July 7, 2008 while our wholly owned subsidiary, Old Prospect Global, was incorporated in the state of Delaware on August 5, 2010. We hold our interest in and control the Holbrook Project through our ownership of our wholly owned subsidiary, American West Potash LLC or AWP.

Between January and November 2011, we invested $11.0 million dollars in AWP and another party, The Karlsson Group Inc., contributed to AWP its ownership of mineral rights on eight private sections and potash exploration permits on 42 Arizona state sections, comprising a total of approximately 31,000 gross acres in the Holbrook Basin, for a 50% ownership interest in AWP. In July 2011, AWP entered into a Sharing Agreement covering 101 private mineral estate sections and related mineral leases on approximately 63,000 acres adjacent to or in close proximity to AWP’s existing mineral rights.  On August 1, 2012 we purchased The Karlsson Group’s 50% interest in AWP and became the sole owner and operator of AWP.

American West Potash LLC

AWP commenced operations on January 21, 2011, the date on which the Company and The Karlsson Group executed the Third Amended and Restated Operating Agreement (the “Operating Agreement”). Through AWP, we hold potash exploration permits on 38 Arizona state sections, own the mineral rights on eight private sections and hold leases for the mineral rights on 101 private sections which, in total, cover approximately 90,000 acres. The state permits are for five year terms, of which 15 expire in 2014 and 23 expire in 2015. The private leases shall continue as long as AWP performs exploration or development activity.

During calendar year 2011, AWP acquired approximately 70 miles of 2D seismic data and completed the drilling and coring of 12 holes. The results from the seismic data and the drilling helped delineate the potash resource potential on AWP’s acreage and supported the completion of the Resource Calculation and PEA. This was combined with the historic information of approximately 58 holes in our project area. Due to the relatively shallow depth of the deposit, AWP plans to mine the potash employing conventional underground mining techniques.

On July 27, 2011, AWP entered into a Sharing Agreement covering 101 private mineral estate sections and related mineral leases on approximately 63,000 acres adjacent to or in close proximity to its existing mineral rights covering 50 mineral estate sections in the Holbrook Basin of eastern Arizona. This Sharing Agreement provides that AWP will pay the mineral estate owners specified dollar amounts during development of AWP’s mining and processing facility, an annual base rent and a royalty for potash extracted from these estates. The term of the Sharing Agreement is for perpetuity or until the earliest of cessation of operations by AWP for 180 consecutive days or abandonment of the potash mining operation by AWP. The owners of the mineral estates can also terminate the agreement upon specified defaults by AWP, some following cure periods.

Change in Fiscal Year End

On March 20, 2012 the Company’s board of directors resolved to change the Company’s fiscal year end from December 31 to March 31, commencing with the 12 month period ending March 31, 2012.  As a result of this change, the Company filed a transition report on Form 10-K for the three-month transition period ended March 31, 2012. References to any of our fiscal years mean the fiscal year ending March 31 of that calendar year.

Short-Term Liquidity and Capital Needs

As of March 31, 2013, we had approximately $1.0 million in cash and a working capital deficit of $144.7 million, including accounts payable and accrued liabilities of $14.6 million and indebtedness of $128.3 million. Subsequent to year-end and as a result of not being able to service this debt, we entered into debt restructurings on April 15, 2013 and June 26, 2013 that extended the due dates of this debt in exchange for certain other considerations and concessions. Refer to Note 18 — Subsequent Events of the accompanying consolidated financial statements for additional information.

As part of the Second Extension Agreement, we are required to meet the following development milestones:

(i)       Complete total depth on at least eight wells on or before November 1, 2013,

(ii)      Deliver a completed and updated final NI 43-101 resource report on or before February 1, 2014,

(iii)     Deliver completed metallurgical and rock mechanic test work results that will be used to complete the mine and processing plant designs for the definitive feasibility study on or before June 1, 2014, and

(iv)     Deliver a completed and published definitive feasibility study on or before December 31, 2014.

In addition, under the terms of the Second Extension Agreement we are required to deposit 50% of the net proceeds of the next $24.0 million of capital we raise (for a total of $12.0 million) into escrow, which funds may be used solely to fund specified development expenses pursuant to the Extension Agreement. Two million dollars of the proceeds we received from our recent $5.0 million public offering (refer to Note 18—Subsequent Events of the accompanying consolidated financial statements) were placed into this escrow, reducing our remaining escrow obligation to $10.0 million. We are also required to pay 10% of all capital raised going forward to Karlsson and Apollo as payments on their respective promissory notes. If we do not meet any one of the required development milestones, Karlsson will be entitled to foreclose on the collateral securing the Karlsson Note, which could result in a sale of AWP or its assets to satisfy amounts owing on the note. Refer to Note 18—Subsequent Events of the accompanying consolidated financial statements for further information.

As of July 1, 2013, we had $1.4 million of available cash (excluding the escrowed cash of approximately $2.4 million which must be used for specified purposes related to development of the Holbrook Project pursuant to the restructured Karlsson Note), which includes the $4.1 million of net proceeds received from the public offering that closed on June 26, 2013. We will need to raise additional capital beyond what has already been raised to complete the development milestones in the Extension Agreement. If we are unable to raise the necessary funds to satisfy these development milestones, we will consider all available options, including the filing of a voluntary bankruptcy.

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities in the ordinary course of business.

At March 31, 2013, the Company has not generated any revenues to fund operations.  The continuation of the Company as a going concern is dependent upon the efforts of the Company to raise additional capital and meet operational, mine development and corporate requirements. As disclosed within these financial statements, the capital required to meet these requirements could be substantial and will require the issuance of additional debt and/or equity securities.  These requirements and potential lack of available funding raise substantial doubt as to the Company’s ability to continue as a going concern.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 2—Summary of Significant Accounting Principles

This summary of significant accounting policies of the Company is presented to assist in understanding the Company’s financial statements. The financial statements and notes are representations of the Company’s management, which is responsible for their integrity and objectivity.

Basis of Presentation

The accompanying consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”), the instructions to Form 10-K and applicable Articles of Regulation S-X. In the opinion of management, all of the normal and recurring adjustments necessary to fairly present the financial information set forth herein have been included.

Principles of Consolidation

As of March 31, 2013, the Company was the 100% owner of Prospect Global Resources Inc., a Delaware corporation (“old Prospect Global”).  Old Prospect Global is a holding company and the 100% owner of AWP; and, therefore, the Company accordingly provides the consolidated financial statements for the Company, old Prospect Global and AWP.  The purpose of consolidated financial statements is to present the results of operations and the financial position of the Company and its subsidiaries as if the group were a single company. The Company has disclosed in the financial statements the amount of non-controlling interest attributable to The Karlsson Group (prior to the August 1, 2012 acquisition of the remaining 50% non-controlling interest) and has eliminated all intercompany gains and losses. All intercompany accounts and transactions have been eliminated in the consolidation.

Development Stage

The Company made a determination following the completion of the Resource Report and PEA in late 2011 that it had met the requirements to transition from an exploration stage to a development stage company and accordingly began capitalizing all development related costs related to the Holbrook Project as of January 1, 2012. Prior to this date and while we were in the exploration stage, all costs related to the Holbrook Project were expensed as incurred.  Development costs that meet the definition of an asset are capitalized when incurred.  These development costs include engineering and metallurgical studies, drilling and other related costs to further delineate mineral interests.

As of March 31, 2013, none of the Company’s mineral properties had proven or probable reserves as determined under the requirements of SEC Industry Guide No. 7.  Further analysis, including additional in-fill drilling, is required before any portion of the resource, if any, can potentially be upgraded to a proven or probable reserve status pursuant to SEC Industry Guide 7.

Use of Estimates

The preparation of the Company’s consolidated financial statements requires management to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities and the related disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses incurred during the reporting period. The Company bases its estimates on various assumptions that are believed to be reasonable under the circumstances. Accordingly, actual results may differ significantly from these estimates under different assumptions or conditions. Significant estimates with regard to the Company’s consolidated financial statements include the fair value of mineral interests contributed by The Karlsson Group; the calculation of certain conversion features of the Company’s secured convertible notes; the embedded derivative liabilities associated with those secured convertible notes and the outstanding warrants issued by the Company (and the associated changes period to period); stock-based compensation; the liability associated with the Grandhaven Option; the fair market value of consideration associated with The Karlsson Group Acquisition and the Karlsson Note Tax Gross-Up (as defined in Note 8—Debt) amount.

Cash and Cash Equivalents

Cash is comprised of cash deposits held at banks.  Cash equivalents are highly liquid investments with original maturities of three months or less to be cash equivalents.  As of March 31, 2013 and 2012, the Company had no cash equivalents. During the course of our operations, our balance of cash and cash equivalents held in bank accounts may exceed amounts covered by the Federal Deposit Insurance Corporation (FDIC).

Equipment

Equipment is recorded at cost. Depreciation is calculated on the straight-line method over the estimated useful life of the assets. Estimated useful lives of assets currently held range from 2-10 years. The Company’s policy is to review equipment for impairment at least annually.

Mineral Properties

Investments in mineral properties are capitalized as incurred. The carrying costs of mineral properties are assessed for impairment whenever changes in circumstances indicate that the carrying costs may not be recoverable. When the Company reaches the production stage, the related capitalized costs will be depleted. Refer to Note 5—Mineral Properties for additional information.

Exploration Expense

Exploration expense includes geological and geophysical work performed on areas that do not yet have identified resources. These costs are expensed as incurred.

Financial Instruments

Prospect’s financial instruments consist of cash and cash equivalents, accounts receivable, notes payable, accounts payable, accrued liabilities, warrants and stock options. We carry cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities and notes payable at historical costs; their respective estimated fair values approximate carrying values due to their current nature.

We do not use derivative financial instruments to hedge exposures to cash flow, market or foreign-currency risks. However, we have in the past entered into certain financial instruments and contracts, such as convertible note financing arrangements and the Karlsson Note that contained embedded derivative features. The convertible note financing arrangements were carried as derivative liabilities, at fair value, in our financial statements until their conversion into common stock on November 22, 2011.

Income Taxes

The Company accounts for income taxes using the asset and liability method of accounting for deferred income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases.

A valuation allowance is required to the extent it is more-likely-than-not that a deferred tax asset will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

The Company also reports taxes based on tax positions that meet a more-likely-than-not standard and that are measured at the amount that is more-likely-than-not to be realized. Differences between financial and tax reporting which do not meet this threshold are required to be recorded as unrecognized tax benefits. The Company classifies penalty and interest expense related to income tax liabilities as an income tax expense. There are no penalties or interest recognized in the statement of operations or accrued on the balance sheet.

Loss per Share

Basic loss per share of common stock is calculated by dividing net loss available to common stockholders by the weighted average number of common shares outstanding for the respective period. Diluted loss per common share reflects the potential dilution that would occur if contracts to issue common stock were exercised or converted into common stock. For the 12 months ended March 31, 2013 and 2012 and from August 5, 2010 (Inception) to March 31, 2013, basic loss per common share and diluted loss per common share were the same as any potentially dilutive shares would have been anti-dilutive to the periods. Refer to Note 15—Loss per Share for additional information.

Equity-Based Compensation

The Company recognizes compensation costs for share-based awards based on the estimated fair value of the employee awards on their grant date. The fair value of stock options is estimated using the Black-Scholes option pricing model. Compensation costs are recognized on a straight-line basis over each issuance’s respective vesting period.

From time to time, the Company will issue share-based awards, including options and warrants, to non-employees. The fair value of these awards issued to non-employees (typically consultants) is measured on the earlier of the date the performance is complete or the date the consultant is committed to perform. In the event that the measurement date occurs after an interim reporting date, the awards are measured at their then-current fair value at each interim reporting date, estimated using the Black-Scholes pricing model. The fair value of these awards is expensed on a straight-line basis over the associated performance period.

Warrants

The Company classifies its issued and outstanding warrants as liabilities or equity in its financial statements, depending upon the criteria met and specific circumstances at a given point in time. Refer to Note 13—Equity Based Compensation and Note 14—Shareholders’ Equity for additional information.

Recent Accounting Pronouncements

The Company has considered recently issued accounting pronouncements and does not believe that such pronouncements are of significance, or potential significance, to the Company.

Note 3—The Karlsson Group Acquisition

On May 30, 2012, we signed a purchase agreement with The Karlsson Group, Inc. for the acquisition of the 50% of AWP that we did not already own. We subsequently closed this acquisition on August 1, 2012 at which point we became the sole owner and operator of AWP. With the signing of the purchase agreement, we paid The Karlsson Group a non-refundable deposit consisting of (a) $6.0 million in cash, of which $5.5 million was credited against the purchase price, and (b) a warrant to purchase 112,117 shares of our common stock for $212.50 per share. At closing, we (a) paid The Karlsson Group an additional $19.5 million in cash, (b) issued them a senior secured $125.0 million promissory note and (c) granted them the right to receive 1% of the gross sales received by AWP from potash production from the real property over which AWP currently has leases, licenses and permits for mining purposes, capped at $75.0 million. We also agreed to pay The Karlsson Group an additional amount equal to 15% of the net proceeds received from a future sale of at least 50% of AWP or a merger of AWP with or into an unaffiliated entity on or prior to August 1, 2016, capped at $75.0 million.  At the closing, we also received an option, exercisable for 150 days following payment in full of the promissory note, to purchase approximately 5,080 acres in Apache County, Arizona from an affiliate of The Karlsson Group for $250,000.

At closing, the allocation of the purchase price was recorded as an equity transaction using preliminary estimates related to the fair value of the consideration paid. As of March 31, 2013, we deemed these preliminary estimates to be final and the accounting for this transaction complete.

On April 15, 2013 and June 26, 2013, as a condition to the restructurings of The Karlsson Group debt incurred in connection with the acquisition, we entered into amended agreements with The Karlsson Group that modified some of the terms of the original acquisition.  Refer to Note 18—Subsequent Events for additional information

Note 4—Other Current Assets

In the normal course of business, the Company pays in advance for goods and/or services to be received in the future.  As of March 31, 2013, our prepaid balances related to items such as insurance premiums, service contracts, rental agreements and various other operating pre-payments.  The SK Land Holdings Option was acquired on August 1, 2012 as part of The Karlsson Group Acquisition and represents the estimated fair value of the land option acquired as part of this acquisition.

As we expect to receive benefits from these payments within the next 12 months, they have been reflected as current assets on the balance sheet.

	March 31, 2013	March 31, 2012
	(thousands)	(thousands)
Prepaid insurance & rent	$276	$223
Other	389	605
SK Land Holdings Option	500	—
Total other current assets	$1,165	$828

Note 5—Mineral Properties

Additions to Mineral Properties for the 12 months ended March 31, 2013 included development costs such as engineering, environmental studies, drilling, allocated compensation including employee salaries, employee bonuses and employee and non-employee stock compensation, and other costs related to development of the Holbrook Project.

The recoverability of the carrying values of the Company’s mineral properties is dependent upon the successful start-up and commercial production from, or sale or lease of, these properties and upon economic reserves being discovered or developed on the properties. The Company believes that the fair value of its mineral properties exceeds the carrying value; however, events and circumstances beyond our control may mean that a write-down in the carrying values of the Company’s properties may be required in the future as a result of the economic evaluation of potash production and the application of an impairment test based on estimates of potash quantities, exploration land values, future advanced minimum royalty payments and potash selling prices, among other variables.

Note 6—Deferred Fees

Off-take Agreement with Sichuan Chemical

On October 18, 2012, we entered into an agreement with Sichuan Chemical Industry Holding (Group) Co, Ltd, a Chinese limited liability company (“Sichuan”), under which Sichuan will purchase a minimum of 500,000 tonnes (on a take-or-pay basis, backed by a letter of credit) of potash from us per year for a period of ten years starting with the commencement of production from our Holbrook Project.

Upon execution of the Sichuan agreement, we owed a one-time success fee to a third party of $7.8 million, payable 50% in cash and 50% in common stock with the common stock component totaling 33,125 shares.  As of March 31, 2013, the Company had issued all 33,125 shares of the common stock and paid $2.3 million in cash to the third party.  The remaining $1.6 million is included in accrued liabilities at March 31, 2013.

The Company has elected to capitalize the total direct costs and fees of $7.8 million associated with the placement of this agreement and will begin amortizing these fees, if and when, the Company reaches production and over the term of the Sichuan agreement, or ten years. The Company will periodically evaluate the asset to determine the realization of the asset.

Note 7— Accounts Payable and Accrued Liabilities

Development costs associated with the Holbrook Project in the amount of $2.1 million and $0.4 million are included in accounts payable at March 31, 2013 and March 31, 2012, respectively.

Accrued liabilities at March 31, 2013 and 2012 included:

	March 31, 2013	March 31, 2012
	(thousands)	(thousands)
Drilling/permitting	$140	$471
Mineral lease obligations	1,500	—
Legal	112	280
Vacation, bonuses and severance pay	982	27
Board of Directors’ fees	125	—
Sichuan success fee	1,588	—
Interest on promissory notes	7,229	—
Other	82	66
Total accrued liabilities	$11,758	$844

Drilling and permitting costs and mineral lease obligations are included in mineral properties as they relate to development costs associated with the Holbrook Project.  The $1.5 million mineral lease obligation relates to amounts due various owners of private sections in accordance with the Sharing Agreement.  The Sichuan success fee is the remainder of a one-time success fee due to a third-party consulting group.  This $1.6 million is also capitalized and included in deferred fees. The interest on promissory notes is comprised of the interest owing under the Karlsson and Apollo notes, all of which is payable within the next 12 months. Refer to Note 8—Debt and Note 18—Subsequent Events for additional information.

Note 8 — Debt

Prospect’s debt consists of the following:

	March 31, 2013	March 31, 2012
	(thousands)	(thousands)
Karlsson senior secured note	$115,282	$—
Apollo unsecured notes	6,750	—
Tax gross-up on Karlsson senior secured note	6,226	—
Total debt	128,258	—
Less: current portion	(128,258)	—
Total long-term debt	$—	$—

Karlsson Note

We issued The Karlsson Group a $125.0 million senior first priority secured promissory note at the closing of The Karlsson Group Acquisition on August 1, 2012 which bears interest at 9% per annum and which is payable on each principal payment date.  Pursuant to the terms of this note, we made principal payments totaling $9.7 million in November 2012 equal to 40% of the net proceeds received from our November equity offering.  The remaining principal balance of $115.3 million was due to have been repaid in two installments with the balance of the first installment or $40.3 million having been due on March 30, 2013 and the second installment of $75.0 million having a due date of July 31, 2013.  Unable to raise sufficient funds to repay the amounts due under the Karlsson Note on March 30, 2013, we entered into an Extension Agreements with The Karlsson Group on April 15, 2013 and June 26, 2013 that, among other things, extended the due date of the Karlsson Note. Refer to Note 18—Subsequent Events for additional information.

In addition to the mandatory prepayments equal to 40% of the net proceeds received by the Company from any equity or debt raise completed before the Karlsson Note has been repaid in full, the Karlsson Note is also mandatorily pre-payable within five business days of a sale of at least 50% of AWP or a merger of AWP with or into an unaffiliated entity. The Karlsson Note is guaranteed by AWP and is secured by (a) a pledge by Old Prospect and (b) a lien over all the assets of Old Prospect and AWP.  Certain of these provisions were revised subsequent to year-end by the Extension Agreement.  Refer to Note 18—Subsequent Events for additional information.

Including the tax gross-up (see below), accrued interest and the remaining unpaid principal balance, we owed The Karlsson Group approximately $128.7 million as of March 31, 2013, all of which is reflected in current liabilities at March 31, 2013.

Karlsson Note Tax Gross-Up

On December 24, 2012, we also became obligated to pay The Karlsson Group a tax gross-up as compensation for deferring the repayment date of the first Karlsson Note installment from December 24, 2012 to March 30, 2013, with the tax gross-up also payable on March 30, 2013.  We estimated this tax gross-up to be $6.2 million in accordance with the Karlsson Note terms.  However, this amount is subject to adjustment should retrospective tax changes occur prior to payment of this gross-up.  In accordance with accounting guidance related to contingent liabilities, the additional expense associated with the obligation to pay the tax gross-up has been included as a component of loss from operations.  This tax gross provision was subsequently modified and expanded in connection with the Extension Agreement entered into on April 15, 2013.  Refer to Note 18—Subseqent Events for additional information.

Karlsson Note Prepayment Option

Pursuant to the terms of the Karlsson Note, if Prospect had paid $100.0 million of principal on or before December 15, 2012, plus all accrued and unpaid interest, the entire inception date note balance of $125.0 million would have been deemed satisfied (“Prepayment Option”).

At inception, this Prepayment Option was deemed a derivative asset meeting the definition of a financial instrument and subject to Level 3 measurement.  Accordingly, the Company was required to remeasure the fair value of this financial instrument each reporting period.  The estimated fair value of the Prepayment Option as of August 1, 2012, the inception date, was estimated at $1.9 million. In that we did not exercise our option to pay the $100.0 million on or before December 15, 2012, the fair value of the Prepayment Option was subsequently reduced to $0. This change in the fair value of the Prepayment Option of $1.9 million is included in derivative losses.

Apollo Notes

On March 7, 2013, we entered into a Termination and Release Agreement with certain affiliates of certain investment funds managed by Apollo Global Management, LLC (which we refer to collectively as the Apollo Parties) that terminated the agreements we entered into with the Apollo Parties in November, 2012 (as amended in December, 2012). These agreements related to a potential financing transaction (the “Apollo Financing”) with the Apollo Parties that we terminated as a result of concerns over our ability to obtain the necessary shareholder approvals needed for the Apollo Financing. The fees related to this transaction are included in G&A.

Upon execution of the Termination and Release Agreement (i) we paid the Apollo Parties $0.8 million in cash and issued them two promissory notes (“the Apollo Notes”) totaling approximately $6.8 million as a break up and release payment and (ii) we reimbursed the Apollo Parties for $2.2 million of expenses incurred by them in connection with the Apollo Financing.

Principal and interest on each Apollo Note is payable in full on September 3, 2013 with each note bearing interest at the rate of 11% annum.  The Apollo Notes are also subject to mandatory prepayments in amounts equal to the lessor of the then outstanding balance and 33% of the net cash proceeds received in any debt or equity offering.

On April 15, 2013 and as a condition to the restructuring of our senior debt to The Karlsson Group (see above), the terms of the Apollo Notes were amended to extend the payment due dates and modify certain other terms.  Refer to Note 18—Subsequent Events for additional information.

Note 9—Convertible Notes

As of March 31, 2013 and 2012, the Company had no outstanding convertible notes.  While no convertible notes were outstanding at these dates, the Company has issued the following convertible notes in the past, all of which have since been converted into common stock:

In connection with the reverse merger completed on February 11, 2011, $1.0 million of the Company’s then outstanding convertible notes, which were issued in 2010, converted into 7,171 shares of our common stock.

Between January and September 2011 the Company issued various secured convertible notes.  On November 22, 2011, these convertible notes and their associated interest were converted into common stock. The following notes were outstanding prior to their conversion on November 22, 2011:

Secured Convertible Notes
$2.0 million face value secured convertible note due January 24, 2012
$0.5 million face value secured convertible note due January 24, 2012
$2.5 million face value secured convertible note due April 24, 2012
$1.5 million face value secured convertible note due August 3, 2012
$1.5 million face value secured convertible note due September 18, 2012

Accounting for the Secured Convertible Notes

We evaluated the terms and conditions of the secured convertible notes upon their issuance and while they remained outstanding. Because the economic characteristics and risks of the equity-linked conversion options were not clearly and closely related to a debt-type host, the conversion features required classification and measurement as derivative financial instruments. The other embedded derivative features (down-round protection features, automatic conversion provisions and make whole provisions) were also not considered clearly and closely related to the host debt instruments. These features individually were not afforded the exemption normally available to derivatives indexed to a company’s own stock. Accordingly, our evaluation resulted in the conclusion that these compound derivative financial instruments required bifurcation and liability classification, at fair value. These compound derivative financial instruments consisted of (i) the embedded conversion features and the (ii) down-round protection features.

Accounting for the Convertible Note Warrants

Based on the terms and conditions of the convertible notes, we concluded the associated warrants did not meet the criteria for equity classification. Accordingly, our analysis resulted in the conclusion that these warrants required classification as liabilities, measured at fair value both at inception and subsequently.

The following table reports the allocation of the proceeds from the convertible notes on the financing dates:

Secured Convertible Notes	Merkin Note $2.0 million Face Value	COR Note $0.5 million Face Value	Hexagon Note $2.5 million Face Value	Avalon Note $1.5 million Face Value	Second Hexagon Note $1.5 million Face Value
	(thousands)	(thousands)	(thousands)	(thousands)	(thousands)
Proceeds	$(2,000)	$(500)	$(2,500)	$(1,500)	$(1,500)
Compound embedded derivative	10,068	333	460	708	432
Warrant derivative liability	—	—	3,954	5,147	2,135
Day-one derivative loss	(8,068)	—	(1,914)	(4,355)	(1,067)
Carrying value	$—	$(167)	$—	$—	$—

The carrying value of the secured convertible notes at March 31, 2013 and 2012 was nil and nil, respectively.

Discounts (premiums) on the convertible notes stemmed from (i) the allocation of basis to other instruments issued in the transaction, (ii) fees paid directly to the creditor and (iii) initial recognition at fair value, which were lower than face value. Discounts (premiums) were amortized through charges (credits) to interest expense over the term of the debt agreement. Amortization of debt discounts amounted to $1.6 million during the period from August 5, 2010 (Inception) to March 31, 2013, $1.5 million for the year ended March 31, 2012 and nil for the year ended March 31, 2013.

Note 10—Derivative Financial Instruments

Derivative Assets

As of March 31, 2013 and 2012, we had no derivative assets. However, as discussed in Note 8—Debt, we recorded a $1.9 million derivative asset at the inception of the Karlsson Note on August 1, 2012 related to the Prepayment Option but when we did not exercise that option on or before December 15, 2012, the fair value of the Prepayment Option was subsequently reduced to $0 and a corresponding charge was recorded to derivative losses.

Derivative Liabilities

As of March 31, 2013 and 2012, the fair values of the compound embedded derivatives and the warrant derivative liabilities were nil. As discussed in Note 9—Convertible Notes, the secured convertible notes were converted into common stock on November 22, 2011. As a result of the conversions, the compound embedded derivatives were eliminated as they existed because of and derived their values from the convertible notes. Additionally, the warrant derivative liabilities were eliminated. From the inception of the financings through November 22, 2011, the warrants were required to be classified as derivative liabilities due to the down-round protection features, automatic conversion provisions, and the make-whole provisions contained in the secured convertible notes. With the conversion of the secured convertible notes on November 22, 2011, the warrants were no longer required to be carried as derivative liabilities as the provisions and features giving rise to the warrant liabilities were also eliminated. As such, the warrants were reclassified to stockholders’ equity on November 22, 2011.

The following table summarizes the effects on our loss associated with changes in the fair values of our derivative financial instruments for the year ended March 31, 2012. For information on our $1.9 million derivative loss for the year ended March 31, 2013, please see the preceding section on Derivative Assets above.  No gain (loss) was recognized for the period August 5, 2010 (Inception) through March 31, 2011.

Our financings giving rise to derivative financial instruments and the income effects:	Year Ended March 31, 2012
(thousands)
Compound embedded derivatives	$(23,525)
Day-one derivative loss	(7,336)
Warrant derivative liabilities	(8,949)
Total derivative loss	$(39,810)

Fair Value Considerations

GAAP establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. As presented in the tables below, this hierarchy consists of three broad levels:

Level 1 valuations:	Quoted prices in active markets for identical assets and liabilities.
Level 2 valuations:

Quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; and model-derived valuations whose inputs or significant value drivers are observable.

Level 3 valuations:	Significant inputs to valuation model are unobservable.

We classify assets and liabilities measured at fair value in their entirety based on the lowest level of input that is significant to their fair value measurement. We measure all our derivative financial instruments that are required to be measured at fair value on a recurring basis using Level 3 inputs. Level 3 inputs are unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. However, as of March 31, 2013 and 2012 none of our outstanding instruments required fair value measurement.

The features embedded in the secured convertible notes were combined into one compound embedded derivative that we valued using the income valuation technique using the Monte Carlo valuation model. The Monte Carlo model was believed by our management to be the best available technique for this compound derivative because, in addition to providing for inputs such as trading market values, volatilities and risk free rates, the Monte Carlo model also embodies assumptions that provide for credit risk, interest risk and redemption behaviors (i.e. assumptions market participants exchanging debt-type instruments would also consider). The Monte Carlo model simulates multiple outcomes over the period to maturity using multiple assumption inputs also over the period to maturity. As of March 31, 2013 and 2012, all of our compound embedded derivatives valued using the Monte Carlo model had been eliminated and thus no fair value measurements were required.

The warrants were valued using a binomial-lattice-based valuation model. The lattice-based valuation technique was utilized because it embodies all of the requisite assumptions (including the underlying price, exercise price, term, volatility, and risk-free interest-rate) that are necessary to fair value these instruments. For forward contracts that contingently require net-cash settlement as the principal means of settlement, we project and discount future cash flows applying probability-weights to multiple possible outcomes. Estimating fair values of derivative financial instruments requires the development of significant and subjective estimates that may, and are likely to, change over the duration of the instrument with related changes in internal and external market factors. In addition, option-based techniques are highly volatile and sensitive to changes in the trading market price of our common stock. Because derivative financial instruments are initially and subsequently carried at fair values, our income will reflect the volatility in these estimate and assumption changes. As of March 31, 2013 and 2012, none of our outstanding warrants required fair value measurement.

The following table sets forth a reconciliation of changes in the fair value of financial liabilities classified as Level 3 in the fair valued hierarchy:

	Derivative Financial Information
	2013	2012
	(thousands)	(thousands)
Beginning balance as of period ended March 31	$—	$(17,288)
Total gains or losses (realized or unrealized):
Included in earnings	—	(20,956)
Warrant issuances	—	(12,396)
Warrant reclassification to equity	—	20,228
Debenture issuances	—	(12,001)
Debenture conversions	—	42,413
Ending balance as of March 31	—	—

Note 11—Grandhaven Option

On November 22, 2011, Prospect completed two transactions with entities related to Hexagon Investments, LLC (refer to Note 12—Related Party Transactions for additional information). As part of the consideration given in those transactions, Prospect must either (a) assign a 1% overriding royalty interest in AWP’s future production revenues or (b) settle the obligation through issuance of the Company’s common shares to a Hexagon related entity, Grandhaven Energy, based on the estimated fair value of a 1% royalty interest at the time of exercise (“Grandhaven Option.”).  To the extent we have not completed the assignment of this 1% royalty interest to Grandhaven Energy by December 31, 2013, Grandhaven Energy can elect to have this obligation settled through the issuance of the Company’s common shares at any time after this date.

Therefore, upon execution of the transaction, we recognized a non-recurring liability for the fair value of the obligation. In order to establish the fair value of a 1% overriding royalty interest and ultimately our performance obligation, we used the fair value hierarchy established by GAAP. We used the lowest level of input significant to the fair value measurement, measuring the fair value of the obligation using Level 3 inputs.

Recognizing that the Grandhaven Option derives its value from the fair value of a 1% royalty interest, we used the income approach to estimate the fair value of a 1% royalty interest. The royalty is calculated based upon anticipated gross sales of potash. To calculate the value of the 1% royalty interest at inception, management developed a model to estimate the net present value (NPV) of future gross potash sales. The model probability weighted possible outcomes utilizing varying selling price and production inputs. The discount rate applied throughout the model represented Prospect’s estimated cost of capital.

Based on the above, the fair value for the Grandhaven Option upon issuance (November 22, 2011) was deemed to be $4.1 million.

Note 12—Related Party Transactions

Buffalo Management LLC

Quincy Prelude LLC, one of our stockholders beneficially owning more than 5% of our common stock, owns 100% of the voting interests and 75% of the economic interests of Buffalo Management LLC (“Buffalo Management”) and has sole voting and dispositive power of the shares of our common stock owned by Buffalo Management. Chad Brownstein, one of our directors and executive vice chairman, is the sole member of Quincy Prelude LLC and has sole voting and dispositive power of the shares of our common stock beneficially owned by Quincy Prelude LLC. Barry Munitz, our chairman, owns a 15% non-voting economic interest in Buffalo Management.

On August 1, 2012 we entered into a termination of the management services agreement with Buffalo Management.  The management services agreement, which was terminable only by Buffalo Management, provided for fees to Buffalo Management for management services rendered in connection with significant transactions such as acquisitions, dispositions and financings.  Also on August 1, 2012, Chad Brownstein, the principal at Buffalo Management who rendered services to us pursuant to the management services agreement and our non-executive board chairman at the time, became our executive vice chairman.

Pursuant to the termination agreement we: (i) paid Buffalo Management $975,000 in cash and issued them a warrant to purchase 7,043 shares of our common stock for $130.00 per share in satisfaction of the $1.5 million fee payable to Buffalo Management in connection with the acquisition of the 50% of American West Potash that we did not previously own and described above in Note 3—The Karlsson Group Acquisition; (ii) issued Buffalo Management a warrant to purchase 5,367 shares of our common stock for $130.00 per share in connection with services rendered by Buffalo Management in connection with our July, 2012 public offering of 308,000 shares of common stock at $130.00 per share; and (iii) issued Buffalo a warrant to purchase 40,000 shares of our common stock for $130.00 per share in consideration of Buffalo Management’s terminating its right to future transaction fees and the $20,000 monthly consulting fee under the management services agreement.  The fee payable to Buffalo Management equal to 2% of Prospect Global’s annual gross revenues in perpetuity and provided for under Section 2(a) of the management services agreement survived the termination.  On April 15, 2013 and as a condition to the Extension Agreement entered into with The Karlsson Group on this same date, this 2% fee was reduced to 1% in exchange for consideration yet to be determined.  Refer to Note 18—Subsequent Events for additional information.

The warrant to purchase an aggregate of 52,410 shares of our common stock for $130.00 per share that we issued to Buffalo Management on August 1, 2012 is exercisable through July 31, 2017, subject to a two year extension in the event of a change of control of Prospect Global.  The fair value of the warrant issued to Buffalo Management on August 1, 2012 was estimated at $5.2 million using the Black-Scholes pricing model.  Significant inputs included the Company’s stock price, an estimated term of five years, estimated volatility of 177.26%, risk free rate of 0.61% and no dividends.  We also amended our registration rights agreement with Buffalo Management to cover the shares issuable pursuant to the August 1, 2012 warrant.  The amended registration rights agreement provides for demand and piggy-back registration rights, provided that each demand registration is limited to 22,000 shares.

During the 12 months ended March 31, 2013 and 2012 and for the period from inception through March 31, 2013, Prospect paid Buffalo Management approximately $1.1 million, $0.3 million and $1.4 million, respectively.  As of March 31, 2013 and 2012, accrued liabilities included nil and twenty-five thousand dollars, respectively, related to amounts owing to Buffalo Management.

Brownstein Hyatt Farber Schreck, LLP

Chad Brownstein, one of our directors and executive vice chairman, is the son of a founding partner of Brownstein Hyatt Farber Schreck, LLP (“Brownstein Hyatt”), which serves as Prospect Global’s principal outside legal counsel. Mr. Brownstein’s father controls 35,563 shares of Prospect Global’s common stock which includes the 15,640 shares issued in May 2013 in lieu of payment for services then owing (see below). During the 12 months ended March 31, 2013 and 2012 and for the period from inception through March 31, 2013, Prospect paid Brownstein Hyatt approximately $3.6 million $0.5 million and $4.3 million, respectively, in legal and lobbying/permitting fees. Approximately $0.8 million and $0.3 million payable to Brownstein Hyatt are included in accrued liabilities and accounts payable as of March 31, 2013 and 2012, respectively. Chad Brownstein does not share in any of these fees.

On July 2, 2012, we issued Brownstein Hyatt ten year options to purchase 2,400 shares of our common stock at $130.00 per share as compensation.  In May 2013, we entered into an agreement with Brownstein Hyatt under which Brownstein Hyatt received 15,640 shares of our common stock in lieu of payment for services owing at March 31, 2013 in the amount of $0.2 million.

Hexagon Investments, LLC / Grandhaven Energy, LLC / Very Hungry LLC / Scott Reiman 1991 Trust

One of our former board members, Scott Reiman, who served on our board from August 2011 to March 2012, is the founder of Hexagon Investments, LLC (“Hexagon”). Hexagon was not a related party prior to these transactions. The relationship between Hexagon, Grandhaven Energy, Very Hungry and the Scott Reiman 1991 Trust and the details of our transactions with these entities are summarized below:

•                  On April 25, 2011, we issued a $2.5 million face value secured convertible note in exchange for net proceeds of $2.5 million. The note converted into 17,631 shares of our common stock on November 22, 2011. We also issued Hexagon two warrants to purchase our common stock. The first warrant is exercisable until April 25, 2013 for up to 13,334 of our shares at an exercise price of $150.00 per share. The second warrant is exercisable until April 25, 2014 for up to 50,000 of our shares at an exercise price of $150.00 per share. In connection with issuance of the convertible note we granted piggy-back registration rights to Hexagon for the shares issuable upon conversion of the note and exercise of the warrants.

•                  On September 19, 2011, we issued a $1.5 million convertible secured note in exchange for net proceeds of $1.5 million. This note converted to 7,981 shares of our common stock on November 22, 2011. We also issued Hexagon a warrant to purchase up to 19,608 shares of our common stock at an exercise price of $191.50 per share, which is exercisable until September 18, 2013. In connection with issuance of the convertible note, we granted piggy-back registration rights to Hexagon for the shares issuable upon conversion of the note and exercise of the warrants.

•                  On November 22, 2011 we sold 51,765 shares of common stock and a warrant to purchase 51,765 shares of common stock at $212.50 per share for total cash proceeds of $11.0 million to Very Hungry LLC, an affiliate of Hexagon. The warrant is exercisable at any time through August 5, 2013. We granted piggy-back registration rights for the shares purchased and issuable upon exercise of the warrant.

Also on November 22, 2011 we entered into a royalty agreement with Grandhaven Energy, LLC, an affiliate of Hexagon, whereby we sold Grandhaven an overriding royalty interest of 1% of the gross proceeds received by our subsidiary AWP from the extraction of potash from its existing land holdings for $25,000 cash. If (i) the Arizona State Land Department declines to issue any lease to AWP with respect to any state exploration permit, or (ii) the Arizona State Land Department terminates any state exploration permit, or (iii) the Arizona State Land Department refuses to consent to the assignment of any royalty interests in any Arizona state lease, or requires any reduction of or imposes any condition on such royalty interests as a condition of approving an assignment of such royalty interests or approving any royalty reduction or other action with respect to a state lease, or (iv) if AWP has not been issued all of the state leases and conveyed to Grandhaven all royalty interests in all of AWP’s Arizona state leased premises on or before March 1, 2013, Grandhaven has the option to receive substitute royalty interests from us in the same number of acres in portions of our non-Arizona state properties, in a percentage sufficient to compensate Grandhaven for the reduced royalty interests in the affected state lease. If AWP has not been issued any Arizona state leases as of the date that AWP conveys assignments of the royalty interest in the non-Arizona state properties Grandhaven may elect to receive in substitution an assignment of a 1.388% royalty interest in all of the non-Arizona state leased premises. If we do not deliver assignments of the royalty interest from AWP to Grandhaven by December 31, 2013, Grandhaven has the option, at any time thereafter, to purchase shares of our common stock at $212.50 per share in exchange for the surrender by Grandhaven of royalty interests for which assignments have not been obtained, valued at their fair market value at that time (collectively the “Grandhaven Option”).

•                  Grandhaven Energy controls Very Hungry LLC.  Conway Schatz, a manager of Very Hungry, joined our board of directors effective April 1, 2012 and currently holds 2,800 options to purchase shares of our common stock at an exercise price of $130.00 per share.  Mr. Schatz does not have dispositive power over the shares owned by Very Hungry.

•                  On June 7, 2012, Hexagon consummated the contribution of all of its shares of common stock and warrants to purchase common stock to Very Hungry. Subsequent to that transaction, the Scott Reiman 1991 Trust liquidated its membership Interest in Very Hungry and received a pro rata distribution of its interests in Very Hungry, including equity securities of Prospect.

•                  On July 5, 2012, Very Hungry purchased 96,154 shares of our common stock at $130.00 per share in a public offering for total cash proceeds of $12.5 million.

•                  On May 2, 2013, we borrowed $5.0 million from Very Hungry, LLC and the Scott Reiman 1991 Trust in exchange for $5.5 million in unsecured, subordinated promissory notes.  In consideration for this loan, we reduced the exercise price on all warrants to purchase our common stock held by the lenders to $15.00 per share (from exercises prices ranging from $212.50 per share to $150.00 per share) and extended the maturity of all these warrants to August 1, 2017. Very Hungry, LLC and the Scott Reiman 1991 Trust have agreed to invest their $5.5 million subordinated notes in convertible preferred stock that would be automatically convertible upon stockholder approval of the conversion into the same securities issued in the public offering that closed on June 26, 2013.. Refer to Note 18—Subsequent Events for additional information.

Intercompany Receivables from AWP

The Company paid certain expenses in 2013 and 2012 on behalf of AWP. All intercompany receivables and payables have been eliminated from our consolidated financial statements as of March 31, 2013 and 2012.

Note 13—Equity Based Compensation

Stock Options

Effective August 22, 2011, the Board and the shareholders approved both the 2011 Employee Equity Incentive Plan (“Employee Plan”) and 2011 Director and Consultant Equity Incentive Plan (“Director Plan”). Amendments to increase the allowable shares to be issued under both Plans were approved by shareholders of the Company on August 27, 2012. The amended Employee Plan authorizes the Board, or its designated committee, to issue up to an aggregate of 270,000 shares, of which 177,340 remained available for issuance at March 31, 2013. The amended Director Plan authorizes the Board, or its designated committee, to issue up to an aggregate of 164,000 shares, of which 64,500 remained available for issuance at March 31, 2013. Awards issued under the Plans may include stock options, stock appreciation rights, bonus stock and/or restricted stock. Awards may be settled in cash, stock or a combination thereof, at the discretion of the Board.

Compensation expense for employees is recognized based on the estimated fair value of the awards on their grant date.  The fair value of options issued to non-employees is measured on the earlier of the date the performance is complete or the date the non-employee is committed to perform. In the event the non-employee measurement date occurs after an interim reporting date, the options are measured at their then-current fair value at each interim reporting date.  For both employee and non-employee options, fair value is estimated using the Black-Scholes option pricing model. Compensation expense is recognized on a straight-line basis over each grant’s respective vesting period for employees and service period for non-employees. Key inputs and assumptions used in estimating the fair value include our stock price, the grant price, expected term, volatility and the risk-free rate. Assumptions used in estimating the fair value of awards granted through March 31, 2013 included the following:

Expected term	5.0 to 9.47 years
Volatility*	128.57% to 181.46%	*
Risk-free rate	0.63% to 2.00%
Dividend yield	—

*                 The Company’s estimates of expected volatility are based on the historic volatility of the Company’s common stock as well as the historic volatility of the Company’s peers due to the limited availability of historical trading information on the Company itself.

A summary of stock option activity under the Plans as of March 31, 2013 and changes during the year then ended is presented below.

Stock Options	Shares (000)	Weighted- Average Exercise Price	Aggregate Intrinsic Value ($000)	Weighted- Average Remaining Term (Years)
Outstanding at March 31, 2012	68,300	$212.50	$19,636	9.74
Granted	126,920	130.66	—	9.45
Exercised	—	—	—	—
Forfeited or expired	3,060	130.00	—	—
Outstanding at March 31, 2013	192,160	159.76	—	9.20
Vested at March 31, 2013	132,277	171.67	—	9.13

The weighted average grant date fair value of the stock options granted for the 12 months ended March 31, 2013 and 2012 and for the period August 5, 2010 (Inception) through March 31, 2013 was $95.50, $191.00 and $119.00, respectively.  A total of 3,060 stock options have been forfeited since August 5, 2010 (Inception), while none have expired.

A summary of the status of the non-vested stock options as of March 31, 2013, and changes during the year ended March 31, 2013 is presented below.

Non-vested Stock Options	Shares (000)	Weighted Average Grant Date Fair Value
Non-vested at March 31, 2012	20,300	$238.50
Granted	126,920	95.50
Vested	(84,277)	100.50
Forfeited	3,060	122.50
Non-vested at March 31, 2013	59,883	103.00

As of March 31, 2013, there was $2.5 million of total unrecognized compensation expense related to non-vested share based compensation arrangements granted under the Plans. That cost is expected to be recognized over a weighted average period of approximately one year. The total expense for the fair value of vested grants during the 12 months ended March 31, 2013 and 2012 was $7.8 million and $9.7 million, respectively.  For the period August 5, 2010 (Inception) to March 31, 2013 the cumulative expense was $17.5 million.  For the 12 months and cumulative period ended March 31, 2013, $3.1 million of stock compensation was capitalized and included in mineral properties as of March 31, 2013.  This amount represented the estimated portion attributable to development activities.  No stock compensation expense was capitalized prior to December 31, 2011.

Warrants Issued for Services

The Company has issued 97,937 warrants to purchase shares of common stock to non-employees in exchange for services, with exercise prices ranging from $62.50 to $251.00.  For these awards, fair value is estimated using the Black-Scholes pricing model.  Expense is recognized on a straight-line basis over each grant’s respective service period. Key inputs and assumptions used in estimating the fair value include our stock price, the grant price, expected term, volatility and the risk-free rate. Assumptions used in estimating the fair value of awards granted through March 31, 2013 included the following:

Expected term	2.0 to 5.0 years
Volatility*	106.22% to 177.26%	*
Risk-free rate	0.22% to 1.52%
Dividend yield	—

*                 The Company’s estimates of expected volatility are based on the historic volatility of the Company’s common stock as well as the historic volatility of the Company’s peers due to the limited availability of historical trading information on the Company itself.

The expense recognized within G&A related to these awards amounted to $5.9 million and nil for the 12 months ended March 31, 2013 and 2012 and $5.9 million for the cumulative period ended March 31, 2013.  For the cumulative period ended March 31, 2013, nil associated with warrants issued for services was capitalized and included in mineral properties.

The Company is currently committed to issuing an additional 800 warrants for services in the next twelve months under an existing consulting contract. Refer to Note 16—Commitments and Contingencies for additional information.

Note 14—Shareholders’ Equity

Common Stock

The Company is authorized to issue 300,000,000 shares of common stock, with a par value of $0.001 per share, under the terms of the Company’s Amended and Restated Articles of Incorporation. As of March 31, 2013, there were 1,451,914 shares of our common stock issued and outstanding. In addition, we have commitments to issue another 13,500 shares under an existing service contract. Refer to Note 16—Commitments and Contingencies for additional information.

Preferred Stock

The Company is authorized to issue 100,000,000 shares of preferred stock, with a par value of $0.001 per share, under the terms of the Company’s Amended and Restated Articles of Incorporation. As of March 31, 2013, no shares of our preferred stock had been issued.

Investor Warrants

As part of its fundraising efforts, the Company has issued warrants from time to time to various investors to purchase shares of its common stock. As of March 31, 2013, a total of 313,058 investor warrants had been issued and remained outstanding. The exercise price and remaining exercise period of these warrants range from $150.00 to $212.50 and from 0.1 to 6.2 years, respectively.

The exercise prices and expiration dates for 134,706 of these warrants were subsequently modified in connection with the $5.0 million Bridge Loan Financing completed on May 2, 2013.  Refer to Note 18—Subsequent Events for additional information.

Non-Controlling Interest

The Company included The Karlsson Group’s initial $11.0 million contribution of mineral interests to AWP in non-controlling interest on the balance sheet, net of its share of losses. Through this contribution, The Karlsson Group earned its 50% interest in AWP. The Company earned its initial 50% interest in AWP through its cash contributions of $11.0 million.

Prior to the closing of The Karlsson Group Acquisition on August 1, 2012, Prospect was the 50% owner of AWP, operated and controlled AWP, and accordingly historically provided consolidated financial statements for Prospect and AWP. As such, the remaining 50% interest in AWP owned by The Karlsson Group was considered a non-controlling interest through the August 1, 2012 acquisition date.

With the completion of The Karlsson Group Acquisition on August 1, 2012 and in accordance with GAAP that calls for any change in a parent’s ownership of a non-controlling interest to be accounted for as an equity transaction, The Karlsson Group Acquisition was treated as a distribution through equity and accordingly no step-up in basis of the assets acquired occurred.

Note 15—Loss per Share

The following sets forth the computation of basic and fully diluted weighted average shares outstanding and loss per share of common stock for the periods indicated:

	Year Ended March 31, 2013	Year Ended March 31, 2012	Cumulative from August 5, 2010 (Inception) through March 31, 2013
	(thousands, except per share amounts)
Net loss attributable to Prospect Global Resources Inc.	$(51,866)	$(62,877)	$(131,577)
Weighted average number of common shares outstanding — basic	1,155	560	716
Dilution effect of restricted stock and warrants	—	—	—
Weighted average number of common shares outstanding — fully diluted	1,155	560	716
Loss per share of common stock:
Basic and fully diluted loss per share of common stock	$(44.90)	$(112.28)	$(183.77)

The Company has issued warrants to purchase shares of our common stock. These warrants, along with outstanding options (described in Note 13—Equity Based Compensation and Note 14—Shareholders’ Equity), were not included in the computation of loss per share above as to do so would have been antidilutive for the periods presented. The potentially dilutive warrants, grants and options totaled 616,000 shares as of March 31, 2013.

Note 16—Commitments and Contingencies

Litigation

We recently received correspondence from a shareholder who purchased $10 million of shares in our November 2012 public offering asserting a right to rescind the purchase based on violation of securities laws in connection with that offering.  We believe the claim is without merit and are vigorously defending against it.  No litigation has been commenced in this matter. In a letter dated June 14, 2013, the four underwriters in our November 2012 public offering notified us that they received a letter from this stockholder in which the stockholder elected to void its purchase of shares in our November 2012 public offering. Pursuant to the terms of the underwriting agreement we entered into with the underwriters in our November 2012 public offering, the underwriters requested that we appoint counsel for the underwriters to advise on this matter, subject to their determination that counsel is satisfactory, or, alternatively, we may authorize the underwriters to employ counsel at our expense.

In the normal course of operations, Prospect and its subsidiaries may be subject to litigation. As of March 31, 2013, there were no material litigation matters. The Company holds various insurance policies in an attempt to protect it and investors.

The Karlsson Group Acquisition

The execution of The Karlsson Group Acquisition agreements (and subsequent amendments thereto in April and June 2013, refer to Note 18—Subsequent Events) subjected the Company to various commitments and contingencies, including:

a)             We granted The Karlsson Group the future right to receive payments equal to 2% of the gross sales received by us from potash production from any property over which we currently have leases, licenses and permits or which AWP may hereafter acquire.

b)             In the event of a sale of at least 50% of AWP or a merger of AWP with or into an unaffiliated entity on or prior to February 1, 2018, we agreed to pay The Karlsson Group an additional payment equal to 15% of the net proceeds received from the transaction, capped at $75.0 million (a “Supplemental Payment”).

c)              The Karlsson Group will recognize taxable gain on principal payments that it receives under the Karlsson Note.  We agreed to compensate The Karlsson Group for any incremental income tax liabilities attributable to an increase in federal or state income tax rates over the tax rates that were in effect for 2012, such that the Karlsson Group is made whole with respect to any such increase in tax liabilities.  We also agreed to compensate The Karlsson Group for certain interest charges imposed on the deferred tax liabilities as a result of the application the “installment sale” rules of the Internal Revenue Code.  Based on current tax and interest rates, the combined cost of these “gross-up” payments would be approximately $26.3 million.  However, this is an estimate only, and the amount of the tax gross-up payments is subject to change based on future tax rate changes and/or changes in certain interest rates published by the Internal Revenue Service.

d)             We are required to meet the following development milestones: (i) complete total depth on at least eight wells on or before November 1, 2013, (ii) deliver a completed and updated final NI 43-101 resource report on or before February 1, 2014, (iii) deliver completed metallurgical and rock mechanic test work results that will be used to complete the mine and processing plant designs for the definitive feasibility study on or before June 1, 2014 and (iv) deliver a completed and published definitive feasibility study on or before December 31, 2014.  We will need to raise additional capital beyond what has already been raised to complete these development milestones. If we are unable to raise the necessary funds to satisfy these development milestones, The Karlsson Group could declare us to be in default, causing all of our then outstanding debt to be immediately due and payable and allowing The Karlsson Group to foreclose on their collateral.. Refer to Note 18—Subsequent Events for additional information.

The Apollo Notes

In the event of any equity or debt offering completed by the Company while the Apollo Notes remain outstanding, we have agreed to pay Apollo 10% of the gross proceeds raised (following the first $10.0 million of capital raised) as a prepayment of the outstanding principal.

Buffalo Management Royalty Amendment

In connection with restructuring the Karlsson senior debt, we were required to increase Karlsson’s royalty interest from 1% to 2% without increasing the aggregate amount of royalty interests payable to third parties in the aggregate. In order to achieve this result, we negotiated with Buffalo Management, or Buffalo, to reduce our royalty payable to Buffalo from 2% to 1%. We agreed to compensate Buffalo for this royalty reduction by giving Buffalo either, or a combination of, at its election, (i) equity securities (that may include common stock, preferred stock or warrants for common stock as mutually agreed) equal in value to the determined fair market value of the royalty surrendered or (ii) preferred stock that is redeemable after we commence receiving revenues from the Holbrook Project for the determined fair market value plus accrued interest; provided that no securities shall be issued to Buffalo prior to July 1, 2013 and provided further that in no event will any equity securities or securities convertible into equity securities issued to Buffalo (x) exceed 10% of our outstanding capital stock or (y) be redeemable for aggregate consideration exceeding 10% of our equity market capitalization. To value the surrendered royalty we agreed to engage a third party valuation firm reasonably satisfactory to Buffalo.

Common Stock and Warrant Commitments

As of March 31, 2013, the Company had commitments to issue an additional 13,500 shares of our common stock and 1,600 warrants to purchase shares of our common stock in exchange for services under existing consulting contracts.  The 13,500 shares of common stock are due in quarterly increments of 1,500 shares each, with the next increment being due on April 5, 2013.  The 1,600 warrants are due in monthly tranches of 200 immediately exercisable warrants, with each such warrant tranche having a five year duration and a strike price equal to the most recent sales price of our common stock as reported on Nasdaq.  The due date for the next warrant tranche is April 1, 2013. As of July 1, 2013, these commitments had been reduced to 12,000 shares of our common stock and 800 warrants to purchase shares of our common stock.

Note 17—Income Taxes

The components of income/(loss) from continuing operations before income taxes were as follows:

	Year Ended	Year Ended
	March 31, 2013	March 31, 2012
	(thousands)	(thousands)
United States	$(51,878)	$(65,580)
Total	$(51,878)	$(65,580)

A summary of the components of the net deferred tax assets and liabilities as of March 31, 2013 and 2012 is as follows:

	Year Ended	Year Ended
	March 31, 2013	March 31, 2012
	(thousands)
Current deferred tax assets
Charitable contributions	$6	$—
Accrued bonuses	109	—
Accrued severance	138	—
Accrued expenses	4	10
Total current deferred tax assets	$257	$10

Non-current deferred tax assets
Investment in AWP	$—	$935
Operating loss carry forward	20,576	3,321
Start-up costs	100	107
Stock compensation	7,483	3,505
Warrant expense	2,163	—
Mineral properties	42,116	—
Exploration	5,898	—
Total non-current deferred tax assets	$78,336	$7,868

Valuation allowances	$(78,262)	$(7,806)

Total deferred tax assets	$331	$72

Current deferred tax liabilities
Prepaid expenses	$(226)	$(60)
Total current deferred tax liabilities	$(226)	$(60)

Non-current deferred tax liabilities
Fixed assets	(105)	(12)
Total non-current deferred tax liabilities	$(105)	$(12)

Total deferred tax liability	(331)	(72)

Net deferred income tax assets (liabilities)	$—	$—

Based upon the level of taxable income (loss) and projections of future taxable income (loss) over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will not realize the benefits of these deductible differences, and thus has recorded a valuation allowance against the net deferred tax asset balance of $78.3 million. If we are profitable for a number of years and our prospects for the realization of our deferred tax assets are more likely than not, we will then reverse our valuation allowance and credit income tax expense.

At March 31, 2013 the Company had $56.7 million of federal net operating loss carryforwards in the United States which expire at various dates through March 31, 2033. Valuation allowances have been recorded on net operating loss carryforwards where the Company believes it is more likely than not that the net operating loss will not be realized. The Company will monitor the need for a valuation allowance on an ongoing basis and will make the appropriate adjustments as necessary should circumstances change.

The Company believes that there is no uncertainty for any income tax position. Therefore, the Company did not reserve an amount for unrecognized tax benefits. Tax years remaining subject to examination include the calendar years 2010 and 2011, the period January 1, 2012 to March 31, 2012 and the fiscal year ended March 31, 2013.

The components of the consolidated income tax benefit (provision) from continuing operations were as follows:

	Year Ended March 31, 2013	Year Ended March 31, 2012
	(thousands)	(thousands)
Current portion of income tax expense (benefit)
U.S. federal	$—	$—
U.S. state	—	—
Deferred portion of income tax expense (benefit)
U.S. federal	—	—
U.S. state	—	—
Total income tax expense (benefit)	$—	$—

A reconciliation of the actual income tax benefit (provision) and the tax computed by applying the U.S. federal rate (35%) to the loss before income taxes is as follows:

	Year Ended	Year Ended
	March 31, 2013	March 31, 2012
	(thousands)	(thousands)
Tax benefit from continuing operations	$(18,158)	$(1,732)
State tax benefit from continuing operations	(627)	(48)
Non-deductible expenses	384	168
Derivative expense	665	—
Change in valuation allowance	70,456	1,615
Non-controlling interest	4	(2)
AWP step-up	(52,678)	—
Other	(46)	(1)
Total income tax expense (benefit)	$—	$—

Note 18—Subsequent Events

Debt Restructuring

On April 15, 2013 and June 26, 2013 we entered into Extension Agreements with The Karlsson Group which restructured the senior first priority secured promissory note (the “Karlsson Note”) that we issued to The Karlsson Group on August 1, 2012 in connection with our purchase of Karlsson’s 50% interest in AWP (the “Initial KG Transaction”).  In connection with the First Extension Agreement, we amended some of the related documents, including the Karlsson Note (the “Karlsson Note Amendment”), and restructured the two promissory notes issued to affiliates of Apollo Global Management, LLC (“Apollo”) on March 7, 2013 in the aggregate principal amount of $6.8 million (the “Apollo Notes”).

The First Karlsson Note Amendment requires us to make future tax “gross-up” payments to The Karlsson Group to compensate them for increases in federal and state income taxes and other tax related matters .We currently estimate the cost of these tax “gross-up” payments to be approximately $26.3 million ($20.1 million if you include the tax gross-up payments owing prior to the Amendment date); however, the tax gross-up payments are subject to change based on future changes in tax rates (including increases in effective income tax rates caused by “minimum tax” provisions such as the “Buffett rule” or “flat tax” proposals) and/or future changes in certain interest rates published by the Internal Revenue Service.

Karlsson Note Amendments

Under the First Karlsson Note Amendment, the maturity date was extended to the earlier of (i) 12 months following completion of a DFS and (ii) July 1, 2015.  An interim principal payment of $30.0 million is due on the earlier of (i) six months following completion of a DFS and (ii) January 2, 2015 (the “First Payment Date”). Prior to the First Karlsson Note Amendment, we were required to prepay the Karlsson Note with 40% of the net proceeds of any capital raised, whereas we are now required to prepay the Karlsson Note with 10% of the gross proceeds of any capital raised following the first $10.0 million of capital raised.  Under the First Karlsson Note Amendment, the annual interest rate of 9% changed from simple to compounding and is now payable quarterly in kind by automatically increasing the principal balance of the Karlsson Note.

Under the First Karlsson Note Amendment, we are generally restricted from incurring debt other than Approved Subordinated Debt, which is defined as debt that (i) is unsecured, (ii) is subordinate to the Karlsson Note and (iii) may be convertible to equity if issued on or prior to September 10, 2013. We were also required to meet the following capital raising milestones: (i) $5.0 million by May 15, 2013, which was satisfied by the Very Hungry Parties’ $5.0 million subordinated loan (see below), (ii) an additional $7.0 million by June 17, 2013, of which all or any portion may be raised as Approved Subordinated Debt, (iii) an additional $18.0 million by September 10, 2013, of which all or any portion may be raised as Approved Subordinated Debt, and (iv) an additional $25.0 million no later than August 1, 2014, of which no more than $15.0 million may be raised as Approved Subordinated Debt. We were also required to deposit $9.2 million of the first $30.0 million of capital we raise into escrow, which funds may be released solely to fund specified development expenses for our potash project in the Holbrook Basin. Additionally, we were allowed to incur up to $10.0 million in additional Approved Subordinated Debt prior to the First Payment Date, but may incur no more than $1.0 million of debt after the First Payment Date.

Prior to the First Karlsson Note Amendment, we had 15 days to cure a payment default and 30 days to cure any non-payment default after, in each case, receiving notice thereof. Under the First Karlsson Note Amendment, there are no notices or cure rights for any payment defaults or any defaults related to the financing milestones or escrow funding described above, or cross-defaults with other agreements. The majority of other non-monetary defaults now have a ten day notice and cure period.

Under the First Karlsson Note Amendment, Karlsson may assign the Karlsson Note and any of the other Karlsson related documents following the earlier of (i) September 10, 2013, (ii) an event of default under the Karlsson Note, and (iii) once we have raised at least $30.0 million of capital.

The First Extension Agreement contains customary lender releases and indemnification language.

Consideration to Karlsson for First Extension Agreement

In addition to changing the interest rate under the Karlsson Note from simple to compounding and payment of the tax gross-up amounts described above, as consideration to The Karlsson Group for entering into the First Extension Agreement and the related documents, we among other things, (i) increased The Karlsson Group’s royalty interest from 1% to 2% (Buffalo Management LLC has decreased its royalty interest from 2% to 1%  as described below) and eliminated the $75.0 million cap on The Karlsson Group’s previous 1% royalty interest, (ii) decreased the exercise price on The Karlsson Group’s warrants to purchase up to 112,117 shares of our common stock from $212.50 to $12.50 and allowed all of The Karlsson Group’s warrants to be exercisable on a cashless basis, (iii) provided Karlsson with an enhanced collateral package, including a parent guaranty from us and a pledge by us of 100% of the shares of our wholly owned subsidiary Prospect Global Resources Inc, a Delaware corporation and the owner of 100% of American West Potash LLC, (iv) extended the term of Karlsson’s right to receive 15% of the net proceeds from the sale of the Company by one year to August 1, 2017, and (v) agreed to pay Karlsson $275,000 for its attorneys’ fees and costs associated with consummation of the Extension Agreement and related agreements.

Karlsson Second Extension Agreement

On June 26, 2013, we entered into the Second Extension Agreement with The Karlsson Group which further restructured the Karlsson Note and related documents.

Under this amendment, the interim principal payment of $30.0 million that was due on the earlier of (i) six months following completion of a definitive feasibility study and (ii) January 2, 2015 has been eliminated. We are also required to place 50% of the net proceeds of the next $24.0 million of capital we raise (for a total of $12.0 million) into escrow, which funds may be released solely to use specified development expenses for our potash project in the Holbrook Basin. Two million dollars of the proceeds we received from our recent $5.0 million public offering (see below) were placed into this escrow, reducing our remaining escrow obligation to $10.0 million.

We are also required to meet the following development milestones: (i) complete total depth on at least eight wells on or before November 1, 2013, (ii) deliver a completed and updated final NI 43-101 resource report on or before February 1, 2014, (iii) deliver completed metallurgical and rock mechanic test work results that will be used to complete the mine and processing plant designs for the definitive feasibility study on or before June 1, 2014 and (iv) deliver a completed and published definitive feasibility study on or before December 31, 2014.

With this amendment, Karlsson may assign the Karlsson Note at any time to any person; previously it was assignable following the earlier of (i) September 10, 2013, (ii) an event of default under the Karlsson Note, and (iii) once we have raised at least $30.0 million of capital and there were restrictions on assignees. We also extended the term of Karlsson’s right to receive 15% of the net proceeds from the sale of the Company by six months to February 1, 2018.

The Second Extension Agreement contains customary lender releases and indemnification language.

Consideration to Karlsson for Second Extension Agreement

With this amendment, we issued Karlsson a five year warrant to purchase 60,000 of our common shares at $6.00 per share and amended our registration rights agreement with Karlsson to include the shares issuable upon exercise of the new warrant. The warrant may be exercised on a cashless basis. We also reimbursed Karlsson $125,000 for its legal fees and expenses.

Apollo Note Amendments

Simultaneously with the execution of the First Extension Agreement and related documents, we agreed with Apollo to amend the Apollo Notes by extending the maturity dates from September 3, 2013 to the maturity date of the Karlsson Note (see above). The amendments also reduced our prepayment obligations from 33% of the net proceeds of any capital raised to 10% of the gross proceeds of any capital raised following our first $10.0 million of capital raised.

Buffalo Management Royalty Amendment

Simultaneously with the execution of the Extension Agreement and related documents, Buffalo Management agreed to a reduction in its royalty interest in us from 2% to 1%. In exchange for this reduction, we agreed to compensate Buffalo by giving Buffalo either, or a combination of, at its election, (i) equity securities (that may include common stock, preferred stock or warrants for common stock as mutually agreed) equal in value to the determined fair market value of the royalty surrendered or (ii) preferred stock that is redeemable after we commence receiving revenues from the Holbrook Project for the determined fair market value plus accrued interest; provided that no securities shall be issued to Buffalo prior to July 1, 2013 and provided further that in no event will any equity securities or securities convertible into equity securities issued to Buffalo (x) exceed 10% of our outstanding capital stock or (y) be redeemable for aggregate consideration exceeding 10% of our equity market capitalization. To value the surrendered royalty, we agreed to engage a third party valuation firm reasonably satisfactory to Buffalo. Buffalo is controlled by Chad Brownstein, our executive vice-chairman. Barry Munitz, our board chair owns a minority, non-voting interests in Buffalo. Our board has designated a committee composed of Ari Swiller and Conway Schatz to finalize these negotiations with Buffalo Management, neither of whom have any personal or economic interest in Buffalo.

Nasdaq Notice of Listing Non-compliances

On April 23, 2013, we received written notification from The Nasdaq Stock Market that for the last 30 consecutive business days, the bid price of our common stock had closed below the minimum $1.00 per share requirement for continued inclusion on the Nasdaq Capital Market based on Listing Rule 5550(a)(1). We have 180 calendar days, or until September 20, 2013, to regain compliance with this rule. On April 25, 2013, we received a second written notification from The Nasdaq Stock Market that we are no longer in compliance with Nasdaq Listing Rule 5550(b)(2) because the market value of our listed securities has fallen below the $35 million minimum requirement for continued listing on the Nasdaq Capital Market for a period of at least 30 consecutive business days. We have 180 calendar days, or until September 22, 2013, to regain compliance. While we are considering available options to regain compliance with these Nasdaq rules, there can be no assurance that we will be able to do so, which would likely result in our common stock being delisted from the Nasdaq Capital Market. Delisting of our common stock from the Nasdaq Capital Market could substantially reduce the liquidity of your investment in our common stock.

Receipt of $5.0 million Debt Financing

On May 2, 2013 (and as further modified on May 22, 2013), we borrowed $5.0 million from two of our stockholders, Very Hungry LLC and Scott Reiman 1991 Trust (both related parties, see Note 12—Related Party Transactions for additional information) in exchange for $5.5 million in aggregate principal amounts of unsecured subordinated notes (“Bridge Loan Financing”). In consideration for this Bridge Loan Financing we reduced the exercise price on all warrants to purchase our common stock held by these parties to $15.00 per share (from exercise prices ranging from $212.50 per share to $150.00 per share) and extended the maturity of all these warrants to August 1, 2017. Very Hungry, LLC and the Scott Reiman 1991 Trust have agreed to invest their $5.5 million subordinated notes in convertible preferred stock that would be automatically convertible upon stockholder approval of the conversion into the same securities issued in the public offering that closed on June 26, 2013. If stockholder approval is not obtained, the subordinated promissory notes will mature on September 9, 2013.  The notes bear no interest.

The gross proceeds from this Bridge Loan Financing satisfied the May 15, 2013 funding milestone previously required under The Karlsson Group debt (see above).

Receipt of $5.0 million Public Offering

On June 26, 2013, we closed a public offering of an aggregate of 833,334 units (the “Units”), consisting of 833,334 shares of the Company’s common stock, $0.001 par value (the “Common Stock”), together with (i) Series A warrants to purchase 833,334 additional shares of Common Stock (the “Series A Warrants”) and (ii) Series B warrants to purchase 833,334 additional shares of Common Stock and additional Series A Warrants to purchase 833,334 additional shares of Common Stock (the “Series B Warrants” and, together with the Series A Warrants, the “Warrants”), at a public offering price of $6.00 per Unit in an underwritten public offering (the “Offering”). The underwriter exercised its option to purchase up to an additional 23,464 warrant units consisting of one Series A Warrant and one Series B Warrant at an exercise price of $0.0001 per unit, less underwriting commissions, solely to cover overallotments.

The Series A Warrants were immediately exercisable on June 26, 2013 at an initial exercise price of $23,464 per share and expire on June 26, 2018. The Series B Warrants were exercisable immediately on June 26, 2013 at an exercise price of $6.00 per share. The Series B Warrants will expire at the close of business on November 1, 2013.

The Series A Warrants and the Series B Warrants were issued separately from the Common Stock included in the Units and may be transferred separately immediately thereafter. Neither the Series A Warrants nor the Series B Warrants will be listed on any national securities exchange or other trading market, and no trading market for such Warrants is expected to develop.

The Series A Warrants contain full ratchet anti-dilution protection upon the issuance of any Common Stock, securities convertible into Common Stock, or certain other issuances at a price below the then-existing exercise price of the Series A Warrants, subject to certain exceptions.

Note 19—Adjustment for Reverse Stock Split

On August 30, 2013, the Company’s shareholders approved granting authority to our board of directors to implement a reverse stock split of our common stock at a ratio of 50 shares for one, which the board approved on August 30, 2013. The reverse stock split became effective on September 4, 2013. An amendment to the Company’s Articles of Incorporation reflecting the reverse stock split was filed on September 4, 2013. All applicable share and per-share amounts within this Form 10-K have been retroactively adjusted to reflect the reverse stock split.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

The following table sets forth all estimated expenses to be paid solely by us in connection with the sale of the securities being registered hereunder.

SEC registration fee		$1,545
Legal fees and expenses
Accounting fees and expenses
Printing fees and expenses
Miscellaneous expenses
Total	$

Item 14.  Indemnification of Directors and Officers

The Registrant’s Articles of Incorporation and Bylaws generally provide that it shall indemnify to the fullest extent under Nevada law any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including, but not limited to any action or suit by or in the right of the Registrant to procure a judgment in its favor (collectively referred to herein as a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Registrant, or, while a director or officer of the Registrant, is or was serving at the request of the Registrant as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust, association or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. With respect to any proceeding by or in the right of the Registrant to procure a judgment in its favor, no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

The Registrant’s Bylaws provide that expenses incurred by its directors and officers in defending a proceeding shall be paid by the Registrant in advance of such proceeding’s final disposition unless otherwise determined by the Registrant’s board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Registrant. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

The Registrant may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee, fiduciary, or agent of the Registrant or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, whether or not the Registrant would have the power to indemnify such person against such liability as described above.

Subsection 1 of Section 78.7502 of Chapter 78 of the Nevada Revised Statutes provides that a corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except in an action brought by or on behalf of the corporation) if that person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by that person in connection with such action, suit or proceeding, if that person acted in good faith and in a manner which that person reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, alone, does not create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in, or not opposed to, the best interests of the corporation, and that, with respect to any criminal action or proceeding, the person had reasonable cause to believe his action was unlawful.

Subsection 2 of Section 78.7502 of the Nevada Revised Statutes provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit brought by or on behalf of the corporation to procure a judgment in its favor because the person acted in any of the capacities set forth above, against expenses, including amounts paid in settlement and attorneys’ fees, actually and reasonably incurred by that person in connection with the defense or settlement of such action or suit, if the person acted in accordance with the standard set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Subsection 3 of Section 78.7502 of the Nevada Revised Statutes further provides that, to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections 1 and 2 thereof, or in the defense of any claim, issue or matter therein, that person shall be indemnified by the corporation against expenses (including attorneys’ fees) actually and reasonably incurred by that person in connection therewith.

Section 78.751 of the Nevada Revised Statutes provides that unless indemnification is ordered by a court, the determination to provide indemnification must be made by the stockholders, by a majority vote of a quorum of the board of directors who were not parties to the action, suit or proceeding, or in specified circumstances by independent legal counsel in a written opinion. In addition, the articles of incorporation, bylaws or an agreement made by the corporation may provide for the payment of the expenses of a director or officer of the expenses of defending an action as incurred upon receipt of an undertaking to repay the amount if it is ultimately determined by a court of competent jurisdiction that the person is not entitled to indemnification.

Section 78.751 of the Nevada Revised Statutes further provides that the indemnification provided for therein shall not be deemed exclusive of any other rights to which the indemnified party may be entitled and that the scope of indemnification shall continue as to directors, officers, employees or agents who have ceased to hold such positions, and to their heirs, executors and administrators.

Finally, Section 78.752 of the Nevada Revised Statutes provides that a corporation may purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the authority to indemnify him against such liabilities and expenses.

Item 15. Recent Sales of Unregistered Securities

All recent sales of unregister securities have been previously reported.

Item 16.  Exhibits and Financial Statement Schedules

The list of exhibits in the Exhibit Index to this registration statement is incorporated herein by reference.

Item 17.  Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of Title 17 of the ode of Federal Regulations) if, in the aggregate, the changes in volume and price represent no more than a 20%

change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:  If the registrant is subject to Rule 430C (§230.430C of Title 17 of the ode of Federal Regulations), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B (§230.430B of Title 17 of the ode of Federal Regulations) or other than prospectuses filed in reliance on Rule 430A (§230.430A of Title 17 of the ode of Federal Regulations), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:  The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of Title 17 of the Code of Federal Regulations);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)  The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denver, State of Colorado, on October 25, 2013.

Prospect Global Resources Inc.

/s/ Damon G. Barber
Damon G. Barber
President and Chief Executive Officer

We, the undersigned officers and directors of Prospect Global Resources Inc. hereby severally constitute Damon G. Barber and Wayne Rich, or either of them, our true and lawful attorney with full power to him to sign for us and in our names in the capacities indicated below the amendment to registration statement filed herewith and any and all amendments to said registration statement, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Prospect Global Resources Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Damon G. Barber	President, Chief Executive Officer and Director	October 25, 2013
Damon G. Barber	(principal executive officer)

/s/ Gregory M. Dangler	Interim Chief Financial Officer	October 25, 2013
Gregory M. Dangler	(principal financial officer)

/s/ Wayne Rich	Principal Accounting Officer	October 25, 2013
Wayne Rich

/s/ Barry Munitz	Director	October 25, 2013
Barry Munitz

/s/ Chad Brownstein	Director	October 25, 2013
Chad Brownstein

/s/ J. Ari Swiller	Director	October 25, 2013
J. Ari Swiller

/s/ Reed Dickens	Director	October 25, 2013
Reed Dickens

/s/ Daniel J. Neumann	Director	October 25, 2013
Daniel J. Neumann

EXHIBIT INDEX

Exhibit No.	Description

1.1	Underwriting Agreement dated June 29, 2012 (incorporated herein by reference to Exhibit 1.1 to the Company’s Current Report on Form 8-K filed on June 29, 2012).

1.2	Underwriting Agreement dated November 8, 2012 (incorporated herein by reference to Exhibit 1.1 to the Company’s Current Report on Form 8-K filed on November 9, 2012).

1.3	Underwriting Agreement dated June 21, 2013 (incorporated herein by reference to Exhibit 1.1 to the Company’s Current Report on Form 8-K filed on June 21, 2013).

2.1	Agreement and Plan of Merger, dated February 11, 2011 (incorporated herein by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K/A filed on March 31, 2011).

3.1	Amended and Restated Articles of Incorporation dated February 11, 2011 (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K/A filed on March 31, 2011).

3.2	Second Amended and Restated Bylaws dated July 14, 2011 (incorporated herein by reference to Exhibit 3.2 to the Issuer’s Current Report on Form 8-K filed on July 20, 2011).

3.3	Amendment to Certificate of Incorporation (incorporated herein by reference to Exhibit 4.1 to the Issuer’s Current Report on Form 8-K filed September 4, 2013).

4.1	Registration Rights Agreement with Buffalo Management LLC dated June 17, 2010 (incorporated herein by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K/A filed on March 31, 2011).

4.2

Senior Secured Convertible Promissory Note with Dr. Richard Merkin dated January 24, 2011 (incorporated herein by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on February 11, 2011).

4.3	Registration Rights Agreement with Dr. Richard Merkin dated January 24, 2011 (incorporated herein by reference to Exhibit 4.4 to the Company’s Current Report on Form 8-K/A filed on March 31, 2011).

4.4	Stockholders Agreement dated January 24, 2011 (incorporated herein by reference to Exhibit 4.5 to the Company’s Current Report on Form 8-K/A filed on March 31, 2011).

4.5	Common Stock Purchase Warrant with Buffalo Management LLC (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on February 11, 2011).

4.6	Note Purchase Agreement with COR US Equity Income Fund dated March 11, 2011 (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on March 17, 2011).

4.7	Registration Rights Agreement with COR Capital dated March 11, 2011 (incorporated herein by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on March 17, 2011).

4.8

Senior Secured Convertible $2,500,000 Promissory Note with Hexagon Investments, LLC dated April 25, 2011 (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on April 26, 2011).

Exhibit No.	Description

4.9	Two year Common Stock Purchase Warrant with Hexagon Investments (incorporated herein by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on April 26, 2011).

4.10	Three year Common Stock Purchase Warrant with Hexagon Investments (incorporated herein by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed on April 26, 2011).

4.11	Common Stock Purchase Warrant with COR Capital (incorporated herein by reference to Exhibit 4.4 to the Company’s Current Report on Form 8-K filed on April 26, 2011).

4.12	Registration Rights Agreement with Hexagon Investments dated April 25, 2011 (incorporated herein by reference to Exhibit 4.5 to the Company’s Current Report on Form 8-K filed on April 26, 2011).

4.13

Amendment to Note Purchase Agreement and Senior Secured Convertible Promissory Note with Dr. Richard Merkin dated April 20, 2011 (incorporated herein by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on April 26, 2011).

4.14	Common Stock Purchase Warrant with COR Capital LLC (incorporated herein by reference to Exhibit 4.1 to the Issuer’s Current Report on Form 8-K filed on August 2, 2011).

4.15

Senior Secured Convertible $1,500,000 Promissory Note with Avalon Portfolio, LLC dated August 3, 2011 (incorporated herein by reference to Exhibit 4.1 to the Issuer’s Current Report on Form 8-K filed on August 5, 2011).

4.16	Common Stock Purchase Warrant with Avalon Portfolio, LLC (incorporated herein by reference to Exhibit 4.2 to the Issuer’s Current Report on Form 8-K filed on August 5, 2011).

4.17	Registration Rights Agreement with Avalon Portfolio, LLC dated August 3, 2011 (incorporated herein by reference to Exhibit 4.3 to the Issuer’s Current Report on Form 8-K filed on August 5, 2011).

4.18

$1,500,000 Convertible Secured Promissory Note with Hexagon Investments, LLC dated September 19, 2011 (incorporated herein by reference to Exhibit 4.1 to the Issuer’s Current Report on Form 8-K filed on September 23, 2011).

4.19

Two year Common Stock Purchase Warrant with Hexagon Investments dated September 29, 2011 (incorporated herein by reference to Exhibit 4.2 to the Issuer’s Current Report on Form 8-K filed on September 23, 2011).

4.20

Registration Rights Agreement with Hexagon Investments dated September 19, 2011 (incorporated herein by reference to Exhibit 4.3 to the Issuer’s Current Report on Form 8-K filed on September 23, 2011).

4.21	Common Stock Purchase Warrant with Very Hungry LLC dated November 22, 2011 (incorporated herein by reference to Exhibit 4.1 to the Issuer’s Current Report on Form 8-K filed on November 29, 2011).

Exhibit No.	Description

4.22	Registration Rights Agreement with Very Hungry LLC dated November 22, 2011 (incorporated herein by reference to Exhibit 4.2 to the Issuer’s Current Report on Form 8-K filed on November 29, 2011).

4.23	Amended and Restated Stockholders Agreement dated November 22, 2011 (incorporated herein by reference to Exhibit 4.3 to the Issuer’s Current Report on Form 8-K filed on November 29, 2011).

4.24	Warrant to purchase common stock issued to The Karlsson Group dated May 30, 2012 (incorporated herein by reference to Exhibit 4.1 to the Issuer’s Current Report on Form 8-K filed on June 4, 2012).

4.25	Warrant to purchase common stock issued to The Karlsson Group dated May 30, 2012 (incorporated herein by reference to Exhibit 4.1 to the Issuer’s Current Report on Form 8-K filed on June 18, 2012).

4.26‡

Warrant to purchase common stock issued to Buffalo Management LLC dated August 1, 2012 (incorporated herein by reference to Exhibit 4.1 to the Issuer’s Current Report on Form 8-K filed on August 6, 2012).

4.27	$4,436,017.30 Subordinated Promissory Note with Very Hungry, LLC dated May 2, 2013 (incorporated herein by reference to Exhibit 10.1 to the Issuer’s Current Report on Form 8-K filed May 8, 2013).

4.28

$1,063,982.70 Subordinated Promissory Note with Scott Reiman 1991 Trust dated May 8, 2013 (incorporated herein by reference to Exhibit 10.2 to the Issuer’s Current Report on Form 8-K filed May 8, 2013).

4.29

Warrant Adjustment Agreement with Very Hungry, LLC and Scott Reiman 1991 Trust dated May 2, 2013 (incorporated herein by reference to Exhibit 10.3 to the Issuer’s Current Report on Form 8-K filed May 2, 2013).

4.30

Subordination Agreement among Very Hungry LLC, Scott Reiman 1991 Trust, The Karlsson Group, Inc. and the Issuer dated May 2, 2013 (incorporated herein by reference to Exhibit 10.4 to the Issuer’s Current Report on Form 8-K filed May 2, 2013).

4.31	Series A Warrant (incorporated herein by reference to Exhibit 4.1 to the Issuer’s Current Report on Form 8-K filed on June 21, 2013).

4.32	Series B Warrant (incorporated herein by reference to Exhibit 4.1 to the Issuer’s Current Report on Form 8-K filed on June 21, 2013).

4.33	Warrant to purchase common stock issued to The Karlsson Group dated June 26, 2013 (incorporated herein by reference to Exhibit 10.4 to the Issuer’s Current Report on Form 8-K filed June 27, 2013).

4.34	Certificate of Designation for Senior Mandatorily Redeemable Preferred Stock (incorporated herein by reference to Exhibit 4.1 to the Issuer’s Current Report on Form 8-K filed July 10, 2013).

4.35	Certificate of Designation for Redeemable Preferred Stock (incorporated herein by reference to Exhibit 4.6 to the Issuer’s Quarterly Report on Form 10-Q for the period ended June 30, 2013).

Exhibit No.	Description

4.36

Warrant to purchase common stock issued to Buffalo Management LLC dated August 14, 2013 (incorporated herein by reference to Exhibit 4.7 to the Issuer’s Quarterly Report on Form 10-Q for the period ended June 30, 2013).

4.37

Warrants Amendment dated August 14, 2013 with Buffalo Management LLC (incorporated herein by reference to Exhibit 10.31 to the Issuer’s Quarterly Report on Form 10-Q for the period ended June 30, 2013).

5.1**	Opinion of Brownstein Hyatt Farber Schreck, LLP (incorporated herein by reference to Exhibit 5.1 to the Issuer’s Current Report on Form 8-K filed on June 21, 2013).

10.1‡

Amended and Restated Management Services Agreement with Buffalo Management LLC dated January 7, 2011 (incorporated herein by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on February 11, 2011).

10.2

Amended Investment Banking Engagement Agreement with Spouting Rock Capital Advisors, LLC dated January 19, 2011 (incorporated herein by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K/A filed on March 31, 2011).

10.3	Third Amended and Restated AWP Operating Agreement dated January 21, 2011 (incorporated herein by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K filed on February 11, 2011).

10.4	Note Purchase Agreement with Dr. Richard Merkin dated January 24, 2011 (incorporated herein by reference to Exhibit 10.10 to the Company’s Current Report on Form 8-K filed on February 11, 2011).

10.5	Security Agreement with Dr. Richard Merkin dated January 24, 2011 (incorporated herein by reference to Exhibit 10.13 to the Company’s Current Report on Form 8-K filed on February 11, 2011).

10.6‡	Side Letter with Buffalo Management LLC dated February 11, 2011 (incorporated herein by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed on February 11, 2011).

10.7	Convertible Secured Promissory Note with COR Capital dated March 11, 2011 (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on March 17, 2011).

10.8

Amended and Restated Security Agreement with Dr. Richard Merkin and COR Capital dated March 11, 2011 (incorporated herein by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on March 17, 2011).

10.9

Amendment to Note Purchase Agreement and Senior Secured Convertible Promissory Note with Dr. Richard Merkin dated April 20, 2011 (incorporated herein by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on April 26, 2011).

10.10	Waiver and Consent with COR Capital dated April 20, 2011 (incorporated herein by reference to Exhibit 10.4 to the Issuer’s Current Report on Form 8-K filed on April 26, 2011).

10.11	Securities Purchase Agreement with Hexagon Investments dated April 25, 2011 (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on April 26, 2011).

Exhibit No.	Description

10.12

Amended and Restated Security Agreement with Dr. Richard Merkin, COR Capital and Hexagon Investments dated April 25, 2011 (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on April 26, 2011).

10.13

Investor Relations Consulting Agreement between the Company and COR Advisors LLC dated July 5, 2011 (incorporated herein by reference to Exhibit 10.1 to the Issuer’s Current Report on Form 8-K filed on July 8, 2011).

10.14	Fee Agreement between American West Potash LLC and BHFS dated July 5, 2011 (incorporated herein by reference to Exhibit 10.2 to the Issuer’s Current Report on Form 8-K filed on July 8, 2011).

10.15	Secured Partial Recourse Promissory Note dated July 5, 2011 (incorporated herein by reference to Exhibit 10.3 to the Issuer’s Current Report on Form 8-K filed on September 23, 2011).

10.16	Pledge Agreement July 5, 2011 (incorporated herein by reference to Exhibit 10.4 to the Issuer’s Current Report on Form 8-K filed on September 23, 2011).

10.17†	Potash Sharing Agreement dated July 27, 2011 (incorporated herein by reference to Exhibit 10.1 to the Issuer’s Current Report on Form 8-K filed on August 2, 2011).

10.18†	First Mineral Lease dated July 27, 2011 (incorporated herein by reference to Exhibit 10.2 to the Issuer’s Current Report on Form 8-K filed on August 2, 2011).

10.19†	Second Mineral Lease July 27, 2011 (incorporated herein by reference to Exhibit 10.3 to the Issuer’s Current Report on Form 8-K filed on August 2, 2011).

10.20	Securities Purchase Agreement with Avalon Portfolio, LLC August 3, 2011 (incorporated herein by reference to Exhibit 10.1 to the Issuer’s Current Report on Form 8-K filed on August 5, 2011).

10.21

Amended and Restated Security Agreement with Dr. Richard Merkin, COR Capital, Hexagon Investments and Avalon Portfolio, LLC August 3, 2011 (incorporated herein by reference to Exhibit 10.2 to the Issuer’s Current Report on Form 8-K filed on August 5, 2011).

10.22	Rescission Agreement with Marc Holtzman dated August 15, 2011 (incorporated herein by reference to Exhibit 10.1 to the Issuer’s Current Report on Form 8-K filed on August 19, 2011).

10.23‡	Employment Agreement with Wayne Rich dated September 6, 2011 (incorporated herein by reference to Exhibit 10.1 to the Issuer’s Current Report on Form 8-K filed on August 30, 2011).

10.24

Securities Purchase Agreement with Hexagon Investments dated September 19, 2011 (incorporated herein by reference to Exhibit 10.1 to the Issuer’s Current Report on Form 8-K filed on September 23, 2011).

10.25	Security Agreement with Hexagon Investments dated September 19, 2011 (incorporated herein by reference to Exhibit 10.2 to the Issuer’s Current Report on Form 8-K filed on September 23, 2011).

10.26	Common Stock Purchase Agreement with Very Hungry LLC dated November 22, 2011 (incorporated herein by reference to Exhibit 10.1 to the Issuer’s Current Report on Form 8-K filed on November 29, 2011).

Exhibit No.	Description

10.27	Amendment to Note Purchase Agreement with COR Capital dated November 22, 2011 (incorporated herein by reference to Exhibit 10.4 to the Issuer’s Current Report on Form 8-K filed on November 29, 2011).

10.28

Second Amendment to Note Purchase Agreement with Dr. Richard Merkin dated November 22, 2011 (incorporated herein by reference to Exhibit 10.3 to the Issuer’s Current Report on Form 8-K filed on November 29, 2011).

10.29

Potash Royalty Purchase and Sale Agreement and Option with Grandhaven Energy, LLC dated November 22, 2011 (incorporated herein by reference to Exhibit 10.2 to the Issuer’s Current Report on Form 8-K filed on November 29, 2011).

10.30

Amendment to COR Advisor LLC Investor Relations Consulting Agreement dated May 9, 2012 (incorporated herein by reference to Exhibit 10.30 to the Company’s Transition Report on form 10-KT filed on May 10, 2012).

10.31†

Membership Interest Purchase Agreement with The Karlsson Group dated May 30, 2012 (with exhibits) (incorporated herein by reference to Exhibit 10.1 to the Issuer’s Current Report on Form 8-K filed on June 4, 2012).

10.32	Tax Indemnity Agreement with The Karlsson Group dated May 30, 2012 (incorporated herein by reference to Exhibit 10.2 to the Issuer’s Current Report on Form 8-K filed on June 4, 2012).

10.33‡	Employment Agreement with Brian W. Wallace June 13, 2012 (incorporated herein by reference to Exhibit 10.1 to the Issuer’s Current Report on Form 8-K filed on June 18, 2012).

10.34‡

Second Amended and Restated Employment Agreement with Patrick L. Avery dated June 13, 2012 (incorporated herein by reference to Exhibit 10.2 to the Issuer’s Current Report on Form 8-K filed on June 18, 2012).

10.35‡	Amended and Restated Employment Agreement with Wayne Rich dated June 13, 2012 (incorporated herein by reference to Exhibit 10.3 to the Issuer’s Current Report on Form 8-K filed on June 18, 2012).

10.36	Karlsson Group Additional Consideration Agreement dated August 1, 2012 (incorporated herein by reference to Exhibit 10.1 to the Issuer’s Current Report on Form 8-K filed on August 6, 2012).

10.37	Karlsson Group Deed of Trust dated August 1, 2012 (incorporated herein by reference to Exhibit 10.2 to the Issuer’s Current Report on Form 8-K filed on August 6, 2012).

10.38	Karlsson Group Guaranty from AWP dated August 1, 2012 (incorporated herein by reference to Exhibit 10.3 to the Issuer’s Current Report on Form 8-K filed on August 6, 2012).

10.39	Karlsson Group Pledge Agreement dated August 1, 2012 (incorporated herein by reference to Exhibit 10.4 to the Issuer’s Current Report on Form 8-K filed on August 6, 2012).

10.40	Karlsson Group Registration Rights Agreement dated August 1, 2012 (incorporated herein by reference to Exhibit 10.5 to the Issuer’s Current Report on Form 8-K filed on August 6, 2012).

Exhibit No.	Description

10.41	Karlsson Group Security Agreement dated August 1, 2012 (incorporated herein by reference to Exhibit 10.6 to the Issuer’s Current Report on Form 8-K filed on August 6, 2012).

10.42	Karlsson Group $125,000,000 Promissory Note dated August 1, 2012 (incorporated herein by reference to Exhibit 10.7 to the Issuer’s Current Report on Form 8-K filed on August 6, 2012).

10.43	Karlsson Group Supplemental Payment Agreement dated August 1, 2012 (incorporated herein by reference to Exhibit 10.8 to the Issuer’s Current Report on Form 8-K filed on August 6, 2012).

10.44	Karlsson Group Environmental Indemnity Agreement dated August 1, 2012 (incorporated herein by reference to Exhibit 10.9 to the Issuer’s Current Report on Form 8-K filed on August 6, 2012).

10.45	Option to Purchase 5080 Acres in Apache County, Arizona dated August 1, 2012 (incorporated herein by reference to Exhibit 10.10 to the Issuer’s Current Report on Form 8-K filed on August 6, 2012).

10.46‡

Termination of Management Services Agreement with Buffalo Management dated August 1, 2012 (incorporated herein by reference to Exhibit 10.11 to the Issuer’s Current Report on Form 8-K filed on August 6, 2012).

10.47

Amended and Restated Registration Rights Agreement with Buffalo Management dated August 1, 2012 (incorporated herein by reference to Exhibit 10.12 to the Issuer’s Current Report on Form 8-K filed on August 6, 2012).

10.48	Employment Agreement with Chad Brownstein dated August 1, 2012 (incorporated herein by reference to Exhibit 10.13 to the Issuer’s Current Report on Form 8-K filed on August 6, 2012).

10.49

Amendment #2 to Investor Relations Consulting Agreement with COR Advisors dated August 1, 2012 (incorporated herein by reference to Exhibit 10.14 to the Issuer’s Current Report on Form 8-K filed on August 6, 2012).

10.50†

Potash Supply Agreement with Sichuan Chemical Industry Holding (Group) Co., Ltd dated October 18, 2012 (incorporated herein by reference to Exhibit 10.1 to the Issuer’s Current Report on Form 8-K filed on October 22, 2012).

10.51	Exclusivity Agreement with Apollo Management VII, L.P. dated October 25, 2012 (incorporated herein by reference to Exhibit 10.1 to the Issuer’s Current Report on Form 8-K filed on October 26, 2012).

10.52	Extension Agreement with Apollo Management VII, L.P. dated November 18, 2012 (incorporated herein by reference to Exhibit 10.1 to the Issuer’s Current Report on Form 8-K filed on November 20, 2012).

10.53†

Securities Purchase Agreement, dated November 29, 2012, by and among Prospect Global Resources Inc., and the Purchasers named therein (incorporated herein by reference to Exhibit 10.1 to the Issuer’s Current Report on Form 8-K filed on December 4, 2012).

10.54

Investors Rights Agreement, dated November 29, 2012, between Prospect Global Resources Inc., and the investors named therein (incorporated herein by reference to Exhibit 10.2 to the Issuer’s Current Report on Form 8-K filed on December 4, 2012).

Exhibit No.	Description

10.55‡

Royalty Agreement, dated November 29, 2012, between Buffalo Management LLC, the other investors named therein, Prospect Global Resources Inc., a Nevada corporation, and for limited purposes, Prospect Global Resources Inc., a Delaware corporation (incorporated herein by reference to Exhibit 10.3 to the Issuer’s Current Report on Form 8-K filed on December 4, 2012).

10.56‡	Employment Agreement with Damon Barber dated December 13, 2012 (incorporated herein by reference to Exhibit 10.1 to the Issuer’s Current Report on Form 8-K filed on December 18, 2012).

10.57‡

Amended and Restated Securities Purchase Agreement, dated December 21, 2012, by and among Prospect Global Resources Inc. and the Purchasers named therein (incorporated herein by reference to Exhibit 10.1 to the Issuer’s Current Report on Form 8-K filed on December 26, 2012).

10.58

$5,592,857 Promissory Note dated March 7, 2013 issued to Apollo Management VII, L.P. dated March 7, 2013 (incorporated herein by reference to Exhibit 10.2 to the Issuer’s Current Report on Form 8-K filed on March 11, 2013).

10.59

$1,157,142 Promissory Note dated March 7, 2013 issued to Apollo Commodities Management, L.P., with respect to Series I dated March 7, 2013 (incorporated herein by reference to Exhibit 10.3 to the Issuer’s Current Report on Form 8-K filed on March 11, 2013).

10.60‡	Employment Agreement dated October 19, 2012 with Gregory M. Dangler (incorporated herein by reference to Exhibit 10.1 to the Issuer’s Current Report on Form 8-K filed on March 13, 2013).

10.61‡

Consulting, Termination and Release Agreement with Patrick L. Avery dated March 12, 2013 (incorporated herein by reference to Exhibit 10.2 to the Issuer’s Current Report on Form 8-K filed on March 13, 2013).

10.62‡	Separation and Release Agreement with Brian Wallace dated April 2, 2013 (incorporated herein by reference to Exhibit 10.1 to the Issuer’s Current Report on Form 8-K filed on April 16, 2013).

10.63	Extension Agreement with The Karlsson Group dated April 15, 2013 (incorporated herein by reference to Exhibit 10.1 to the Issuer’s Current Report on Form 8-K filed on April 17, 2013).

10.64	First Amendment to Karlsson Group Note dated April 15, 2013 (incorporated herein by reference to Exhibit 10.2 to the Issuer’s Current Report on Form 8-K filed on April 17, 2013).

10.65	First Amendment to Karlsson Group Warrant dated April 15, 2013 (incorporated herein by reference to Exhibit 10.3 to the Issuer’s Current Report on Form 8-K filed on April 17, 2013).

10.66

First Amendment to Karlsson Group Additional Consideration Agreement dated April 15, 2013 (incorporated herein by reference to Exhibit 10.4 to the Issuer’s Current Report on Form 8-K filed on April 17, 2013).

10.67

First Amendment to Karlsson Group Supplemental Payment Agreement dated April 15, 2013 (incorporated herein by reference to Exhibit 10.5 to the Issuer’s Current Report on Form 8-K filed on April 17, 2013).

Exhibit No.	Description

10.68	Karlsson Group Parent Guaranty dated April 15, 2013 (incorporated herein by reference to Exhibit 10.6 to the Issuer’s Current Report on Form 8-K filed on April 17, 2013).

10.69

Karlsson Group Pledge of Prospect Global Resources Inc. (a Delaware corporation) Stock dated April 15, 2013 (incorporated herein by reference to Exhibit 10.7 to the Issuer’s Current Report on Form 8-K filed on April 17, 2013).

10.70†	Karlsson Group Escrow Agreement dated April 15, 2013 (incorporated herein by reference to Exhibit 10.8 to the Issuer’s Current Report on Form 8-K filed on April 17, 2013).

10.71	Amendments to Apollo Promissory Notes dated April 15, 2013 (incorporated herein by reference to Exhibit 10.9 to the Issuer’s Current Report on Form 8-K filed on April 17, 2013).

10.72

Amended and Restated Termination of Management Services Agreement with Buffalo Management LLC dated April 30, 2013 (incorporated herein by reference to Exhibit 10.1 to the Issuer’s Current Report on Form 8-K filed on May 6, 2013).

10.73	Promissory Note to Very Hungry LLC dated May 2, 2013 (incorporated herein by reference to Exhibit 10.1 to the Issuer’s Current Report on Form 8-K filed on May 8, 2013).

10.74	Promissory Note to Scott Reiman 1991 Trust dated May 2, 2013 (incorporated herein by reference to Exhibit 10.2 to the Issuer’s Current Report on Form 8-K filed on May 8, 2013).

10.75	Warrant Adjustment Agreement dated May 2, 2013 (incorporated herein by reference to Exhibit 10.3 to the Issuer’s Current Report on Form 8-K filed on May 8, 2013).

10.76

Subordination Agreement among Very Hungry LLC, Scott Reiman 1991 Trust, The Karlsson Group, Inc. and Prospect Global dated May 2, 2013 (incorporated herein by reference to Exhibit 10.4 to the Issuer’s Current Report on Form 8-K filed on May 8, 2013).

10.77

First Amendment to Amended and Restated Termination of Management Services Agreement between Buffalo Management LLC and the Registrant dated May 22, 2013 (incorporated herein by reference to Exhibit 10.1 to the Issuer’s Current Report on Form 8-K filed on May 22, 2013).

10.78

Modification Agreement between Very Hungry LLC and Scott Reiman 1991 Trust and the Registrant dated May 22, 2013 (incorporated herein by reference to Exhibit 10.2 to the Issuer’s Current Report on Form 8-K filed on May 22, 2013).

10.79

Registration Rights Agreement between Very Hungry LLC and Scott Reiman 1991 Trust and the Registrant dated May 22, 2013 (incorporated herein by reference to Exhibit 10.3 to the Issuer’s Current Report on Form 8-K filed on May 22, 2013).

10.80	Termination and Release Agreement dated March 7, 2013 with Apollo Parties (incorporated herein by reference to Exhibit 10.1 to the Issuer’s Current Report on Form 8-K/A filed on June 6, 2013).

10.81	Second Extension Agreement dated June 26, 2013 with The Karlsson Group (incorporated herein by reference to Exhibit 10.1 to the Issuer’s Current Report on Form 8-K filed June 27, 2013).

10.82

Second Reaffirmation and Ratification Agreement dated June 26, 2013 with The Karlsson Group (incorporated herein by reference to Exhibit 10.2 to the Issuer’s Current Report on Form 8-K filed June 27, 2013).

Exhibit No.	Description

10.83

Second Amendment to The Karlsson Group Note dated June 26, 2013 with The Karlsson Group (incorporated herein by reference to Exhibit 10.3 to the Issuer’s Current Report on Form 8-K filed June 27, 2013).

10.84

Amendment No. 1 to Registration Rights Agreement dated June 26, 2013 with The Karlsson Group (incorporated herein by reference to Exhibit 10.5 to the Issuer’s Current Report on Form 8-K filed June 27, 2013).

10.85

Amendment No. 1 to Registration Rights Agreement dated June 26, 2013 with The Karlsson Group (incorporated herein by reference to Exhibit 10.6 to the Issuer’s Current Report on Form 8-K filed June 27, 2013).

10.86

Second Amendment to Supplemental Payment Agreement dated June 26, 2013 with The Karlsson Group and JPMorgan Chase Bank, N.A. (incorporated herein by reference to Exhibit 10.6 to the Issuer’s Current Report on Form 8-K filed June 27, 2013).

10.87

Second Amendment to Escrow Agreement dated June 26, 2013 with The Karlsson Group and JPMorgan Chase Bank, N.A. (incorporated herein by reference to Exhibit 10.7 to the Issuer’s Current Report on Form 8-K filed June 27, 2013).

10.88

Note Exchange and Subscription Agreement with Very Hungry LLC and Stott Reiman 1991 Trust (incorporated herein by reference to Exhibit 10.1 to the Issuer’s Current Report on Form 8-K filed July 10, 2013).

10.89

Preferred Stock and Warrant Subscription Agreement dated August 14, 2013 with Buffalo Management LLC (incorporated herein by reference to Exhibit 10.30 to the Issuer’s Quarterly Report on Form 10-Q for the period ended June 30, 2013).

10.90	Second Amended and Restated 2011 Employee Equity Incentive Plan (incorporated herein by reference to Exhibit 10.1 to the Issuer’s Current Report on Form 8-K filed September 4, 2013).

10.91	Second Amended and Restated 2011 Director and Consultant Equity Incentive Plan (incorporated herein by reference to Exhibit 10.2 to the Issuer’s Current Report on Form 8-K filed September 4, 2013).

10.92	Third Amendment to The Karlsson Group Note dated September 9, 2013 (incorporated herein by reference to Exhibit 10.1 to the Issuer’s Current Report on Form 8-K filed September 10, 2013).

10.93	Reaffirmation of Loan Documents dated September 9, 2013 (incorporated herein by reference to Exhibit 10.2 to the Issuer’s Current Report on Form 8-K filed September 10, 2013).

10.94	Third Extension Agreement dated September 13, 2013 with The Karlsson Group (incorporated herein by reference to Exhibit 10.1 to the Issuer’s Current Report on Form 8-K filed September 16, 2013).

10.95

Amendment to Membership Purchase Agreement dated September 13, 2013 with The Karlsson Group (incorporated herein by reference to Exhibit 10.2 to the Issuer’s Current Report on Form 8-K filed September 16, 2013).

Exhibit No.	Description

10.96

Fourth Amendment to The Karlsson Group Note dated September 13, 2013 with The Karlsson Group (incorporated herein by reference to Exhibit 10.3 to the Issuer’s Current Report on Form 8-K filed September 16, 2013).

10.97

Third Amendment to Escrow Agreement dated September 13, 2013 with The Karlsson Group and JPMorgan Chase Bank, N.A. (incorporated herein by reference to Exhibit 10.4 to the Issuer’s Current Report on Form 8-K filed September 16, 2013).

10.98	Letter of Intent with Sichuan Chemical Industry Holding (Group) Co., Ltd. (incorporated herein by reference to Exhibit 10.1 to the Issuer’s Current Report on Form 8-K filed September 19, 2013).

10.99	Separation Agreement and Release dated October 15, 2013 with Gregory Dangler (incorporated herein by reference to Exhibit 10.1 to the Issuer’s Current Report on Form 8-K filed October 21, 2013).

10.100

Independent Contractor Agreement dated October 15, 2013 with Principio Management, LLC (incorporated herein by reference to Exhibit 10.2 to the Issuer’s Current Report on Form 8-K filed October 21, 2013).

14.1	Code of Ethics (incorporated herein by reference to Exhibit 14.1 to the Company’s Current Report on Form 8-K filed on February 11, 2011).

16.1	Letter from Webb & Company, P.A dated February 11, 2011 (incorporated herein by reference to Exhibit 16.1 to the Company’s Current Report on Form 8-K filed on February 11, 2011).

21.1	List of Subsidiaries (incorporated herein by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the year ended March 31, 2013).

23.1*	Consent of EKS&H LLLP

23.2**	Consent of Brownstein Hyatt Farber Schreck, LLP (contained in Exhibit 5.1)

24.1	Power of Attorney (contained in the signature pages hereto).

*                                         Filed herewith.

**                                  To be filed by amendment.

***                           Pursuant to Rule 406T of Regulation S-T, these interactive data files are deemed not filed or part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933 or Section 18 of the Securities Exchange Act of 1934 and otherwise are not subject to liability under these sections.

†                                         Portions of this exhibit have been omitted pursuant to a request for confidential treatment.

‡                                         Management contract, compensatory plan or arrangement.